Exhibit TC3.1

Energy Resources LLC
as Company

and

The Bank of New York Mellon
as Trustee

and

Mongolian Mining Corporation (In Provisional Liquidation)
as Parent Guarantor

and

Simon Conway and Christopher So Man Chun

as Joint Provisional Liquidators of the Parent Guarantor

and

The entities listed on Schedule I hereto
as Subsidiary Guarantors

Indenture

Dated as of [●]

US$[395,000,000]1

Guaranteed Senior Notes
Due 2022

1 Note: This amount shall be updated to include US$395 million plus the consent fees and the PIK Notes to be issued as interest accrued between the Reference Date and the Exchange Date.

CROSS-REFERENCE SHEET

None of the provisions of this Indenture were inserted pursuant to Sections 301 through 318(a) of the Trust Indenture Act (as defined below).

i

TABLE OF CONTENTS

v

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B-1	Form of Authorization Certificate of the Company
EXHIBIT B-2	Form of Authorization Certificate of the Parent Guarantor
EXHIBIT B-3	Form of Authorization Certificate of the Subsidiary Guarantors
EXHIBIT C	Supplemental Indenture
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Principal Paying Agent, Transfer Agent and Registrar Appointment Letter
EXHIBIT F	Form of Certificate of Rates of Interest
EXHIBIT G	Form of Auditors Certificate
EXHIBIT H	Form of Officers’ Certificate
SCHEDULE I	Initial Subsidiary Guarantors
SCHEDULE II	Initial Subsidiary Guarantor Pledgors

INDENTURE (the “Indenture”), dated as of [●], among Energy Resources LLC, a limited liability company established under the laws of Mongolia at Central Tower, 15/F, 2 Sukhbaatar Square, SBD-8, Ulaanbaatar, 210620a, Mongolia, as the Company, Mongolian Mining Corporation (In Provisional Liquidation), an exempted company incorporated under the laws of the Cayman Islands having its registered office at PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands, as the Parent Guarantor, Simon Conway of PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands and Christopher So Man Chun of PricewaterhouseCoopers Ltd. (Hong Kong), 22/F Prince’s Building, 10 Chater Road, Central, Hong Kong in their capacities as the joint provisional liquidators of the Parent Guarantor (the “Joint Provisional Liquidators”), the Subsidiary Guarantors listed in Schedule I hereto, and The Bank of New York Mellon, as Trustee.

RECITALS

WHEREAS, on July 7, 2016, the Parent Guarantor, acting by its directors, presented a winding up petition in the Grand Court of the Cayman Islands (the “Cayman Court”) seeking the winding up of the Parent Guarantor. On the same date, the Parent Guarantor issued an ex parte summons with the Cayman Court seeking the appointment of the Joint Provisional Liquidators as the joint provisional liquidators of the Parent Guarantor on the grounds of insolvency and that the Parent Guarantor intended to present a compromise or arrangement to its creditors.

WHEREAS, on July 19, 2016, pursuant to an order of the Cayman Court made on July 19, 2016, the Cayman Court ordered that the Joint Provisional Liquidators be appointed as the joint provisional liquidators of the Parent Guarantor and authorized the Joint Provisional Liquidators to develop and propose a restructuring of the Parent Guarantor’s indebtedness in a manner designed to allow the Parent Guarantor to continue as a going concern, with a view to making an arrangement with the Parent Guarantor’s creditors, including (without limitation) a compromise or arrangement by way of a scheme of arrangement pursuant to section 86 of the Cayman Companies Law.

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of up to US$[395,000,000] aggregate principal amount of the Company’s Guaranteed Senior Notes Due 2022 (the “Notes”). As used herein, “Notes” shall include any PIK Notes (as defined herein) that are issued pursuant to this Indenture unless the context otherwise requires. All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes (in the case of the PIK Notes, when duly authorized), when executed by the Company and authenticated and delivered by the Registrar or the Authenticating Agent, as applicable, and duly issued by the Company, the valid obligations of the Company as hereinafter provided.

WHEREAS, the Parent Guarantor has duly authorized the execution and delivery of this Indenture as a guarantor of the Notes. All things necessary to make this Indenture a valid agreement of the Parent Guarantor, in accordance with its terms, have been done, and the Parent Guarantor has done all things necessary to make the Parent Guarantee (as defined herein), when the Notes are executed by the Company and authenticated and delivered by the Registrar or the Authenticating Agent, as applicable, and duly issued by the Company, a valid obligation of the Parent Guarantor as hereinafter provided.

WHEREAS, the Subsidiary Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes. All things necessary to make this Indenture a valid agreement of each Subsidiary Guarantor, in accordance with its terms, have been done, and each Subsidiary Guarantor has done all things necessary to make the Subsidiary Guarantees (as defined herein), when the Notes are executed by the Company and authenticated and delivered by the Registrar or the Authenticating Agent, as applicable, and duly issued by the Company, the valid obligations of such Subsidiary Guarantor as hereinafter provided.

WHEREAS, pursuant to the Shared Security Documents (as defined herein), the Company, the Parent Guarantor, the Joint Provisional Liquidators, and the initial Subsidiary Guarantor Pledgors (as defined herein) have agreed to grant a security interest in the Shared Collateral (as defined herein) to the Shared Security Agent (as defined herein), in order to secure (i) the obligations of the Company under the Notes and this Indenture, (ii) the obligations of the Parent Guarantor under the Parent Guarantee, and (iii) the obligations of the initial Subsidiary Guarantor Pledgors under their respective Subsidiary Guarantees.

This Indenture is subject to, and will be governed by, the provisions of the Trust Indenture Act that are required to be a part of and govern indentures qualified under the Trust Indenture Act.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

Article 1
Definitions and Incorporation By Reference

Section 1.01.      Definitions.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary, whether or not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

“Additional Amounts” has the meaning set forth in Section 4.17.

“Affiliate” means, with respect to any Person, any other Person (1) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, (2) who is a director or officer of such Person or any Subsidiary of such Person or of any Person referred to in clause (1) of this definition or (3) who is a spouse or any person cohabiting as a spouse, child or step-child, parent or step-parent, brother, sister, step-brother or step-sister, parent-in-law, grandchild, grandparent, uncle, aunt, nephew and niece of a Person described in clause (1) or (2). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 4.12.

“Agent” means any Registrar, Principal Paying Agent, Transfer Agent or Authenticating Agent (collectively, the “Agents”).

“Agent Members” has the meaning set forth in Section 2.06.

“Applicable Law” means any law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any party.

“Asset Acquisition” means (1) an Investment by the Parent Guarantor or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Parent Guarantor or any Restricted Subsidiary or (2) an acquisition by the Parent Guarantor or any Restricted Subsidiary of the property and assets of any Person other than the Parent Guarantor or any Restricted Subsidiary that constitute substantially all of a division or line of business of such Person.

“Asset Sale” means any sale, transfer or other disposition of any assets (including by way of merger, consolidation or Sale and Leaseback Transaction and including any sale or issuance of Capital Stock by a Restricted Subsidiary) in one transaction or a series of related transactions by the Parent Guarantor or any Restricted Subsidiary to any Person; provided that “Asset Sale” shall not include:

(1)               sales, transfers or other dispositions of inventory, receivables and other current assets in the ordinary course of business;

(2)               sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under Section 4.04, in each case other than sales, transfers or other dispositions of assets by any member of the ER Group to the Parent Guarantor or any Restricted Subsidiary that is not a member of the ER Group;

(3)               sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$5.0 million (or the Dollar Equivalent thereof) in any transaction or series of related transactions;

(4)               any sale, transfer, assignment or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Parent Guarantor or its Restricted Subsidiaries;

(5)               any transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Lien;

(6)               sales or other dispositions of cash or Temporary Cash Investments;

(7)               any transfer, termination, unwinding or other disposition of Hedging Obligations;

(8)               a transaction permitted by Section 5.01, other than those transactions permitted by the proviso of Section 5.01(c);

(9)               any sale, transfer or other disposition of any assets by (i) the Parent Guarantor or any Restricted Subsidiary that is not a member of the ER Group, including the sale or issuance by the Parent Guarantor or any such Restricted Subsidiary of any Capital Stock of any such Restricted Subsidiary, to the Parent Guarantor or any other Restricted Subsidiary and (ii) any member of the ER Group, including the sale or issuance by any member of the ER Group of any Capital Stock of any such member of the ER Group, to any other member of the ER Group;

(10)           transfers resulting from any casualty or condemnation of property;

(11)           any sale, transfer or other disposition of any Capital Stock or other asset of any Unrestricted Subsidiary;

(12)           disposition of Investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint venture parties; provided that any cash, Temporary Cash Investment or other consideration received must be applied in compliance with Section 4.11; and

(13)           any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business.

and provided, further, that (i) the foregoing provisos (1), (2), (3), (6), (7), (11) and (12) to this definition shall not apply to any sales, transfers or other dispositions of any Core Asset (other than the DSRA (including cash in the DSRA)), (ii) the foregoing provisos (1), (2), (3), (4), (6), (7) and (11) to this definition shall not apply to any sales, transfers or other dispositions of any Negative Pledge Asset, and (iii) other than transfers made in accordance with Article 6 hereof, the foregoing provisos (1) to (13) to this definition shall not apply to the DSRA (including cash in the DSRA).

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value, discounted at the interest rate implicit in such Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, that if such Sale and Leaseback Transaction results in Capitalized Lease Obligations, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Authenticating Agent” refers to a Person engaged to authenticate the Notes instead of the Registrar.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Authorization Certificate” has the meaning set forth in Section 2.02.

“Authorized Officer” means, with respect to the Company, the Parent Guarantor or a Subsidiary Guarantor, any one officer or director, who, in each case, is authorized to represent the Company, the Parent Guarantor or a Subsidiary Guarantor, as the case may be, in each case as evidenced to the Trustee in an Authorization Certificate.

“Bank Lenders” means BNP Paribas Singapore Branch, Industrial and Commercial Bank of China Limited and ICBC London plc.

“Benchmark Coal Price” means the six-month daily average Premium Hard Coking Australia Coal Price based on the Bloomberg function “TSIPPCAE Comdty” and “FLDS PX388” whereby parameter PX391 is set to the date that is six months and 15 Business Days before the relevant Payment Date (the “Starting Date”) and parameter PX392 is set to the date that is 15 Business Days before the relevant Payment Date (the “Ending Date”) (or any replacement function that calculates the arithmetic average of the last quoted Premium Hard Coking Australia Coal Price per day for the six month period commencing on the Starting Date and ending on the Ending Date). If such Bloomberg function ceases to be available and no such replacement function is available, the Company may, acting reasonably and in good faith, promptly specify another page or service displaying the relevant rate or specify another method that most closely approximates such Bloomberg function and notify the Trustee and the Agents (and, so long as the First Ranking Facility is outstanding, such other method shall be the same method used to determine the Benchmark Coal Price for the purpose of the First Ranking Facility).

“Board of Directors” means the board of directors elected or appointed by the shareholders of the Parent Guarantor to manage the business of the Parent Guarantor or any committee of such board duly authorized to take the action purported to be taken by such committee.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the requisite members of the Board of Directors.

“Business Day” means any day which is not a Saturday, Sunday, legal holiday or other day on which banking institutions in Mongolia, Singapore, The City of New York, London or Hong Kong (or in any other place in which payments on the Notes are to be made) are authorized or required by law or governmental regulation to close.

“Capex Costs” has the meaning set forth in Section 6.02(b).

“Capex Limit” has the meaning set forth in Section 6.02(b).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Exchange Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock, but excluding debt securities convertible into such equity.

“Capitalized Lease” means, with respect to any Person, any finance lease of any property (whether real, personal or mixed) which, in conformity with IFRS, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the present value of minimum lease payments under a Capitalized Lease measured in conformity with IFRS.

“Cash Sweep Cap” has the meaning set forth in Section 6.03(b).

“Cash Sweep Premium” has the meaning set forth in Section 6.03(b).

“Cash Threshold” means initially US$25.0 million (or the Dollar Equivalent thereof) and, after an Expansion Trigger Event, US$50.0 million (or the Dollar Equivalent thereof) (subject in each case to reduction as described in Section 6.02(b) to the extent capital expenditures exceed the Capex Limit or in Section 6.02(a) to the extent payments of the Exchange Date Overdue Trade Payables exceed the Exchange Date Overdue Trade Payable Limit). At the end of any Semiannual Fiscal Period, the Cash Threshold (with respect to that Semiannual Fiscal Period only) will be increased by any Excluded Cash Credit.

“Certificated Notes” means the Notes, in certificated, registered form, executed and delivered by the Company (and the Parent Guarantor and the Subsidiary Guarantors) and authenticated by the Registrar or the Authenticating Agent, as applicable, in exchange for the Global Notes, (1) in the event that the Common Depositary is at any time unwilling or unable to act as common depository for the Global Notes and a successor depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility or (2) when an Event of

Default has occurred and is continuing with respect to the Notes and any Holder requests such exchange.

“Change of Control” means the occurrence of one or more of the following events:

(1)               the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Exchange Act), other than one or more Permitted Holders;

(2)               the Parent Guarantor consolidates with, or merges with or into, any Person (other than one or more Permitted Holders), or any Person consolidates with, or merges with or into, the Parent Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent Guarantor or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent Guarantor outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3)               the Permitted Holders are the beneficial owners of less than 30.0% of the total voting power of the Voting Stock of the Parent Guarantor;

(4)               any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of the total voting power of the Voting Stock of the Parent Guarantor greater than such total voting power held beneficially by the Permitted Holders;

(5)               individuals who on the Exchange Date constituted the Board of Directors (together with any new directors whose nomination or election was approved by a vote of at least a majority of the members of the Board of Directors then in office who were members of the Board of Directors on the Exchange Date or whose nomination or election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;

(6)               the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor;

(7)               the Parent Guarantor is the beneficial owner of less than 50.1% of the total voting power of the Voting Stock of the Company; or

(8)               the Parent Guarantor ceases to be entitled to at least 50.1% of the total economic rights relating to the net income or dividends or other distributions on the Capital Stock of the Company.

“Change of Control Offer” has the meaning set forth in Section 4.10.

“Clearstream” means Clearstream Banking S.A. or any successor securities clearing agency.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Commodity Agreement” means any spot, forward contract, commodity swap agreement, commodity option agreement, commodity price protection or other similar agreement or arrangement designed to protect against fluctuations in commodity prices.

“Common Depositary” means The Bank of New York Mellon, London Branch as common depositary for Euroclear and Clearstream.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Exchange Date, and include, without limitation, all series and classes of such common stock or ordinary shares.

“Company” means Energy Resources LLC or any successor obligor under this Indenture and the Notes pursuant to this Indenture.

“Core Assets” means any assets of the Group that are part of the Shared Collateral (other than the DSRA) and the Capital Stock pledged pursuant to Section 11.02 that is owned directly by the Parent Guarantor or the relevant Restricted Subsidiary of any new offshore holding company for the ER Group and any new intermediary holding company between the Company and Enrestechnology LLC, Ukhaa Khudag Water Supply LLC and United Power LLC after the Exchange Date.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee is principally administered, which at the date of this Indenture is located at 101 Barclay Street, New York, NY 10286, United States of America.

“Currency Agreement” means any foreign exchange forward contract, currency swap agreement, currency hedge agreement currency option agreement or other similar agreement or arrangement designed to protect against fluctuations in foreign exchange rates.

“Current Payables Guarantee” has the meaning set forth in Section 4.03(a)(iii).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if (a) the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.10 and Section 4.11 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of the Notes as are required to be repurchased pursuant to Section 4.10 and Section 4.11, or (b) if the terms of such Capital Stock provide that such Person may not repurchase or redeem such Capital Stock pursuant to such provision unless such repurchase or redemption complies with Section 4.04.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the base rate for the purchase of U.S. Dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“DSRA” has the meaning set forth in Section 6.01.

“Early Redemption Amount” has the meaning set forth in Section 3.01(a).

“Enforcement Majority Creditors” has the meaning given to such term in the Intercreditor Agreement.

“ER Excess Cash” has the meaning set forth in Section 6.03(a).

“ER Excess Cash Calculations” has the meaning set forth in Section 6.04(a)(i).

“ER Group” means the Company and each of its direct or indirect Subsidiaries (whether directly or indirectly owned, and whether wholly or partly owned), provided that ERC and each of its direct or indirect Subsidiaries shall be deemed part of the ER Group prior to the Expansion Trigger Event and, if the Expansion Transaction is entered into by ERC or any of its Wholly Owned Restricted Subsidiaries, after the Expansion Trigger Event. If the Expansion Transaction is entered into by the Company or any of its direct or indirect Wholly Owned Restricted Subsidiaries, ERC shall not constitute part of the ER Group after the Expansion Trigger Event. Written notice shall be given by the Company to the Trustee promptly upon ERC no longer being part of the ER Group. In the absence of written notice the Trustee shall be entitled to assume, without liability, that ERC is a part of the ER Group.

“ER Mining License” means any existing or future mining license or licenses granted in favor of the ER Group.

“ER Parent” means ERC or if ERC is not a member of the ER Group, the Company.

“ER Restricted Payment” has the meaning set forth in Section 4.04(c).

“ERC” means Energy Resources Corporation LLC or any successor thereto.

“Euroclear” means Euroclear Bank SA/NV or any successor securities clearing agency.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Proceeds” has the meaning set forth in Section 4.11.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Date” means the date on which the Notes are originally issued under this Indenture, after all conditions precedent to the effectiveness of the Schemes of Arrangement have been satisfied.

“Exchange Date Indebtedness” means (1) any Indebtedness specified in the Explanatory Statement; and (2) any Indebtedness outstanding on the Exchange Date with an aggregate outstanding principal amount not to exceed US$500,000 that was either incurred (x) in the ordinary course of business or (y) by operation of law.

“Exchange Date Lien” means (1) any Lien specified in the Explanatory Statement; and (2) any Lien existing on the Exchange Date in an amount not to exceed US$500,000 that were either created (x) in the ordinary course of business or (y) by operation of law.

“Exchange Date Overdue Trade Payables” has the meaning set forth in Section 6.02(a).

“Exchange Date Overdue Trade Payables Limit” has the meaning set forth in Section 6.02(a).

“Exchange Date Unrestricted Subsidiaries” means Barrun Naran S.à.r.l., Khangad Exploration LLC and Tianjin Zhengcheng Import and Export Trade Co., Ltd..

“Excluded Cash” means, during any Semiannual Fiscal Period, the aggregate amount of any cash received by the ER Group from (a) Indebtedness incurred under

Section 4.03(a)(i), Section 4.03(a)(ii) (but only to the extent the proceeds of such Indebtedness are to be used for open market purchases of the Notes pursuant to Section 3.04), Section 4.03(a)(iv) and Section 4.03(a)(v); (b) equity investments in the Company; and (c) interest on cash deposits in bank accounts held by the ER Group (excluding interest on any amounts held in the DSRA).

“Excluded Cash Credit” means (x) any Excluded Cash remaining on the Company’s consolidated balance sheet at the end of the relevant Semiannual Fiscal Period, plus (y) any Excluded Cash used for Permitted Cash Uses during such Semiannual Fiscal Period, minus (z) any cash repayments of the Permitted Indebtedness referred to in clause (a) of the definition of “Excluded Cash” during such Semiannual Fiscal Period.

“Expansion Transaction” means a transaction in relation to the Tavan Tolgoi project that is referred to in the Government of Mongolia’s Resolution No. 268 dated August 20, 2014, as amended, modified or supplemented from time to time, by negotiation between, among others, the Company and the Government of Mongolia, and as interpreted by the Government of Mongolia. For the avoidance of doubt, the Expansion Transaction may only be entered into and implemented by the Company or ERC or any successor thereto or one or more Wholly Owned Restricted Subsidiaries of the Company or ERC or any successor thereto.

“Expansion Trigger Event” means the Company or ERC entering, either directly or indirectly through one or more Wholly Owned Restricted Subsidiaries, into the Expansion Transaction. An Expansion Trigger Event shall be deemed to have occurred when legal completion of the binding agreement(s) with the consortium partner(s) (if any) and the Government of Mongolia has been deemed to have occurred.

“Explanatory Statement” means the explanatory statement dated [●], 2017 in connection with the Scheme of Arrangement.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“FATCA” has the meaning set forth in Section 4.17(a)(i)(D).

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

“Finance Costs” has the meaning set forth in Section 6.02(d).

“First Priority Lien” has the meaning set forth in Section 11.01.

“First Ranking Facility” means the debt facility between the Company, as borrower, and the Bank Lenders with respect to borrowings of US$30 million dated the Exchange Date, as amended and/or restated from time to time.

“First Ranking Facility Finance Documents” means the First Ranking Facility, any Accession Deed (as defined in the First Ranking Facility), any Calculation Certificate (as defined in the First Ranking Facility), any Compliance Certificate (as defined in the First Ranking Facility), any Fee Letter (as defined in the First Ranking Facility), any Transaction Security Document (as defined in the First Ranking Facility), any Shared Security Document, the Intercreditor Agreement and any other document designated as a “First Ranking Facility Finance Document” by the Agent (as defined in the First Ranking Facility) and the Company. For the avoidance of doubt, no Eligible ER Coking Coal Contract (as defined in the First Ranking Facility) or ER Coking Coal Contract (as defined in the First Ranking Facility) shall be a “First Ranking Facility Finance Document”.

“First Ranking Facility Parent Guarantee” means any guarantee by the Parent Guarantor of the obligations of the Company, the Parent Guarantor or any Subsidiary Guarantor under any of the First Ranking Facility Finance Documents.

“First Ranking Facility Subsidiary Guarantee” means any guarantee by a Subsidiary Guarantor of the obligations of the Company, the Parent Guarantor or any Subsidiary Guarantor under any of the First Ranking Facility Finance Documents, subject to the limitations set forth therein.

“Future Subsidiary Guarantor” has the meaning set forth in Section 13.09.

“Future Subsidiary Guarantor Pledgor” has the meaning set forth in Section 11.02.

“Global Notes” has the meaning set forth in Section 2.04.

“Group” means the Parent Guarantor and each of its Subsidiaries.

“Group Costs” has the meaning set forth in Section 6.02(c).

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guaranteed Indebtedness” has the meaning set forth in Section 4.09.

“Hedging Obligation” of any Person means the obligations of such Person pursuant to any Commodity Agreement, Currency Agreement or Interest Rate Agreement.

“Holder” means the Person in whose name a Note is registered in the Register.

“IFRS” means International Financial Reporting Standards as in effect from time to time as issued by the International Accounting Standards Board or any successor board or agency. All computations contained or referred to in this Indenture, to the extent applicable, shall be computed in conformity with IFRS applied on a consistent basis.

“Incur” means, with respect to any Indebtedness or Capital Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Capital Stock; provided that (1) any Indebtedness and Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (or fails to meet the qualifications necessary to remain an Unrestricted Subsidiary) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) the accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock (to the extent provided for when the Indebtedness or Preferred Stock on which such interest or dividend is paid was originally issued) shall not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)               all indebtedness of such Person for borrowed money;

(2)               all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)               all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4)               all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables;

(5)               all Capitalized Lease Obligations and Attributable Indebtedness;

(6)               all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7)               all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person;

(8)               to the extent not otherwise included in this definition, Hedging Obligations;

(9)               all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends (to the extent not included therein); and

(10)           any Preferred Stock issued by (i) such Person, if such Person is a Restricted Subsidiary or (ii) any Restricted Subsidiary of such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus (to the extent not included therein) accrued dividends.

Notwithstanding the foregoing, “Indebtedness” will not include (i) any capital commitments, pre-sale receipts, deposits or advances from customers or any contingent obligations to refund payments (including deposits) to customers (or any guarantee thereof) in connection with mandatory obligations under or pending completion of a customer contract, or (ii) obligations of the Parent Guarantor or a Restricted Subsidiary to pay the deferred and unpaid purchase price of property or services due to suppliers of equipment or other assets (including parts thereof) not more than one year after such property is acquired or such services are completed and the amount of unpaid purchase price retained by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business in connection with an acquisition of equipment or other assets (including parts thereof) pending full operation or contingent on certain conditions during a warranty period of such equipment or assets in accordance with the terms of the acquisition; provided that, in each case, such Indebtedness is not reflected as borrowings on the consolidated balance sheet of the Parent Guarantor (contingent obligations and commitments referred to in a footnote to financial statements and not otherwise reflected as borrowings on the balance sheet will not be deemed to be reflected on such balance sheet).

Notwithstanding the foregoing, in connection with the purchase by the Parent Guarantor or any Restricted Subsidiary of any asset or property to be used in the ordinary course of business by the Parent Guarantor or any Restricted Subsidiary in the Permitted Business (including any such purchase through the acquisition of Capital Stock of any Person that owns such asset or property, which will, upon such acquisition, become a Restricted Subsidiary), the term “Indebtedness” will not include post-closing payment obligations of the Parent Guarantor or such Restricted Subsidiary to which the seller may become entitled to the extent the amount of such payment is determined by a final closing balance sheet, final reserve assessment or a similar report or document or such payment depends on the performance of such asset or property after the closing; provided, however, that, at the time of closing, the amount of any such payment obligation is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 360 days thereafter.

The amount of Indebtedness of any Person at any time shall be the outstanding balance at such time of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(A)       the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with IFRS;

(B)       money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C)       that the amount of or the principal amount of Indebtedness with respect to any Hedging Obligation shall be equal to the net amount payable if such Hedging Obligation terminated at or prior to that time due to a default by such Person.

“Intercreditor Agreement” means the intercreditor agreement (as amended, waived, restated, replaced and/or supplemented from time to time) to be entered into on or prior to the Exchange Date by, among others, the Company, the Parent Guarantor, the Joint Provisional Liquidators, the Subsidiary Guarantors, the Trustee, Madison Pacific Trust Limited acting as security agent and the Shared Security Agent.

“Interest Payment Date” means April 1 and October 1 of each year, commencing October 1, 2017.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Interest Record Date” has the meaning specified in the Form of Note attached hereto as Exhibit A.

“Investment” means:

(i)                 any direct or indirect advance, loan or other extension of credit to another Person,

(ii)               any capital contribution to another Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others),

(iii)             any purchase or acquisition of Capital Stock, Indebtedness, bonds, notes, debentures or other similar instruments or securities issued by another Person, or

(iv)             any guarantee of any obligation of another Person to the extent such obligation is outstanding and to the extent guaranteed by such Person.

For the purposes of the provisions of Section 4.04 and Section 4.14: (i) the Parent Guarantor will be deemed to have made an Investment in an Unrestricted Subsidiary in an amount equal to the Parent Guarantor’s proportional interest in the Fair Market Value of the assets (net of liabilities owed to any Person other than the Parent Guarantor or a Restricted Subsidiary and that are not guaranteed by the Parent Guarantor or a Restricted Subsidiary) of a Restricted Subsidiary that is designated an Unrestricted Subsidiary at the time of such designation representing the percentage ownership of such Unrestricted Subsidiary at such time and (ii) any property transferred to or from any Person shall be valued at its Fair Market Value at the time of such transfer, as determined in good faith by the Board of Directors.

“Investment Grade” means a rating of “AAA,” “AA,” “A” or “BBB,” as modified by a “+” or “–” indication, or an equivalent rating representing one of the four highest Rating Categories, by S&P or any of its successors or assigns or a rating of “Aaa,” or “Aa,” “A” or “Baa,” as modified by a “1,” “2” or “3” indication, or an equivalent rating representing one of the four highest Rating Categories, by Moody’s or any of its successors or assigns or the equivalent ratings of any internationally recognized rating agency or agencies, as the case may be, which shall have been designated by the Company as having been substituted for S&P or Moody’s or both, as the case may be.

“Joint Provisional Liquidators” has the meaning assigned to such term in the Recitals.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to create any mortgage, pledge, security interest, lien, charge, easement or encumbrance of any kind).

“Luxembourg Subsidiary Guarantor” has the meaning set forth in Section 13.07.

“Material Acquisition or Disposition” means any transaction that would require the preparation of pro forma financial information pursuant to Rule 11-01(a) or (b) of Regulation S-X promulgated under the Securities Act, assuming that such Rule is applicable to the Company.

“Maturity Date ER Excess Cash Calculations” has the meaning set forth in Section 6.04(b)(i).

“Moody’s” means Moody’s Investors Service, Inc. and its affiliates.

“Negative Pledge Assets” means, collectively, (i) any ER Mining License, (ii) the Capital Stock of the Company, (iii) the Capital Stock of ERC, (iv) the land use/possession right with respect to the land on which the Coal Wash Plant is sited, (v) the land use/possession right with respect to the land on which the Power Plant is sited, and (vi) the land use/possession right with respect to the land on which the Water Facility is sited.

“Net Cash Proceeds” means:

(a)                with respect to any Asset Sale (other than the issuance or sale of Capital Stock), the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of

(1)               brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment banks) related to such Asset Sale;

(2)               provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole;

(3)               payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale;

(4)               appropriate amounts to be provided by the Parent Guarantor or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with IFRS;

(5)               all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or the distribution of proceeds from such Asset Sale; and

(b)               with respect to any Asset Sale consisting of the issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Shared Collateral” means (i) the collateral granted as of the Exchange Date securing, or purported to be securing, directly or indirectly, the First Ranking Facility, the First Ranking Facility Parent Guarantee or any First Ranking Facility Subsidiary Guarantee for the exclusive benefit of the Bank Lenders; and (ii) any additional collateral granted after the Exchange Date securing, or purported to be securing, directly or indirectly, the First Ranking Facility, the First Ranking Facility Parent Guarantee or any First Ranking Facility Subsidiary Guarantee for the exclusive benefit of the Bank Lenders to the extent such additional collateral is granted either (a) by way of assignment of additional Eligible ER Coking Coal Contracts (as defined in the original form of the First Ranking Facility) or (b) to comply with Clause 23.7 (Further assurance) of the original form of the First Ranking Facility or any similar further assurance provisions in the original form of any Transaction Security Document (as defined in the original form of the First Ranking Facility).

“Notes” has the meaning assigned to such term in the Recitals.

“Offer to Purchase” means an offer to purchase the Notes by the Company from the Holders commenced by the Company mailing a notice by first class mail, postage prepaid, to the Trustee and each Holder at its last address appearing in the Register stating:

(1)               the provision of this Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2)               the record date, the purchase price, including the portion thereof representing accrued but unpaid interest, premium (including, for the avoidance of doubt, any Cash Sweep Premium) and Additional Amounts, if any, and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Offer to Purchase Payment Date”);

(3)               that any Note not tendered will continue to accrue interest pursuant to its terms;

(4)               that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Offer to Purchase Payment Date;

(5)               that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Principal Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Offer to Purchase Payment Date;

(6)               that Holders will be entitled to withdraw their election if the Principal Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Offer to Purchase Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7)               that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of US$1 or integral multiples of US$1 in excess thereof.

One Business Day prior to the Offer to Purchase Payment Date, the Company will deposit with the Principal Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof to be accepted by the Company for payment on the Offer to Purchase Payment Date. On the Offer to Purchase Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase, and (b) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. In the case of Certificated Notes, the Principal Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Registrar or the Authenticating Agent, as applicable, shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of US$1 or integral multiples of US$1 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Offer to Purchase Payment Date. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

To the extent that the provisions of any securities laws or regulations of any jurisdiction conflict with the provisions of this Indenture governing any Offer to Purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

The materials used in connection with an Offer to Purchase are required to contain or incorporate by reference information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will assist such Holders to make an informed decision with respect to the Offer to Purchase, including a brief description of the events requiring the Company to make the Offer to Purchase, and any other information required by applicable law to be included therein. The offer is required to contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

“Officer” means one of the executive officers of the Company or, in the case of the Parent Guarantor or a Subsidiary Guarantor, one of the directors or executive officers of such Parent Guarantor or Subsidiary Guarantor.

“Officers’ Certificate” means a certificate signed by two Officers; provided that, with respect to the Parent Guarantor or any Subsidiary Guarantor having only one Officer, an “Officers’ Certificate” means a certificate signed by such Officer.

“OMP Annual Cap” has the meaning set forth in Section 3.04(a)(ii).

“OMP Remaining Cap” has the meaning set forth in Section 3.04(a)(ii).

“Operating Costs” has the meaning set forth in Section 6.02(a).

“Opinion of Counsel” means a written opinion from legal counsel which is acceptable to the Trustee that meets the requirements of this Indenture, provided that legal counsel shall be entitled to rely on certificates of the Parent Guarantor and any Subsidiary of the Parent Guarantor or certificates of public officials as to matters of fact.

“Original ER Group Debt Incurrence Provisions” has the meaning set forth in Section 4.03(a)(ix).

“Original Parent Entity Debt Incurrence Provisions” has the meaning set forth in Section 4.03(b)(vi).

“outstanding” when used with respect to the Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i)                 Notes theretofore cancelled by the Registrar or accepted by the Registrar for cancellation;

(ii)               Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Principal Paying Agent in trust for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made;

(iii)             Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture; and

(iv)             Notes paid pursuant to Section 2.08(d).

A Note does not cease to be outstanding because any member of the Group or any of its Affiliates holds the Note; provided that in determining whether the Holders of the requisite amount of the Notes then outstanding have given any request, demand, authorization, direction, notice, consent or waiver under this Indenture, Notes owned by any member of the Group or any of its Affiliates shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes in respect of which the Trustee has received an Officers’ Certificate shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not any member of the Group or any of its Affiliates. For the avoidance of doubt, the aggregate principal amount outstanding under any Note shall include any increase in the outstanding principal amount of such Note as a result of the issuance of PIK Notes, if any.

“Overdue Payables Guarantee” has the meaning set forth in Section 4.03(a)(iii).

“Parent Entity” means any Restricted Subsidiary of the Parent Guarantor other than a member of the ER Group.

“Parent Guarantee” means any guarantee by the Parent Guarantor of obligations of the Company under the Notes and this Indenture.

“Parent Guarantor” means Mongolian Mining Corporation (In Provisional Liquidation), an exempted company incorporated under the laws of the Cayman Islands having its registered office at PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands.

“Parent Restricted Payment” has the meaning set forth in Section 4.04(a).

“Payment Date” shall have the meaning set forth in Section 4.01.

“Permitted Business” means any business conducted by the Parent Guarantor and its Restricted Subsidiaries on the Exchange Date and any other natural resources extraction, processing, transportation or marketing business and other businesses reasonably related or ancillary thereto, which shall include any business conducted in connection with the Expansion Transaction.

“Permitted Cash Uses” has the meaning set forth in Section 6.02.

“Permitted ER Group Indebtedness” has the meaning set forth in Section 4.03(a).

“Permitted ER Group Refinancing Indebtedness” has the meaning set forth in Section 4.03(a)(ix).

“Permitted Expansion Indebtedness” means Indebtedness in an aggregate amount of up to US$100.0 million (or the Dollar Equivalent thereof) (i) that is Incurred by the ER Group after the occurrence of an Expansion Trigger Event, (ii) the use of proceeds thereof is designated for the build-out of the assets subject to the Expansion Transaction, Operating Costs and/or Finance Costs, (iii) shall rank pari passu with the Notes, and (iv) may be secured by assets financed by such Indebtedness.

“Permitted Expansion Transaction Investment” means any Investment in any joint venture entity in connection with the Expansion Transaction funded from cash generated from operations of the ER Group, proceeds received by the ER Group from the sale or issuance of the Capital Stock of the ER Parent or the incurrence of Permitted Expansion Indebtedness, provided that (i) the aggregate amount of such Investments funded by cash generated from operations of any member of the ER Group shall not exceed US$50.0 million; (ii) in the case of such Investments funded from proceeds received by the ER Group from the sale or issuance of the Capital Stock of the ER Parent or indebtedness incurred under Section 4.03(a)(v), such Investment occurs substantially concurrently with the receipt of such proceeds; (iii) in the case of such Investments funded from proceeds received from the incurrence of Permitted Expansion Indebtedness, such Investment occurs substantially concurrently with such incurrence; and (iv) any cash distribution on the Capital Stock of such joint venture entity received by the ER Group shall be considered cash generated from operations of the ER Group for the purpose of Article 6.

“Permitted Holders” means any or all of the following:

(1)               Mr. Odjargal Jambaljamts and Mr. Od Jambaljamts;

(2)               the estate, trust and spouse or any immediate family member of the Person specified in clause (1) or the legal representative of any of the foregoing;

(3)               any Affiliate (other than an Affiliate as defined in clause (2) or (3) of the definition of “Affiliate”) of either of the Persons specified in clause (1) of this definition; and

(4)       any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are more than 80% owned by Persons specified in clauses (1) and (2) of this definition.

“Permitted Indebtedness” has the meaning set forth in Section 4.03(b).

“Permitted Investment” means:

(1)               any Investment in the Parent Guarantor or a Restricted Subsidiary that is, directly or indirectly, primarily engaged in a Permitted Business or a Person which will, upon the making of such Investment, become a Restricted Subsidiary that is, directly or indirectly, primarily engaged in a Permitted Business or be merged or consolidated with or into or to transfer or convey all or substantially all its assets to the Parent Guarantor or a Restricted Subsidiary that is, directly or indirectly, primarily engaged in a Permitted Business;

(2)               cash or Temporary Cash Investments;

(3)               payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with IFRS;

(4)               stock, obligations or securities received in satisfaction of judgments;

(5)               an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6)               any Investment pursuant to a Hedging Obligation designed solely to protect the Parent Guarantor or any Restricted Subsidiary against fluctuations in commodity prices, interest rates or foreign currency exchange rates and not for speculation;

(7)               receivables, trade credits or other current assets owing to the Parent Guarantor or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Parent Guarantor or any Restricted Subsidiary considers reasonable under the circumstances;

(8)               any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Sales made in compliance with Section 4.11;

(9)               pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.05;

(10)           Investments in securities or other obligations of trade creditors, trade debtors or customers received in compromise or settlement of debts created in the ordinary course of business, or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor, trade debtor or customer, or as a result of foreclosure of or transfer of title with respect to any secured investment;

(11)           loans or advances to contractors, vendors, suppliers or distributors for the acquisition of assets or consumables or services in the ordinary course of business that are recorded as deposits or prepaid expenses on the Parent Guarantor’s consolidated balance sheet;

(12)           loans or advances to employees made in the ordinary course of business in an aggregate principal amount not to exceed US$5.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(13)           deposits made in order to comply with statutory or regulatory obligations to maintain deposits for workers, compensation claims and other purposes specified by statute or regulation from time to time in the ordinary course of business;

(14)           deposits made in order to secure the performance of the Parent Guarantor or any of its Restricted Subsidiaries and prepayments made in connection with the acquisition of real property or land use rights by the Parent Guarantor or any Restricted Subsidiary, in each case, in the ordinary course of a Permitted Business;

(15)           any guarantee of Indebtedness Incurred in accordance with Section 4.03;

(16)           repurchases of the Notes in compliance with this Indenture;

(17)           an acquisition of assets, Capital Stock or other securities by the Parent Guarantor or a Subsidiary for consideration to the extent such consideration consists solely of Common Stock of the Parent Guarantor;

(18)           any Permitted Expansion Transaction Investment;

(19)           any Investment existing on the Exchange Date into an Exchange Date Unrestricted Subsidiary; and

(20)           any Investment made by an Unrestricted Subsidiary into another Unrestricted Subsidiary.

Notwithstanding the foregoing, Permitted Investment shall not include any Investment by a member of the ER Group in the Parent Guarantor or any Parent Entity, other than payments permitted under Section 6.02(c).

“Permitted Liens” means:

(1)               Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made;

(2)               statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made;

(3)               Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(4)               leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole;

(5)               Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Parent Guarantor or its Restricted Subsidiaries relating to such property or assets;

(6)               any interest or title of a lessor in the property subject to any operating lease;

(7)               Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Parent Guarantor or any Restricted Subsidiary other than the property or assets acquired; provided further that such Liens were not created in contemplation of or in connection with the transactions or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(8)               Liens in favor of the Parent Guarantor or any Restricted Subsidiary;

(9)               Liens arising from attachment or the rendering of a final judgment or order against the Parent Guarantor or any Restricted Subsidiary that does not give rise to an Event of Default;

(10)           (a) Liens securing reimbursement obligations with respect to letters of credit or trade guarantees, performance and surety bonds and similar instruments that encumber documents and other property relating to such letters of credit or trade guarantees, performance and surety bonds and similar instruments and the products and proceeds thereof, in each case exclusive of obligations for the payment of borrowed money or (b) Liens in favor of any bank having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent Guarantor or any Restricted Subsidiary on deposit with or in the possession of such bank;

(11)           Exchange Date Liens;

(12)           Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (v) of Section 4.03(b); provided that such Liens do not extend to or cover any property or assets of the Parent Guarantor or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(13)           Liens under the Shared Security Documents;

(14)           easements, rights-of-way, municipal and zoning ordinances or other restrictions as to the use of properties in favor of governmental agencies or utility companies that do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Parent Guarantor or any Restricted Subsidiary;

(15)           Liens on pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, and other purposes specified by statute made in the ordinary course of business and not securing Indebtedness of the Parent Guarantor or any Restricted Subsidiary;

(16)           Liens on deposits made in order to secure the performance of the Parent Guarantor or any of its Restricted Subsidiaries in connection with the acquisition of real property or land use rights by the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business and not securing Indebtedness of the Parent Guarantor or any Restricted Subsidiary;

(17)           Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with importation or exportation of goods in the ordinary course of business;

(18)           retention of title reserved by any seller of goods or any Lien imposed, reserved or granted over goods supplied by such seller, in each case in the ordinary course of business;

(19)           Liens on the Capital Stock of Unrestricted Subsidiaries or any Person that is not a Subsidiary of the Parent Guarantor solely to secure Indebtedness of Unrestricted Subsidiaries or such Person, in each case that is non-recourse to the Parent Guarantor or any Restricted Subsidiary, unless the Parent Guarantor or such Restricted Subsidiary could have incurred such Indebtedness under this Indenture on the date of incurrence of such Lien;

(20)           Liens with respect to minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Parent Guarantor and its Restricted Subsidiaries;

(21)           Liens with respect to licenses or leases or subleases as licensor, lessor or sublessor of any of the Parent Guarantor’s or its Restricted Subsidiaries property, including intellectual property, in the ordinary course of business;

(22)           Liens with respect to obligations of the Parent Guarantor or any Restricted Subsidiary that do not exceed US$3.0 million (or the Dollar Equivalent thereof using the Exchange Date as the date of determination) at any one time outstanding, including but not limited to Liens securing Indebtedness under any Hedging Obligation permitted to be Incurred under Section 4.03(a)(xv) or Section 4.03(b)(x); provided that (i) Indebtedness relating to any such Hedging Obligations is, and is permitted under the covenant described under Section 4.05 to be, secured by a Lien on the same property securing such Hedging Obligation or (ii) such Lien is encumbering customary initial deposits or margin deposits or are otherwise within the general parameters customary in the industry;

(23)           any interest or title of a lessor under any Capitalized Lease Obligation permitted to be Incurred under this Indenture; provided, however, that the Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(24)           Liens to secure Indebtedness under or as contemplated by the First Ranking Facility, the First Ranking Facility Finance Documents, the First Ranking Facility Parent Guarantee or the First Ranking Facility Subsidiary Guarantees;

(25)           Liens to secure Permitted Expansion Indebtedness permitted to be Incurred under Section 4.03(a)(i);

(26)           Liens to secure Trade Guarantees permitted to be Incurred under Section 4.03(a)(iii); and

(27)           Liens to secured Indebtedness Incurred to fund working capital under Section 4.03(a)(iv);

provided that (a) with respect to the Negative Pledge Assets, “Permitted Liens” shall refer only to Liens described in clauses (1) and (2) of this definition of “Permitted Liens”; (b) with respect to the Shared Collateral, “Permitted Liens” shall refer only to Liens described in clauses (1), (2) and (13) of this definition of “Permitted Liens”; and (c) with respect to the Non-Shared Collateral, “Permitted Liens” shall only refer to Liens described in clauses (1), (2) and (24) of this definition of “Permitted Liens”.

“Permitted Parent Entity Indebtedness” has the meaning set forth in Section 4.03(b).

“Permitted Parent Entity Refinancing Indebtedness” has the meaning set forth in Section 4.03(b)(vi).

“Permitted Refinancing Indebtedness” has the meaning set forth in Section 4.03(b)(vi).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“PIK Interest” means interest on the Notes paid in the form of PIK Notes.

“PIK Notes” has the meaning set forth in Section 2.07.

“Power Plant” means the 18 MW Power Plant building owned by United Power LLC in relation to the UHG Coal Mine.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over any other class of Capital Stock of such Person.

“principal” of any Indebtedness means the principal amount of such Indebtedness (or if such Indebtedness was issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness), together with, unless the context otherwise indicates, any premium then payable on such Indebtedness.

“Principal Paying Agent” means initially The Bank of New York Mellon, London Branch, acting in such capacity or subsequently any other party that replaces it and is appointed as the principal paying agent and transfer agent with respect to the Notes pursuant to a Principal Paying Agent, Transfer Agent and Registrar Appointment Letter substantially in the form of Exhibit E hereto or any successor thereto and any paying agent and transfer agent with respect to the Notes subsequently appointed pursuant to a paying agent and transfer agent agreement or letter of appointment. The initial Principal Paying Agent shall be located at One Canada Square, London E14 5AL, United Kingdom.

“Qualified Stock Exchange” means either (1) the New York Stock Exchange, the London Stock Exchange, The Stock Exchange of Hong Kong Limited, the NASDAQ Stock Market, the Singapore Exchange Securities Trading Limited, or the Euro MTF Market of the Luxembourg Stock Exchange or (2) a national securities exchange (as such term is defined in Section 6 of the Exchange Act) or a designated offshore securities market (as such term is defined in Rule 902(b) under the Securities Act).

“Rating Agencies” means (1) S&P and (2) Moody’s and (3) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, one or more “nationally recognized statistical rating organizations”, as the case may be, within the meaning of Rule 15c3-I(c)(2)(iv)(F) under the Exchange Act, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories: “BB”, “B”, “CCC”, “CC”, “C” and “D” (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: “Ba”, “B”, “Caa”, “Ca”, “C” and “D” (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (“+” and “–” for S&P; “1”, “2” and “3” for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from “BB+” to “BB”, as well as from “BB–” to “B+”, will constitute a decrease of one gradation).

“Rating Date” means, in connection with actions contemplated under Section 5.01, that date which is 90 days prior to the earlier of (a) the occurrence of any such actions as set forth therein and (b) a public notice of the occurrence of any such actions.

“Rating Decline” means in connection with actions contemplated under Section 5.01, the notification by any of the Rating Agencies that such proposed actions will result in any of the events listed below:

(a)                in the event the Notes are rated by both Moody’s and S&P on the Rating Date as Investment Grade, the rating of the Notes by either Rating Agency shall be below Investment Grade;

(b)               in the event the Notes are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes by such Rating Agency shall be below Investment Grade; or

(c)                in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

“Reference Date” means October 1, 2016.

“Register” has the meaning assigned to such term in Section 2.05.

“Registrar” has the meaning assigned to such term in Section 2.05.

“Relevant Jurisdiction” has the meaning set forth in Section 4.17(a).

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a Permitted Business, including the Capital Stock of any Person holding such property or assets that is, directly or indirectly, primarily engaged in a Permitted Business and is or will become, upon the acquisition by the Parent Guarantor or any of its Restricted Subsidiaries of such Capital Stock, a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any managing director, vice president, trust associate, relationship manager, transaction manager, client service manager, any trust officer or any other officer located at the Specified Corporate Trust Office who customarily performs functions similar to those performed by any persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and in each such case, who shall have direct responsibility for the day to day administration of this Indenture.

“Restricted Payments” has the meaning assigned to such term in Section 4.04(a).

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services and its affiliates.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Parent Guarantor or any Restricted Subsidiary transfers such property to another Person and the Parent Guarantor or any Restricted Subsidiary leases it from such Person.

“Schemes of Arrangement” means a scheme of arrangement in respect of the Parent Guarantor under sections 673 and 674 of the Companies Ordinance (Cap. 622 of the laws of Hong Kong), and/or a scheme of arrangement in respect of the Parent Guarantor under section 86 of the Companies Law (2013 Revision) as applicable in the Cayman Islands.

“Secured Parties” means, collectively, the Holders and the Trustee.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Semiannual Fiscal Period” means any semiannual fiscal period ended June 30 or December 31.

“Senior Indebtedness” of the Parent Guarantor or any Restricted Subsidiary, as the case may be, means all Indebtedness of the Parent Guarantor or such Restricted Subsidiary, as relevant, whether outstanding on the Exchange Date or thereafter created, except for Indebtedness which, in the instrument creating or evidencing the same, is expressly stated to be subordinated in right of payment to (a) in respect of the Company, the Notes, (b) in respect of the Parent Guarantor, the Parent Guarantee or (c) in respect of any Restricted Subsidiary that is a Subsidiary Guarantor, its Subsidiary Guarantee; provided that Senior Indebtedness does not include (1) any obligation to the Parent Guarantor or any Restricted Subsidiary, (2) trade payables, (3) Indebtedness that is not secured by the Shared Collateral or (4) Indebtedness Incurred in violation of this Indenture.

“Shared Collateral” means all collateral securing, or purported to be securing, directly or indirectly, the Notes, the Parent Guarantee or any Subsidiary Guarantee pursuant to the Shared Security Documents, and shall initially consist of (A) the Power Plant, (B) coal wash plant modules owned by Enrestechnology LLC in relation to the UHG Coal Mine, including (i) coal wash plant module 1, (ii) coal wash plant conveyor and other buildings and installation, and (iii) coal wash plant module 2 and other buildings and installation, (C) water facilities owned by Ukhaa Khudag Water Supply LLC in relation to the UHG Coal Mine, including (i) water cleaning installations, (ii) drinking water cleaning installations and (iii) maiga mountain water reservoir, (D) the Capital Stock of Mongolian Coal Corporation Limited owned by the Parent Guarantor, (E) the Capital Stock of Mongolian Coal Corporation S.à.r.l. owned by Mongolian Coal Corporation Limited, (F) the Capital Stock of Enrestechnology LLC, Ukhaa Khudag Water Supply LLC and United Power LLC owned by the Company and (G) the DSRA, and shall also consist of the Capital Stock of any new offshore holding companies for the ER Group, and the Capital Stock of any new intermediary holding companies between the Company and Enrestechnology LLC, Ukhaa Khudag Water Supply LLC and United Power LLC once pledged pursuant to Section 11.02.

“Shared Security Agent” means any collateral or security agent specified in the Intercreditor Agreement to hold the Shared Collateral on behalf of the Holders, the Trustee and the Bank Lenders.

“Shared Security Documents” means, collectively, the pledge or charge agreements and any other agreements or instruments that, including the Intercreditor

Agreement, may evidence or create any security interest in favor of the Shared Security Agent in any or all of the Shared Collateral.

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the United States Securities Act of 1933, as such Regulation is in effect on the date of this Indenture.

“Specified Corporate Trust Office” means, the office of the Trustee located at The Bank of New York Mellon, Hong Kong Branch located at Level 24, Three Pacific Place, 1 Queen’s Road East, Hong Kong, attention: Global Corporate Trust – Energy Resources LLC, facsimile: +852-2295 3283.

“Stated Maturity” means, (1) with respect to any Indebtedness, the date specified in such debt instrument as the fixed date on which the final installment of principal of such Indebtedness is due and payable as set forth in the documentation governing such Indebtedness and (2) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof .

“Subordinated Indebtedness” means any Indebtedness of the Company, the Parent Guarantor or any Subsidiary Guarantor which is contractually subordinated or junior in right of payment to the Notes, the Parent Guarantee or any Subsidiary Guarantee, as applicable, pursuant to a written agreement to such effect.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity (i) of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person or (ii) of which 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and which is “controlled” and consolidated by such Person in accordance with IFRS; provided, however, that with respect to clause (ii) the occurrence of any event (other than the issuance or sale of Capital Stock) as a result of which such corporation, association or other business entity ceases to be “controlled” by such Person under IFRS and to constitute a Subsidiary of such Person shall be deemed to be a designation of such corporation, association or other business entity as an Unrestricted Subsidiary by such Person and be subject to the requirements under Section 4.14(a).

“Subsidiary Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by any Subsidiary Guarantor, subject to the limitations set forth therein.

“Subsidiary Guarantor” means any initial Subsidiary Guarantor named in Schedule I hereto and any other Restricted Subsidiary which guarantees the payment of the Notes pursuant to this Indenture and the Notes; provided that Subsidiary Guarantor will not include any Person whose Subsidiary Guarantee has been released in accordance with this Indenture and the Notes.

“Subsidiary Guarantor Pledgor” means each of the initial Subsidiary Guarantor Pledgors named in Schedule II hereto and any other Subsidiary Guarantor that pledges Shared Collateral to secure the obligations of the Company under the Notes and this Indenture and of such Subsidiary Guarantor under its Subsidiary Guarantee; provided that a “Subsidiary Guarantor Pledgor” does not include any Person whose pledge under the Shared Security Documents has been released in accordance with the Shared Security Documents, this Indenture and the Notes.

“Surviving Person” shall have the meaning as set forth in Section 5.01(a)(i).

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

“Tax Redemption Date” shall have the meaning as set forth in Section 3.01.

“Temporary Cash Investment” means any of the following:

(1)       direct obligations of the United States of America, any state of the European Economic Area, the United Kingdom, Japan, the People’s Republic of China, Singapore and Hong Kong or any agency of the foregoing; provided that such country or state is rated “AA” (or such similar equivalent rating) or higher by at least two nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) (each such country or state a “Rated Country/State”), or obligations fully and unconditionally guaranteed by any Rated Country/State, in each case maturing within one year;

(2)       demand or time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof, any state of the European Economic Area that is rated “AA” (or such similar equivalent rating) or higher by at least two nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), the United Kingdom, Japan, Singapore or Hong Kong, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$500.0 million (or the Dollar Equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)       repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4)       commercial paper, maturing within one year of the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5)       securities, maturing within 180 days of the date of acquisition thereof, issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof and rated at least “A” by S&P or Moody’s;

(6)       any mutual or money market fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; and

(7)       demand or time deposit accounts, certificates of deposit, overnight or call deposits and money market deposits with (i) Standard Chartered Bank, Citibank, N.A., Hong Kong Branch, The Bank of East Asia Limited, Standard Bank Plc, Trade and Development Bank of Mongolia, Golomt Bank, Khan Bank, Xac Bank, Industrial and Commercial Bank of China, Bank of China, China Construction Bank, ING, HSBC and Deutsche Bank (or, in each case, any successor), (ii) any other bank or trust company organized under the laws of the People’s Republic of China, Hong Kong or the United Kingdom, whose long-term debt rating by Moody’s or S&P is “A2” or “A” or higher, respectively, (iii) any other bank or trust company organized under the laws of Mongolia, or (iv) any other bank organized under the laws of the People’s Republic of China, Hong Kong or the United Kingdom, provided that, in the case of clause (iv), such deposits do not exceed US$10.0 million (or the Dollar Equivalent thereof) with any single bank or US$30.0 million (or the Dollar Equivalent thereof) in the aggregate on any date of determination.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services and payable within 180 days.

“Trade Guarantee” has the meaning set forth in Section 4.03(a)(iii).

“Transfer Agent” means initially The Bank of New York Mellon SA/NV, Luxembourg Branch or any successor transfer agent in respect of the Notes appointed pursuant to the Principal Paying Agent, Transfer Agent and Registrar Appointment Letter substantially in the form of Exhibit E hereto.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§77aaa-77bbbb), and the rules and regulations of the Commission promulgated from time to time thereunder.

“Trustee” means the party named as such in the first paragraph of this Indenture or any successor trustee under this Indenture pursuant to Article 7.

“UHG Coal Mine” means the coal mine in the Ukhaa Khudag area of Tsogttsetsii soum of Umnugobi aimag, Mongolia, operated by Leighton LLC (formerly known as LMIM LLC, Leighton Mining & Infrastructure Mongolia), a limited liability company organized and existing under the laws of Mongolia, pursuant to the UHG Mining License.

“UHG Mining License” means the mining license #MV-011952 (previously #11952A), issued to the Company by the Mineral Resources and Petroleum Authority of Mongolia on August 29, 2006 for the term of 30 years covering the area of 2,962 hectares at the place called Ukhaa Khudag in the territory of Tsogttsetsii soum of Umnugobi aimag, Mongolia, including any replacement, substitution or amendment to such license (as may be amended from time to time to include other licenses related to the UHG Coal Mine).

“Unrestricted Subsidiary” means (i) any Exchange Date Unrestricted Subsidiary, (ii) any Subsidiary of the Parent Guarantor that is designated an Unrestricted Subsidiary by the Board of Directors in the manner provided in Section 4.14, and (iii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of 100% of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law or a minimum number of shares owned by a second shareholder as mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.      Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided,

(a)             an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(b)             “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;

(c)             all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Indenture unless otherwise indicated; and

(d)             references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).

Section 1.03.      Luxembourg terms. Without prejudice to the generality of any provision of this Indenture, in this Indenture where it relates to an entity incorporated in Luxembourg, a reference to,

(a)             a “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(b)             a “winding-up”, “administration” or “dissolution” includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée), court ordered liquidation (liquidation judiciaire) or reorganisation, voluntary dissolution or liquidation (dissolution ou liquidation volontaire);

(c)             a “security interest” includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security (sûreté réelle) or security interest or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d)             a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements);

(e)             a person being “insolvent” includes that person being in a state of cessation of payments (cessation de paiements) and having lost its creditworthiness (ébranlement de credit).

Article 2
Issue, Execution, Form and Registration of Notes

Section 2.01.      Authentication and Delivery of Notes, the Parent Guarantee and Subsidiary Guarantees. Upon the execution and delivery of this Indenture, or from time to time thereafter, Notes may be executed and delivered by the Company, with the Parent Guarantee endorsed thereon by the Parent Guarantor and the Subsidiary Guarantees endorsed thereon by the Subsidiary Guarantors, in an initial aggregate principal amount outstanding of not more than US$[395,000,000] (other than Notes issued pursuant to Section 2.07 or Section 2.08) to the Registrar for authentication, accompanied by an Officers’ Certificate of the Company directing such authentication by the Registrar or the Authenticating Agent, as applicable, and specifying the amount of Notes (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon) to be authenticated, the applicable rate at which interest will accrue on such Notes, the date on which the original issuance of such Notes (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon) is to be authenticated, the date from which interest will begin to accrue, the date or dates on which interest on such Notes will be payable and the date on which the principal of such Notes will be payable and other terms relating to such Notes, Parent Guarantee and Subsidiary Guarantees. The Registrar or the Authenticating Agent, as applicable, shall thereupon authenticate and deliver said Notes (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon) to or upon the written order of the Company (as set forth in such Officers’ Certificate).

Section 2.02.      Execution of Notes, Parent Guarantee and Subsidiary Guarantees. (a) The Notes shall be executed by or on behalf of the Company by the signature of an Authorized Officer of the Company. Each of the Parent Guarantor and the Subsidiary Guarantors shall execute the Parent Guarantee and the Subsidiary Guarantees, as applicable, by the signature of an Authorized Officer of the Parent Guarantor or such Subsidiary Guarantor, as applicable. Such signatures may be the manual or facsimile signature of such Authorized Officer. With the delivery of this Indenture, the Company, the Parent Guarantor and each of the Subsidiary Guarantors is furnishing, and from time to time thereafter may furnish, a certificate substantially in the form of Exhibits B-1, B-2 and B-3 hereto (an “Authorization Certificate”) identifying and certifying the incumbency and specimen (or facsimile) signatures of the Authorized Officers. Until the Trustee receives a subsequent Authorization Certificate, the Trustee shall be entitled to conclusively rely on the last Authorization Certificate delivered to it for purposes of determining the Authorized Officers. Typographical and other minor errors or defects in any signature shall not affect the validity or enforceability of any Note which has been duly authenticated and delivered by the Registrar or the Authenticating Agent, as applicable.

(b)             In case an Authorized Officer who shall have signed any of the Notes, the Parent Guarantee or the Subsidiary Guarantees thereon, as applicable, shall cease to be such Authorized Officer before the Note (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon) shall be authenticated and delivered by the Registrar or disposed of by or on behalf of the Company, such Note (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon) nevertheless may be authenticated and delivered or disposed of as though the Persons who signed such Note, the Parent Guarantee and the Subsidiary Guarantees had not ceased to be such Authorized Officers; and any Note may be signed on behalf of the Company, the Parent Guarantee may be signed on behalf of the Parent Guarantor, and any Subsidiary Guarantee may be signed on behalf of the Subsidiary Guarantors, by such Persons as, at the actual date of the execution of such Note, the Parent Guarantee and the Subsidiary Guarantees, shall be Authorized Officers, although at the date of the execution and delivery of this Indenture any such Persons were not Authorized Officers.

Section 2.03.      Certificate of Authentication. Only such Notes (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon) as shall bear thereon a certification of authentication substantially as set forth in the forms of the Notes in Exhibit A hereto, executed by the Registrar by manual signature of one of its authorized signatories, shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certification by the Trustee upon any Note executed by or on behalf of the Company (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon) shall be conclusive evidence that the Note (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon) so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.

Section 2.04.      Form, Denomination and Date of Notes; Payments. (a) The Notes, the Parent Guarantee, the Subsidiary Guarantees and the Registrar’s or the Authenticating Agent’s, as applicable, certificates of authentication shall be substantially in the form set forth in Exhibit A hereto. On the Exchange Date, the Notes shall be issued in the form provided in Section 2.04(c). The Notes shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Authorized Officer of the Company executing the same may determine with written notice to the Registrar.

The Notes (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon) may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, with the rules of any securities market in which the Notes are admitted to trading, or to conform to general usage.

(b)             Each Note (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon) shall be dated the date of its authentication. Each Note shall bear interest from the date of issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for and shall be payable on the dates specified on the face of the form of Note set forth as Exhibit A hereto. Interest on the Notes shall be calculated on the basis of a 360-day year comprised of twelve 30-day months.

(c)             On the Exchange Date, an appropriate Authorized Officer will execute and deliver to the Trustee one or more global Notes (each, a “Global Note”), with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon, in definitive, fully registered form without coupons, in a denomination of US$1 or any amount in excess thereof which is an integral multiple of US$1, substantially in the form of Exhibit A hereto; all such Global Notes (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon) so executed and delivered to the Trustee pursuant to this subsection (c) shall be in an aggregate principal amount that shall equal the aggregate principal amount of the

Notes that are to be issued on the Exchange Date. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Common Depositary. For the avoidance of doubt, neither Euroclear nor Clearstream is required to monitor or enforce the minimum denomination amount.

(d)             Each Global Note (i) shall be delivered by or on behalf of the Trustee to, and registered in the name of, the Common Depositary or its nominee for the accounts of Euroclear and Clearstream, and (ii) shall also bear a legend substantially to the following effect:

“UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH AS COMMON DEPOSITARY (“COMMON DEPOSITARY”) FOR EUROCLEAR BANK SA/NV AND CLEARSTREAM BANKING S.A. TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGEABLE IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN THE COMMON DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.”

Global Notes may be deposited with such other common depositary that is a clearing agency registered under the Exchange Act as the Company may from time to time designate in writing to the Trustee and the Agents, and shall bear such legend as may be appropriate.

(e)             If at any time the Common Depositary notifies the Company that it is unwilling or unable to continue as common depositary for such Global Notes or if at any time the Common Depositary shall no longer be a clearing agency registered under the Exchange Act, the Company shall appoint a successor common depositary with respect to such Global Notes. If (i) a successor common depositary for such Global Notes is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, or (ii) an Event of Default has occurred and is continuing with respect to the Notes and any Holder so requests, the Company will execute, and the Registrar or the Authenticating Agent, as applicable, upon receipt of an Officers’ Certificate of the Company directing the authentication and delivery thereof, will authenticate and deliver, Certificated Notes in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Notes in exchange for such Global Notes.

(f)             Global Notes shall in all respects be entitled to the same benefits under this Indenture as Certificated Notes authenticated and delivered hereunder.

(g)             The Person in whose name any Note is registered at the close of business on any Interest Record Date with respect to any Interest Payment Date shall be entitled to receive the interest, if any, payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Interest Record Date and prior to such Interest Payment Date.

Section 2.05.      Registration, Transfer and Exchange. The Notes are issuable only in registered form. The Company will keep at the office or agency to be maintained for the purpose as provided in Section 4.02 (the “Registrar”), a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfer of, Notes as provided in this Article. The name and address of the registered holder of each Note and the amount of each Note, and all transfers and exchanges related thereto, will be recorded in the Register. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable time. Such Register shall be available to the Trustee upon reasonable prior written notice on business days in the location of the Registrar.

Upon due presentation for registration of transfer of any Note, the Company shall execute and the Registrar or the Authenticating Agent, as applicable, shall authenticate and deliver in the name of the transferee or transferees a new Note or Notes in authorized denominations for a like aggregate principal amount.

A Holder may register the transfer of a Note only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of this Indenture. No such registration of transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Register. Prior to the registration of any transfer by a Holder as provided herein, the Company, the Trustee and any agent of any of them shall treat the Person in whose name the Note is registered as the owner thereof for all purposes whether or not the Note shall be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary. Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent) and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry. At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged to the Registrar. When Notes are presented to the Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if the requirements for such transactions set forth herein are met. To permit registrations of transfers and exchanges, the Company shall execute and the Registrar or the Authenticating Agent, as applicable, shall authenticate Notes at the Company’s request.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder thereof or his attorney duly authorized in writing in a form satisfactory to the Company and the Registrar.

The Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes (other than any such transfer taxes or other similar governmental charge payable upon exchanges). No service charge to any Holder shall be made for any such transaction.

The Company shall not be required to exchange or register a transfer of (1) any Notes for a period of 15 days next preceding the first mailing of notice of redemption of Notes to be redeemed or (2) any Notes called or being called for redemption.

All Notes issued upon any registration of transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Claims against the Company for the payment of principal of, premium, if any, or interest, on the Notes will become void unless presentation for payment is made as required in this Indenture within a period of six years.

Section 2.06.      Book-entry Provisions for Global Notes. (a) Ownership of beneficial interests in the Global Notes (the “book-entry interests”) will be limited to persons that have accounts with Euroclear and/or Clearstream or persons that may hold interests through such participants. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Clearstream and their participants.

(b)             Except as provided in Section 2.04(e), the book-entry interests will not be held in definitive form. Instead, Euroclear and/or Clearstream will credit on their respective book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge book-entry interests.

Section 2.07.      PIK Notes. (a) In the event that the Company pays PIK Interest as set forth in this Indenture and the Notes, the Company shall increase the outstanding aggregate principal amount by the issuance of additional Global Notes or, if the Notes are in certificated form, issue additional Certificated Notes as applicable (in each case, “PIK Notes”) having an aggregate principal amount equal to the amount of interest then due and owing as PIK Interest as follows:

(i)            with respect to Notes represented by one or more Global Notes, by issuing additional Global Notes, dated as of the applicable Interest Payment Date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest US$1); and

(ii)            with respect to Notes represented by Certificated Notes, by issuing PIK Notes in the form of Certificated Notes, dated as of the applicable Interest Payment Date, in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest US$1).

(b)             Following an increase in the principal amount of the outstanding Global Notes as a result of a payment of PIK Interest in the form of PIK Notes, the Global Notes will bear interest on such increased principal amount from and including the date of issuance of such PIK Notes. Any PIK Notes issued in the form of Certificated Notes will be dated as of the applicable Interest Payment Date and will bear interest from and including such date. The PIK Notes are identical to the Notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and mandatory offers to purchase (except that interest will begin to accrue on the PIK Notes from and including the date they are issued rather than the Exchange Date), and will be consolidated and form a single class with the Notes. References to “principal amount” of the Notes shall include any increase in the principal amount of the Notes then outstanding as a result of the payment of PIK Interest.

(c)             To the extent PIK Notes are issued in the form of Certificated Notes as contemplated by Section 2.07(a)(ii) above, the Registrar or the Authenticating Agent, as applicable, will, at the request of the Company, authenticate and deliver any PIK Notes, or a replacement Certificate, if applicable, in the form of Certificated Notes to the Holders of Certificated Notes on the relevant Interest Record Date in accordance with this Indenture. PIK Notes in the form of Certificated Notes will be issued in minimum denominations of US$1 and integral multiples of US$1 in excess thereof. For the avoidance of doubt, neither Euroclear nor Clearstream is required to monitor or enforce the minimum denomination amount.

Section 2.08.      Mutilated, Defaced, Destroyed, Stolen and Lost Notes. (a) The Company shall execute and deliver to the Registrar Certificated Notes in such amounts and at such times as to enable the Registrar to fulfill its responsibilities under this Indenture and the Notes.

(b)             In case any Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, upon the request of the registered holder thereof, the Company in its discretion may execute, and, upon the written request of Authorized Officers of the Company, the Registrar or the Authenticating Agent, as applicable, shall authenticate and deliver, a new Note (with the Parent Guarantee and each Subsidiary Guarantee endorsed thereon), bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note, or in lieu of and substitution for the Note so apparently destroyed, lost or stolen. In every case the applicant for a substitute Note shall furnish to the Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee and any agent of the Company, the Parent Guarantor, the Subsidiary Guarantors or the Trustee such security and/or indemnity as may be required by each of them to indemnify and defend and to save each of them harmless and, in every case of destruction, loss or theft evidence to their satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substitute Note, such Holder, if so requested by the Company, the Parent Guarantor or the Subsidiary Guarantors, will pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected with the preparation and issuance of the substitute Note. The Registrar or the Authenticating Agent, as applicable, is hereby authorized, in accordance with and subject to the foregoing conditions in this clause (b), to authenticate and deliver from time to time, Notes (with the Parent Guarantee and each Subsidiary Guarantee endorsed thereon) in exchange for or in lieu of Notes (with the Parent Guarantee and each Subsidiary Guarantee endorsed thereon), respectively, which become mutilated, defaced, destroyed, stolen or lost. Each Note delivered in exchange for or in lieu of any Note shall carry all the rights to interest (including rights to accrued and unpaid interest and Additional Amounts, if any) which were carried by such Note.

(c)             All Notes surrendered for payment or exchange shall be delivered to the Registrar. The Registrar shall cancel and dispose of all such Notes surrendered for payment or exchange, in accordance with its customary procedures.

(d)             In the event any such mutilated, defaced, destroyed, lost or stolen certificate has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new certificate, pay such Notes.

Section 2.09.      Cancellation of Notes; Disposition Thereof. All Notes surrendered for payment, redemption, registration of transfer or exchange, if surrendered to the Company or any agent of the Company or the Trustee, shall be delivered to the Registrar for cancellation or, if surrendered to the Registrar, shall be canceled by it; and no Notes shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Registrar shall dispose of canceled Notes held by it in accordance with its customary procedures, and upon receipt of a prior written request from the Company, deliver a certificate of disposition to the Company. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are delivered to the Registrar for cancellation.

Section 2.10.      ISIN or Common Code Numbers. The Company in issuing the Notes may use “ISIN” or “Common Code” numbers (if then generally in use), and, if so, the Trustee and the Agents shall use for the Notes such “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee and the Agents in writing of any change in the “ISIN” or “Common Code” numbers.

Section 2.11.      Notification of Interest Rates. (a) The Company shall, no later than ten Business Days prior to each Payment Date, notify the Trustee and the Agents and procure the Agents to notify the Holders of the determination of the rates of interest under this Indenture and shall furnish to the Trustee and the Agents a certificate substantially in the form of Exhibit F hereto, setting out computations of the relevant Benchmark Coal Price, the applicable rate of interest in respect of interest payable in cash and the applicable rate of interest in respect of interest payable in the form of PIK Notes. Each such certificate shall be signed by the executive director or the chief accountant of the Company.

Article 3
Redemption

Section 3.01.      Redemption for Tax Reasons. (a) The Notes may be redeemed, at the option of the Company or a Surviving Person, as a whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), at a redemption price equal to (i) 100% of the principal amount of the Notes redeemed, plus (ii) the accrued and unpaid interest, if any, and Additional Amounts, if any, on the Notes redeemed to (but not including) the redemption date, plus (iii) the Cash Sweep Premium, if any, that has not been paid (subject to the Cash Sweep Cap) as of the redemption date fixed by the Company or the Surviving Person, as the case may be, for redemption (the “Tax Redemption Date”) (such amounts in (i), (ii) and (iii), together, the “Early Redemption Amount”) if, as a result of:

(i)            any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the jurisdiction in which the Company or a Surviving Person is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein) (a “Relevant Taxing Jurisdiction”) affecting taxation; or

(ii)            any change in the existing official position or the stating of an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after (A) with respect to the Company, the Exchange Date, or (B) with respect to a Surviving Person organized or resident for tax purposes in a jurisdiction that was not a Relevant Taxing Jurisdiction prior to the date on which the Surviving Person becomes a Surviving Person, the date such Surviving Person becomes a Surviving Person, with respect to any payment due or to become due under the Notes or this Indenture, the Company or such Surviving Person is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Company or such Surviving Person; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company or such Surviving Person, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

(b)             Notwithstanding anything to the contrary herein, neither the Company nor any Surviving Person may redeem any of the Notes in the case that Additional Amounts are payable in respect of Mongolian withholding tax at a rate of 20% (or, in the case of a Surviving Person, at the rate of Mongolian withholding tax in effect immediately prior to the date on which such Surviving Person became a Surviving Person, if higher than 20%) or less.

(c)             Fifteen (15) days prior to the mailing of any notice of redemption of the Notes pursuant to Section 3.01(a), the Company or a Surviving Person, as the case may be, will deliver to the Trustee:

(i)            an Officers’ Certificate stating that such change or amendment referred to in Section 3.01(a) has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Company or such Surviving Person, as the case may be, by taking reasonable measures available to it; and

(ii)            an Opinion of Counsel or an opinion of a tax consultant, in either case, of recognized standing with respect to tax matters of the Relevant Taxing Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in Section 3.01(a).

The Trustee shall accept such Officers’ Certificate, Opinion of Counsel and opinion of such tax consultant as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

(d)             Any Notes that are redeemed will be cancelled.

Section 3.02.      Optional Redemption. (a) At any time and from time to time after all amounts due under the First Ranking Facility have been repaid in full, the Company may at its option redeem the Notes, in whole or in part, at the Early Redemption Amount. Neither the Trustee nor any of the Agents shall be responsible for calculating or verifying the Early Redemption Amount.

(b)             The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption.

(c)             If fewer than all of the Notes are to be redeemed, the Notes shall be selected for redemption as follows: (i) if the Notes are listed on any securities exchange or are held through the clearing systems, in compliance with the requirements of the principal securities exchange on which the Notes are then listed or the requirements of the clearing systems; or (ii) if the Notes are not listed on any securities exchange and are not held through the clearing systems, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate in its sole and absolute discretion or otherwise in accordance with applicable law.

(d)             If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. In the case of Certificated Notes, a new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note.

The Trustee shall not be required to monitor or to take any steps to ascertain whether the First Ranking Facility has been repaid in full and shall not be liable to Holders or any other person for any failure to do so.

Section 3.03.      Notice and Effect of Redemption. (a) A notice of redemption will identify the Notes to be redeemed and will include or state the following:

(i)            the redemption date and the record date;

(ii)            the Early Redemption Amount;

(iii)            if the Notes are in certificated form, the place or places where Notes are to be surrendered for redemption;

(iv)            if the Notes are in certificated form, Notes called for redemption must be so surrendered in order to collect the redemption price;

(v)            on the redemption date the redemption price will become due and payable on Notes called for redemption, and interest on Notes called for redemption will cease to accrue on and after the redemption date; and

(vi)            if any Note contains a ISIN or Common Code number, no representation is being made as to the correctness of the ISIN or Common Code number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes.

(b)             Once notice of redemption is sent to the Holders, Notes called for redemption become due and payable at the redemption price on the redemption date, and upon surrender of the Notes called for redemption to the Principal Paying Agent, the Company shall redeem such Notes at the redemption price. Unless the Company defaults in payment of the Early Redemption Amount, on and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

(c)             The Company will provide advance notice of redemption to the Trustee and the Agents at least five Business Days prior to the date of publication of any notice of redemption pursuant to this Article 3.

Section 3.04.      Open Market Purchases. (a) The Company may purchase the Notes in the open market or by tender or by any other means at any price, subject to the following restrictions:

(i)            Any such purchases shall be made using proceeds from (x) Indebtedness Incurred under Section 4.03(a)(ii) or Section 4.03(b)(i) (provided that any such Indebtedness in excess of the OMP Remaining Cap (as defined below) for the then-current calendar year shall be deposited into the DSRA), (y) Indebtedness Incurred under Section 4.03(a)(v); or (z) equity investments in the Company;

(ii)            The consideration for such purchases shall not exceed US$50.0 million (or the Dollar Equivalent thereof) (the “OMP Annual Cap”) in any calendar year or US$100.0 million (or the Dollar Equivalent thereof) in total while the Notes are outstanding. The “OMP Remaining Cap” means the OMP Annual Cap less the amount of consideration paid in any open market purchases previously made in such calendar year;

(iii)            No such purchases shall be made from any Affiliate of any member of the Group or any holder of 10% or more of any class of Capital Stock of the Parent Guarantor;

(iv)            All such purchases (including the amount purchased, price paid and confirmation that the purchase is not from an Affiliate) shall be publicly disclosed and verified by the Company’s auditors;

(v)            Such purchases shall not be made using cash generated from operations by any member of the ER Group; and

(vi)            No such purchases shall be made until all amounts due under the First Ranking Facility have been repaid in full.

(b)             All Notes redeemed or repurchased by any member of the Group shall not be reissued or resold and shall be cancelled.

Section 3.05.      Sinking Fund. There will be no mandatory redemption or sinking fund payments for the Notes other than as provided in Article 6.

Article 4
Covenants

Section 4.01.      Payment of Notes. (a) The Company will pay the principal of and interest, Additional Amounts, if any, and premium (including, for the avoidance of doubt, Cash Sweep Premium, if any), if any, on the Notes on the dates and in the manner provided in the Notes and this Indenture. Not later than 10:00 a.m. (Hong Kong time) one Business Day prior to the Interest Payment Date, the due date of any principal on any Notes, the due date of any Cash Sweep Premium, the Tax Redemption Date pursuant to Section 3.01 or the redemption date pursuant to Section 3.02 (each a “Payment Date”), the Company will pay or cause to be paid to the account of the Principal Paying Agent at the principal office of the Principal Paying Agent at One Canada Square, London E14 5AL, United Kingdom), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment, in immediately available and cleared funds, an amount which shall be sufficient to pay the aggregate amount of principal, interest, premium (including, for the avoidance of doubt, any Cash Sweep Premium) and Additional Amounts, if any, or a combination of the foregoing, as the case may be, becoming due in respect of the Notes on such Payment Date; provided that if the Notes are in certificated form and the Company or any Affiliate of the Company is acting as the paying agent, it shall, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in this Indenture. In each case the Company shall promptly notify the Trustee and the Principal Paying Agent of its compliance with this paragraph. Neither the Trustee nor the Principal Paying Agent shall be bound to make any payment until it has received the full amount in immediately available and cleared funds due to be paid to it pursuant to this Section 4.01.

(b)             The Company shall procure that by 10:00 a.m. (Hong Kong time) on the second Business Day prior to each Payment Date the bank through which such payment is to be made will send to the Principal Paying Agent confirmation that it has received from the Company an irrevocable instruction to make the relevant payment (by facsimile transmission or SWIFT).

(c)             An installment of principal, interest, premium (including, for the avoidance of doubt, any Cash Sweep Premium) and Additional Amounts, if any, or a combination of the foregoing, as the case may be, will be considered paid on the date due if the Principal Paying Agent holds on that date money designated for and sufficient to pay the installment. If the Notes are in certificated form and the Company or any Affiliate of the Company acts as the paying agent, an installment of principal, interest, premium (including, for the avoidance of doubt, any Cash Sweep Premium) and Additional Amounts, if any, or a combination of the foregoing, as the case may be, will be considered paid on the due date only if paid to the Holders.

(d)             The Trustee or the Principal Paying Agent will make payments in respect of the Notes represented by the Global Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Notes. With respect to Certificated Notes, the Principal Paying Agent will make all payments by wire transfer of immediately available and cleared funds to the accounts specified by the Holders thereof or, if no such account is specified, the Company may make payments by mailing a check to each Holder’s registered address; provided that if the Company or any Affiliate of the Company is acting as paying agent, it shall make such payment to the Holders as specified above.

(e)             At least 30 days prior to the first Payment Date and, if there has been any change with respect to the matters set forth in the below-mentioned certificate, at least 30 days prior to each Payment Date thereafter, the Company shall furnish the Trustee with an Officers’ Certificate instructing the Trustee and the Agents as to any circumstances in which payments of principal of, or interest or premium (including, for the avoidance of doubt, any Cash Sweep Premium), if any, on, the Notes due on such date shall be subject to deduction or withholding for, or on account of, any Taxes described in Section 4.17 and the rate of any such deduction or withholding. If any such deduction or withholding shall be required and if the Company therefore becomes liable to pay any Additional Amounts pursuant to Section 4.17 then at least 30 days prior to each Payment Date, the Company shall furnish the Trustee and the Agents with a certificate which specifies the amount required to be withheld on such payment to Holders of the Notes, and any Additional Amounts due to the Holders of the Notes, and at least one Business Day prior to such Payment Date, will pay to the Principal Paying Agent such any Additional Amounts as shall be required to be paid to such Holders.

(f)             Whenever the Company appoints a Principal Paying Agent other than the Trustee for the purpose of paying amounts due in respect of the Notes, it will cause such Principal Paying Agent to execute and deliver to the Trustee an instrument substantially in the form as set forth in Exhibit E hereto or as the parties agreed otherwise in which such agent shall agree with the Company, among other things, to be bound by and observe the provisions of this Indenture (including the Notes). The Company shall cause each Principal Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Principal Paying Agent shall agree with the Trustee,

(i)            that it will hold all sums received by it as such Principal Paying Agent for the payment of the principal of, or interest, premium (including, for the avoidance of doubt, any Cash Sweep Premium) or Additional Amounts, if any, on, the Notes (whether such sums have been paid to it by or on behalf of the Company or by any other obligor on the Notes, the Parent Guarantee or the Subsidiary Guarantees) in trust for the benefit of the Holders or of the Trustee;

(ii)            that it will give the Trustee written notice of any failure by the Company (or by any other obligor on the Notes, the Parent Guarantee or the Subsidiary Guarantees) to make any payment of the principal of, or interest, premium (including, for the avoidance of doubt, any Cash Sweep Premium) or Additional Amounts, if any, on, the Notes and any other payments to be made by or on behalf of the Company under this Indenture, when the same shall be due and payable; and

(iii)            that it will pay any such sums so held in trust by it to the Trustee upon the Trustee’s written request at any time during the continuance of a failure referred to in clause (ii) above.

Anything in this Section 4.01 to the contrary notwithstanding, the Company may at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture or for any other reason, pay or cause to be paid to the Trustee all sums held in trust by the Company or any Principal Paying Agent hereunder, as required by this Section 4.01 and such sums shall be held by the Trustee upon the trusts herein contained. If the Principal Paying Agent shall pay all sums held in trust to the Trustee as required under this Section 4.01, the Principal Paying Agent shall have no further liability for the money so paid over to the Trustee.

Notwithstanding any other provision in this Section 4.01, if the Company is permitted under this Indenture to pay PIK Interest in the manner provided for in this Indenture and the Notes, then all such interest paid in the form of PIK Notes shall be considered paid or duly provided for, for all purposes of this Indenture and the Notes, and shall not be considered overdue.

Anything in this Section 4.01 to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section 4.01 are subject to the provisions of Section 9.04.

Section 4.02.      Maintenance of Office or Agency. (a) The Company will maintain an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company hereby initially designates the office of the Principal Paying Agent at One Canada Square, London E14 5AL, United Kingdom, as such office of the Company. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee.

(b)             The Company may also from time to time designate one or more other offices or agencies where the Notes may be surrendered or presented for any of such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in each place where principal of, and interest on, any Notes are payable. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)             The Company will give to the Trustee written notice of the location of any such office or agency and of any change of location thereof. The Company has initially appointed The Bank of New York Mellon, London Branch as the Principal Paying Agent

and The Bank of New York Mellon SA/NV, Luxembourg Branch as the Transfer Agent and the Registrar.

(d)             The Notes will initially be listed on the Singapore Exchange Securities Trading Limited. So long as any of the Notes remain outstanding, the Notes shall be listed on a Qualified Stock Exchange.

Section 4.03.      Limitation on Indebtedness. (a) The Company will not, and will not permit any other member of the ER Group to, Incur any Indebtedness (including Acquired Indebtedness). Notwithstanding the foregoing, any member of the ER Group may Incur each and all of the following (the “Permitted ER Group Indebtedness”):

(i)            Permitted Expansion Indebtedness;

(ii)            Indebtedness that is junior and subordinated or structurally subordinated to the Notes, the applicable Subsidiary Guarantees, the First Ranking Facility and the applicable First Ranking Facility Subsidiary Guarantees Incurred to refinance or redeem or purchase (i) the First Ranking Facility or (ii) once all amounts due under the First Ranking Facility have been repaid in full, the Notes, in the case of the First Ranking Facility up to an amount equal to the aggregate amount due under the First Ranking Facility and in the case of the Notes up to an amount equal to the aggregate amount due under the Notes;

(iii)            Indebtedness under letters of credit or similar guarantees or trade assurances (or, in each case, reimbursement or indemnification obligations with respect thereto) (collectively, together with refinancings thereof, the “Trade Guarantees”) incurred in the ordinary course of business, provided that

(1)	at all times the aggregate amount of (a) Trade Guarantees in favor of contractors owed Exchange Date Overdue Trade Payables and (b) guarantees from any member of the Group in favor of contractors owed Exchange Date Overdue Trade Payables shall not exceed US$60.0 million (or the Dollar Equivalent thereof) (the “Overdue Payables Guarantees”), provided however, that, if any Overdue Payables Guarantee is or has been incurred in respect of any amount of the Exchange Date Overdue Trade Payables owed to a contractor, the aggregate amount of Overdue Payables Guarantees permitted to be incurred hereunder shall be reduced dollar-for-dollar as any Exchange Date Overdue Trade Payables owed to the same contractor (a) are paid or (b) are deemed paid by virtue of payment under an Overdue Payables Guarantee,

(2)	Trade Guarantees in favor of contractors owed payables incurred after the Exchange Date may be granted up to US$30.0 million (or the Dollar Equivalent thereof) outstanding at any time prior to an Expansion Trigger Event and US$50.0 million (or the Dollar Equivalent thereof) outstanding at any time after an Expansion Trigger Event (the “Current Payables Guarantees”), provided however, that, subject at all times to Section 4.03(a)(iii)(1), (i) prior to an Expansion Trigger Event, the aggregate amount of the Overdue Payables Guarantees and the Current Payables Guarantees outstanding at any time shall not exceed US$75.0 million (or the Dollar Equivalent thereof), and (ii) after an Expansion Trigger Event, the aggregate amount of the Overdue Payables Guarantees and the Current Payables Guarantees outstanding at any time shall not exceed US$110.0 million (or the Dollar Equivalent thereof), provided further, that no amount which at any time constituted an Exchange Date Overdue Trade Payable may become the subject of a Current Payables Guarantee for the purpose of this Section 4.03(a)(iii)(2), and

(3)	Trade Guarantees may rank pari passu with the Notes and the First Ranking Facility and, subject to Section 4.05(b), may be secured by non-Core Assets (other than any Negative Pledge Assets, Non-Shared Collateral or cash held in the DSRA), in the case of the Current Payables Guarantees including (but in the case of the Overdue Payables Guarantees not including) cash collateral, provided that the aggregate amount of the cash collateral used to secure the Current Payables Guarantees and any Indebtedness Incurred under Section 4.03(a)(iv) below shall not exceed the Cash Threshold;

(iv)            Indebtedness up to US$50.0 million (or the Dollar Equivalent thereof) Incurred to fund working capital, which shall rank pari passu with the Notes and the First Ranking Facility and may be secured by non-Core Assets (other than any Negative Pledge Assets, Non-Shared Collateral or cash held in the DSRA), including cash collateral, provided that the aggregate amount of the cash collateral used to secure such Indebtedness and the Current Payables Guarantees as set forth in (iii) above shall not exceed the Cash Threshold; and

(v)            Indebtedness Incurred in the form of a shareholder loan from any direct or indirect shareholder of the Company, provided that (x) such shareholder loan shall be (A) junior and subordinated to the Notes and the First Ranking Facility or structurally subordinated thereto (including in respect of any guarantee thereto) and (B) on terms not superior to the terms of any currently outstanding shareholder loan of the Company as of the Exchange Date and (y) no cash payments of interest shall be permitted on such shareholder loan while the Notes or the First Ranking Facility are outstanding, provided further that cash payments of interest or principal amount shall be permitted on such shareholder loan to the extent that such payments would be permitted Group Costs made pursuant to Section 6.02(c);

(vi)            Indebtedness under the Notes (including PIK Notes) and each Subsidiary Guarantee;

(vii)            Exchange Date Indebtedness of the ER Group;

(viii)            Indebtedness of any member of the ER Group owed to another member of the ER Group; provided that (A) any event which results in any such member of the ER Group ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any member of the ER Group) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (viii), and (B) if the Company or any Subsidiary Guarantor that is a member of the ER Group is the obligor on such Indebtedness (and such Indebtedness is not owed to the Company or a Subsidiary Guarantor that is a member of the ER Group), such Indebtedness must be unsecured and expressly be subordinated in right of payment to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Subsidiary Guarantor, in the case of a Subsidiary Guarantor;

(ix)            Indebtedness (the “Permitted ER Group Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance, refund, replace, exchange, renew, repay, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness (or Indebtedness repaid substantially concurrently with but in any case before the Incurrence of such Permitted ER Group Refinancing Indebtedness) Incurred under clause (i), (ii), (iii), (iv), (vii) or (ix) of Section 4.03(a) (the “Original ER Group Debt Incurrence Provisions”) in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance (A) the Notes, shall only be permitted under this clause (ix) if such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes, the Parent Guarantee or a Subsidiary Guarantee, and (B) Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes, the Parent Guarantee or a Subsidiary Guarantee, shall only be permitted under the clause (ix) if (1) in case the Indebtedness to be refinanced is pari passu with the Notes, the Parent Guarantee or a Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the Notes, the Parent Guarantee or such Subsidiary Guarantee or (2) in case the Indebtedness to be refinanced is subordinated in right of payment of the Notes, the Parent Guarantee or a Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinated in right of payment to the Notes, the Parent Guarantee or a Subsidiary Guarantee; provided that no Indebtedness shall be incurred the proceeds of which are used to refinance the Notes unless all amounts due under the First Ranking Facility have been repaid in full; provided further that any such Indebtedness shall be subject to the limitations set forth in the relevant Original ER Group Debt Incurrence Provision;

(x)            Indebtedness Incurred by any member of the ER Group with respect to workers’ compensation claims or claims arising under similar legislation, or in connection with self-insurance obligations or similar requirements or bid, performance or surety bonds (in each case other than for an obligation for borrowed money);

(xi)            Indebtedness of any member of the ER Group arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(xii)            guarantees by any member of the ER Group of Indebtedness of another member of the ER Group that was permitted to be Incurred by another provision of this Section 4.03(a) and subject to compliance with Section 4.09; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes or to a Subsidiary Guarantee then such guarantee must be subordinated to the same extent as the Indebtedness being guaranteed;

(xiii)            guarantees by any member of the ER Group of any Indebtedness permitted to be Incurred under Section 4.03(b)(i); provided that such Indebtedness refinances the Notes in whole, and provided further that if the Indebtedness being guaranteed is subordinated in right of payment to the Parent Guarantee or to a Subsidiary Guarantee then such guarantee must be subordinated to the same extent as the Indebtedness being guaranteed;

(xiv)            the First Ranking Facility and the applicable First Ranking Facility Subsidiary Guarantees; and

(xv)            Indebtedness up to US$3 million (together with any Indebtedness Incurred by the Parent Guarantor or any Parent Entity under Section 4.03(b)(x)) Incurred by any member of the ER Group pursuant to Hedging Obligations designed solely to protect such member of the ER Group from fluctuations in interest rates, currencies or the price of commodities and not for speculation;

provided that, no Permitted ER Group Indebtedness (other than Permitted ER Group Indebtedness Incurred under clauses (iii), (iv), (xii) (to the extent the Indebtedness guaranteed thereunder are Incurred under clauses (iii) or (iv)) or (xiv) shall (A) mature before the Notes or the First Ranking Facility, (B) require any amortization payments before the maturity date of the Notes or the First Ranking Facility, (C) have an all in cost (including cash interest, fees and/or premium) greater than the cost of the Notes or the First Ranking Facility, (D) be guaranteed by the Parent Guarantor or a Subsidiary

Guarantor (other than Energy Resources Rail LLC (Mongolia), [Gobi Road LLC (Mongolia)]2, Tavan Tolgoi Airport LLC (Mongolia)), or (E) otherwise be on terms more favorable to the relevant lender(s) than the terms of the Notes; and

provided further that no Permitted ER Group Indebtedness Incurred under clauses (iii) or (iv) above may be used for Capex Costs.

(b)             The Parent Guarantor will not, and will not permit any Parent Entity to, Incur any Indebtedness (including Acquired Indebtedness). Notwithstanding the foregoing, the Parent Guarantor and any Parent Entity, may Incur each and all of the following (the “Permitted Parent Entity Indebtedness”, together with the “Permitted ER Group Indebtedness”, the “Permitted Indebtedness”):

(i)            Indebtedness that is junior and subordinated or structurally subordinated to the Parent Guarantee, the applicable Subsidiary Guarantees, the First Ranking Facility Parent Guarantee and the applicable First Ranking Facility Subsidiary Guarantees Incurred to refinance or redeem or purchase (i) the First Ranking Facility or (ii) once all amounts due under the First Ranking Facility have been repaid in full, the Notes, in the case of the First Ranking Facility up to an amount equal to the aggregate amount due under the First Ranking Facility and in the case of the Notes up to an amount equal to the aggregate amount due under the Notes;

(ii)            Indebtedness Incurred to fund investments (in the form of equity or convertible or non-convertible subordinated shareholder loans) in ERC or the Company by the Parent Guarantor in connection with the Expansion Transaction;

(iii)            Indebtedness under the Parent Guarantee and each Subsidiary Guarantee;

(iv)            Exchange Date Indebtedness of the Parent Guarantor or any Parent Entity;

(v)            Indebtedness of the Parent Guarantor or any Parent Entity owed to the Parent Guarantor or another Parent Entity; provided that (A) any event which results in any such Parent Entity ceasing to be a Parent Entity or any subsequent transfer of such Indebtedness (other than to the Parent Guarantor or any Parent Entity that is a Subsidiary Guarantor) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (v), and (B) if the Parent Guarantor or any Parent Entity is the obligor on such Indebtedness (and such Indebtedness is not owed to the Parent Guarantor or any Parent Entity that is

2 Note: Gobi Road LLC is currently in the process of being merged into the Company and may not exist as a corporate entity at the date of this Indenture. As a result of the merger, all the assets and liabilities of Gobi Road LLC, if any, shall become assets and liabilities of the Company.

a Subsidiary Guarantor), such Indebtedness shall be unsecured and expressly be subordinated in right of payment to the Parent Guarantee, in the case of the Parent Guarantor, or the Subsidiary Guarantee of such Parent Entity, in the case of a Parent Entity;

(vi)            Indebtedness (“Permitted Parent Entity Refinancing Indebtedness”, together with the Permitted ER Group Refinancing Indebtedness, the “Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance, refund, replace, exchange, renew, repay, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness (or Indebtedness repaid substantially concurrently with but in any case before the Incurrence of such Permitted Parent Entity Refinancing Indebtedness) Incurred under clause (i), (ii), (iii), (iv) or (vi) of Section 4.03(b) (the “Original Parent Entity Debt Incurrence Provisions”) in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance (A) the Notes, shall only be permitted under this clause (vi) if such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes, the Parent Guarantee or a Subsidiary Guarantee, and (B) Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes, the Parent Guarantee or a Subsidiary Guarantee shall only be permitted under this clause (vi) if (1) in case the Indebtedness to be refinanced is pari passu with the Notes, the Parent Guarantee or a Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, the Parent Guarantee or such Subsidiary Guarantee or (2) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, the Parent Guarantee or a Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes, the Parent Guarantee or such Subsidiary Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, the Parent Guarantee or such Subsidiary Guarantee; provided that no Indebtedness shall be incurred the proceeds of which are used to refinance the Notes unless all amounts due under the First Ranking Facility have been repaid in full; provided further that any such Indebtedness shall be subject to the limitations set forth in the relevant Original Parent Entity Debt Incurrence Provision;

(vii)            Indebtedness Incurred by the Parent Guarantor or any Parent Entity with respect to workers’ compensation claims or claims arising under similar legislation, or in connection with self-insurance obligations or similar requirements or bid, performance or surety bonds (in each case other than for an obligation for borrowed money);

(viii)            Indebtedness of the Parent Guarantor or any Parent Entity arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(ix)            guarantees by the Parent Guarantor or any Parent Entity of Indebtedness of the Parent Guarantor or any Parent Entity that was permitted to be Incurred by another provision of this Section 4.03(b);

(x)            Indebtedness up to US$3 million (together with any Indebtedness Incurred by any member of the ER Group underSection 4.03(a)(xv)) Incurred by the Parent Guarantor or any Parent Entity pursuant to Hedging Obligations designed solely to protect the Parent Guarantor or such Parent Entity from fluctuations in interest rates, currencies or the price of commodities and not for speculation; and

(xi)            the First Ranking Facility Parent Guarantees and the applicable First Ranking Facility Subsidiary Guarantees;

provided that no Permitted Parent Entity Indebtedness shall be guaranteed by any member of the ER Group (other than pursuant to Section 4.03(a)(xiii)).

(c)             For purposes of determining compliance with any U.S. Dollar denominated restriction on the Incurrence of Indebtedness under this Section 4.03, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.04.      Limitation on Restricted Payments. (a) The Parent Guarantor will not, and will not permit any Parent Entity to, directly or indirectly (the payments or any other actions described in clauses (i) through (iv) below being collectively referred to as “Parent Restricted Payments”):

(i)            declare or pay any dividend or make any distribution on or with respect to the Parent Guarantor’s or any Parent Entity’s Capital Stock (other than dividends or distributions payable solely in shares of the Parent Guarantor’s Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Parent Guarantor or any Parent Entity;

(ii)            purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Parent Guarantor, any Parent Entity or any direct or indirect parent of the Parent Guarantor held by any Persons other than the Parent Guarantor or any Parent Entity;

(iii)            make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Parent Guarantor and any Parent Entity); or

(iv)            make any Investment, other than a Permitted Investment.

(b)             Section 4.04(a) shall not be violated by reason of:

(i)            the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.04(a);

(ii)            the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Parent Guarantor or any Parent Entity with the Net Cash Proceeds of, or in exchange for, a substantially concurrent Incurrence of Permitted Parent Entity Refinancing Indebtedness;

(iii)            (A) the redemption, repurchase or other acquisition of Capital Stock of the Parent Guarantor (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Parent Guarantor) of, shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor (or options, warrants or other rights to acquire such Capital Stock) and (B) the redemption, repurchase or other acquisition of Capital Stock of any Parent Entity (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Parent Guarantor) of, shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor or such Parent Entity (or options, warrants or other rights to acquire such Capital Stock);

(iv)            the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Parent Guarantor or any

Parent Entity in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Parent Guarantor) of, shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor (or options, warrants or other rights to acquire such Capital Stock);

(v)            (x) the payment of any dividends or distributions declared, paid or made by a Parent Entity payable or (y) the redemption, repurchase, defeasance or other acquisition by a Parent Entity of any shares of its Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock), in each case on a pro rata basis or on a basis more favorable to the Parent Guarantor, to (or by) all holders of any class of Capital Stock of such Parent Entity, a majority of which is held, directly or indirectly, by the Parent Guarantor;

(vi)            a Permitted Investment under clause (1) of the definition thereof in the Capital Stock of a Parent Entity or the ER Parent held by a minority shareholder which Investment increases the proportion of the Capital Stock of such Parent Entity or the ER Parent held, directly or indirectly, by the Parent Guarantor;

(vii)            the repurchase, redemption or other acquisition or retirement for value of any Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Parent Guarantor or any Parent Entity held by an employee benefit plan of the Parent Guarantor or any Parent Entity, any current or former officer, director, consultant, or employee of the Parent Guarantor or any Parent Entity (or permitted transferees, authorized representatives, estates or heirs of any of the foregoing), provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed US$1.0 million (or the Dollar Equivalent using the Exchange Date as the date of determination) in any twelve-month period;

(viii)            any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Parent Guarantor or Preferred Stock of a Parent Entity made by exchange for or out of the Net Cash Proceeds of the substantially concurrent sale of Disqualified Stock of the Parent Guarantor or Preferred Stock of a Parent Entity, as the case may be, that, in each case, is permitted to be incurred pursuant to Section 4.03 hereof and that in each case constitutes Permitted Parent Entity Refinancing Indebtedness;

(ix)            repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(x)            cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent Guarantor; provided that the amount of payments made pursuant to this clause does not exceed US$2.0 million (or the Dollar Equivalent thereof) in any calendar year; or

(xi)            any Parent Restricted Payment made under the US$195,000,000 perpetual securities issued by the Parent Guarantor on the Exchange Date pursuant to an indenture dated as of the Exchange Date entered into between the Parent Guarantor, the Joint Provisional Liquidators and The Bank of New York Mellon as trustee;

provided that, in the case of clause (ii), (iii), (iv), (viii) or (xi) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

(c)             The Company will not, and will not permit any other member of the ER Group to, directly or indirectly (the payments or any other actions described in clauses (i) through (iv) below being collectively referred to as “ER Restricted Payments” and together with Parent Restricted Payments, “Restricted Payments”):

(i)            declare or pay any dividend or make any distribution on or with respect to the ER Parent’s or any member of the ER Group’s Capital Stock (other than dividends or distributions payable solely in shares of the ER Parent’s Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the ER Parent or any member of the ER Group;

(ii)            purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the ER Parent or any member of the ER Group held by any Persons other than the ER Parent or any member of the ER Group;

(iii)            make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the ER Parent or any member of the ER Group); or

(iv)            make any Investment, other than a Permitted Investment;

unless in accordance with any Permitted Cash Uses pursuant to Section 6.02.

(d)             Section 4.04(c) shall not be violated by reason of:

(i)            the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the ER Parent or any member of the ER Group that is a Subsidiary Guarantor with the Net Cash Proceeds of, or in exchange for, a substantially concurrent Incurrence of Permitted ER Group Refinancing Indebtedness;

(ii)            (A) the redemption, repurchase or other acquisition of Capital Stock of the ER Parent (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent capital contribution or sale (other than to a Subsidiary of the ER Parent) of, shares of Capital Stock (other than Disqualified Stock) of the ER Parent (or options, warrants or other rights to acquire such Capital Stock) and (B) the redemption, repurchase or other acquisition of Capital Stock of any member of the ER Group other than the ER Parent (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent capital contribution or sale (other than to a Subsidiary of the ER Parent) of, shares of Capital Stock (other than Disqualified Stock) of the ER Parent or such member of the ER Group (or options, warrants or other rights to acquire such Capital Stock);

(iii)            the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the ER Parent or any member of the ER Group that is a Subsidiary Guarantor in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or sale (other than to a Subsidiary of the ER Parent) of, shares of Capital Stock (other than Disqualified Stock) of the ER Parent (or options, warrants or other rights to acquire such Capital Stock);

(iv)            (x) the payment of any dividends or distributions declared, paid or made by any member of the ER Group (other than the ER Parent) payable or (y) the redemption, repurchase, defeasance or other acquisition by any member of the ER Group (other than the ER Parent) of any shares of its Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock), in each case on a pro rata basis or on a basis more favorable to the ER Parent, to (or by) all holders of any class of Capital Stock of such member of the ER Group, a majority of which is held, directly or indirectly, by the ER Parent; or

(v)            a Permitted Investment under clause (1) of the definition thereof in the Capital Stock of any member of the ER Group (other than the ER Parent) held by a minority shareholder which Investment increases the proportion of the Capital Stock of such member of the ER Group held, directly or indirectly, by the ER Parent;

provided that, in the case of clause (i), (ii) or (iii) of this Section 4.04(d), no Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

Section 4.05.      Limitation on Liens. (a) The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, assume or permit to exist any Lien (other than Permitted Liens) on (i) the Shared Collateral or the Non-Shared Collateral, or (ii) any Negative Pledge Assets.

(b)             The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, assume or permit to exist any Lien of any nature whatsoever on any of its assets or properties of any kind (other than (i) the Shared Collateral or the Non-Shared Collateral and (ii) any Negative Pledge Assets), whether owned at the Exchange Date or thereafter acquired, except Permitted Liens, unless the Notes are secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien, for so long as such obligation or liability is secured by such Lien; provided that, no Lien (other than on the Non-Shared Collateral) may be granted to secure the First Ranking Facility unless the Notes are secured equally and ratably by such Lien.

Section 4.06.      Limitation on Sale and Leaseback Transactions. The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Parent Guarantor or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(a)             the Parent Guarantor or any Restricted Subsidiary could have (x) Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under  Section 4.03 and (y) incurred a Lien to secure such Indebtedness pursuant to  Section 4.05, in which case, the corresponding Indebtedness and Lien will be deemed incurred pursuant to those provisions;

(b)             the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(c)             the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Parent Guarantor applies to the extent required the proceeds of such transaction in compliance with, Section 4.11.

Section 4.07.      Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Except as provided in Section 4.07(b), the Parent Guarantor will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)            pay dividends or make any other distributions on any Capital Stock of such Restricted Subsidiary owned by the Parent Guarantor or any other Restricted Subsidiary;

(ii)            pay any Indebtedness or other obligation owed to the Parent Guarantor or any other Restricted Subsidiary;

(iii)            make loans or advances to the Parent Guarantor or any other Restricted Subsidiary; or

(iv)            sell, lease or transfer any of its property or assets to the Parent Guarantor or any other Restricted Subsidiary.

(b)             The provisions of Section 4.07(a) do not apply to any encumbrances or restrictions:

(i)            existing in or as contemplated by the agreements as in effect on the Exchange Date, or in the Notes, the Parent Guarantee, the Subsidiary Guarantees, this Indenture, the Shared Security Documents, the First Ranking Facility, the First Ranking Facility Parent Guarantee, the First Ranking Facility Subsidiary Guarantees, each as of the Exchange Date, or any security documents with respect to the Non-Shared Collateral, and any amendments, extensions, refinancings, renewals or replacements of any of the foregoing agreements; provided that the encumbrances and restrictions in any such amendments, extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(ii)            existing under or by reason of applicable law, rule, regulation, license, concession, approval decree or order issued by any government or any agency thereof;

(iii)            with respect to any Person or the property or assets of such Person acquired by the Parent Guarantor or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(iv)            that otherwise would be prohibited by the provision described in Section 4.07(a)(iv) if they arise, or are agreed to in the ordinary course of business and, that (A) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license, (B) exist by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of the Parent Guarantor or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) do not relate to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Parent Guarantor or any Restricted Subsidiary in any manner material to the Parent Guarantor or any Restricted Subsidiary;

(v)            with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by Section 4.03, Section 4.08 and Section 4.11;

(vi)            with respect to the Parent Guarantor or any Restricted Subsidiary and imposed pursuant to an agreement that has been entered into in respect of Indebtedness permitted to be Incurred under Section 4.03 if, as determined in good faith by the Board of Directors, such encumbrances or restrictions (x) are customary for such types of agreements and (y) would not at the time agreed to, be expected to materially and adversely affect the ability of the Company to make required payments on the Notes and any extensions, refinancings, renewals or replacements of any of the foregoing agreements; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(vii)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(viii)            existing in customary provisions in joint venture agreements and other similar agreements permitted under this Indenture, to the extent such encumbrance or restriction relates to the activities or assets of a party to such joint venture and if, as determined by the Board of Directors, (A) the encumbrances or restrictions are customary for a joint venture or similar agreement of that type and (B) the encumbrances or restrictions would not, at the time agreed to, be expected to materially and adversely affect the ability of the Company to make the required payments on the Notes, the Parent Guarantor to fulfill its obligations under the Parent Guarantee or the Subsidiary Guarantors to fulfill their obligations under the applicable Subsidiary Guarantees; or

(ix)            customary provisions contained in agreements evidencing Liens incurred in accordance with Section 4.05.

Section 4.08.      Limitation on Sales and Issuances of Capital Stock in Restricted Subsidiaries. The Parent Guarantor will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(a)             that (i) any member of the ER Group may issue Capital Stock to another member of the ER Group, and (ii) the Parent Guarantor, any Parent Entity or the ER Parent may issue Capital Stock to the Parent Guarantor or a Restricted Subsidiary;

(b)             to the extent such Capital Stock represents director’s qualifying shares or is required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary;

(c)             the sale of all of the shares of Capital Stock of a Restricted Subsidiary if permitted under, and made in accordance with, Section 4.11;

(d)             the issuance or sale of Capital Stock of a Restricted Subsidiary (which remains a Restricted Subsidiary after any such issuance or sale); provided that such issuance or sale, to the extent required, is in accordance with Section 4.11; and

(e)             the issuance or sale of Capital Stock of a Restricted Subsidiary that does not remain a Restricted Subsidiary after such issuance or sale; provided that such transaction complies with Section 4.04 and Section 4.11.

Notwithstanding the foregoing, a Restricted Subsidiary may issue Common Stock to its shareholders on a pro rata basis or on a basis more favorable to the Parent Guarantor and its Restricted Subsidiaries.

Section 4.09.      Limitation on Issuances of Guarantees by Restricted Subsidiaries. (a) The Parent Guarantor will not permit any Restricted Subsidiary which is not a Subsidiary Guarantor, directly or indirectly, to guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company, the Parent Guarantor or any other Subsidiary Guarantor, unless (1) such Restricted Subsidiary, as soon as practicable but in any event within five Business Days thereafter, executes and delivers a supplemental indenture to this Indenture providing for an unsubordinated Subsidiary Guarantee of payment of the Notes by such Restricted Subsidiary, whereupon it shall become a “Subsidiary Guarantor” and (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Parent Guarantor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full.

(b)             If the Guaranteed Indebtedness (i) ranks pari passu in right of payment with the Notes or any Subsidiary Guarantee, then the guarantee of such Guaranteed Indebtedness shall rank pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (ii) is subordinated in right of payment to the Notes or any Subsidiary Guarantee, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Subsidiary Guarantee.

Section 4.10.      Repurchase of Notes upon a Change of Control. (a) Not later than 30 days following a Change of Control, the Company will make an Offer to Purchase all Notes then outstanding (a “Change of Control Offer”) at a purchase price equal to the Early Redemption Amount, to (but not including) the Offer to Purchase Payment Date.

(b)             The Company will timely repay all Indebtedness or obtain consents as necessary under, or terminate, agreements or instruments that would otherwise prohibit a Change of Control Offer required to be made pursuant to this Section 4.10.

(c)             Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the same manner, at the same times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Section 4.11.      Limitation on Asset Sales. (a) The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale involving any Core Asset (other than the Power Plant or the Capital Stock of United Power LLC) or any Negative Pledge Asset (other than the land use/possession right with respect to the land on which the Power Plant is sited (solely in the case of any Asset Sale involving the Power Plant) and other than as provided in Section 4.11(e)), unless:

(i)            such sale shall have been approved by the Holders of more than two thirds of the aggregate principal amount of the Notes then outstanding;

(ii)            such sale shall be at Fair Market Value (determined on the date of the contractual agreement for such sale);

(iii)            if the Fair Market Value of such Core Asset or Negative Pledge Asset exceeds US$20.0 million (or the Dollar Equivalent thereof), such sale shall be supported by a fairness opinion issued by an accounting or investment banking firm of recognized international standing (which may include the Company’s auditors) that the sale is fair from a financial point of view; and

(iv)            the proceeds from such sale shall be promptly deposited in the DSRA,

provided that any sale of the Capital Stock that is part of the Shared Collateral shall be of 100% of the shares in the relevant entity.

If the conditions in this Section 4.11(a) are satisfied, Liens over such Core Asset shall be released in connection with any such Asset Sale without the requirement for any consent of the Holders, the Trustee or the Shared Security Agent.

(b)             The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale involving the Power Plant or the Capital Stock of United Power LLC or the land use/possession right with respect to the land on which the Power Plant is sited (solely in the case of any Asset Sale involving the Power Plant), unless:

(i)            such sale shall be at Fair Market Value (which shall be at least equal to the book value of such Power Plant or Capital Stock of United Power LLC as determined in accordance with IFRS) (determined on the date of the contractual agreement for such sale);

(ii)            such sale shall be supported by a certificate issued by a third party expert of recognized international standing certifying that the Power Plant is not needed as the Company will have adequate access to the power grid to meet its electricity needs;

(iii)            the proceeds from such sale shall be promptly deposited in the DSRA; and

(iv)            if such sale is to an Affiliate of the Company, such sale shall be supported by a fairness opinion issued by an accounting or investment banking firm of recognized international standing (which may include the Company’s auditors) that the sale is fair from a financial point of view, provided that any sale of the Capital Stock of United Power LLC shall be of 100% of the shares in such entity.

If the conditions in this Section 4.11(b) are satisfied, Liens over the Power Plant or the Capital Stock of United Power LLC shall be released in connection with any such Asset Sale without the requirement for any consent of the Holders, the Trustee or the Shared Security Agent.

(c)             The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale not involving any Core Assets or any Negative Pledge Assets or the DSRA, unless:

(i)            no Default shall have occurred and be continuing or would occur as a result of such sale;

(ii)            the consideration received by the Parent Guarantor or such Restricted Subsidiary, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of (determined on the date of the contractual agreement for such sale);

(iii)            at least 75% of the consideration received consists of cash, Temporary Cash Investments or Replacement Assets; provided that in the case of a sale in which the Parent Guarantor or such Restricted Subsidiary receives Replacement Assets involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), the Parent Guarantor shall deliver to the Trustee an opinion as to the fairness to the Parent Guarantor or such Restricted Subsidiary of such sale from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized international standing. For purposes of this provision, each of the following will be deemed to be cash:

(A)            any liabilities, as shown on the Parent Guarantor’s most recent consolidated balance sheet, of the Parent Guarantor or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes, the Parent Guarantee or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that releases the Parent Guarantor or such Restricted Subsidiary from further liability; and

(B)            any securities, notes or other obligations received by the Parent Guarantor or any Restricted Subsidiary from such transferee that are promptly, but in any event within 60 days of effecting the applicable Asset Sale, converted by the Parent Guarantor or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

(iv)            Within 360 days after the receipt of any Net Cash Proceeds from such sale, the Parent Guarantor or any Restricted Subsidiary may apply such Net Cash Proceeds to:

(A)            permanently repay Senior Indebtedness of the Parent Guarantor or any Restricted Subsidiary or any Indebtedness of a Restricted Subsidiary that was secured by the assets that were the subject of such Asset Sale (and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments in an amount representing such permanent repayment with respect thereto) in each case owing to a Person other than the Parent Guarantor or a Restricted Subsidiary; or

(B)            develop or acquire Replacement Assets; provided that this clause (B) shall be satisfied if the Parent Guarantor or Restricted Subsidiary (x) enters into a definitive agreement committing to invest the relevant amount in Replacement Assets within 360 days of the receipt of such Net Cash Proceeds and (y) actually invests such amount in Replacement Assets within 180 days after the 360 day period.

(v)            Any Net Cash Proceeds from such sale that are not applied or invested as provided in clauses (iv)(A) and (iv)(B) above (the “Excess Proceeds”) shall be promptly deposited into the DSRA.

(d)             Notwithstanding the foregoing, any member of the ER Group shall be permitted to sell apartments to employees without any limitations, and the proceeds from such sales shall not be deposited into the DSRA.

(e)             Notwithstanding the foregoing, any Asset Sale consisting of no more than 49.9% of the Capital Stock of the Company or ERC in connection with the Expansion Transaction shall not be subject to any limitations set forth in this Section 4.11, provided that no less than 95% of the consideration (including non-cash consideration) received in exchange for such Capital Stock, less any fees, expenses or taxes, shall be contributed substantially concurrently with such Asset Sale to the ER Group and applied to finance the Expansion Transaction or a Permitted Business of the Company.

(f)             Except as provided for in Section 6.02, there shall be no sale, transfer or other disposition or series of related sales, transfers or other dispositions, of assets or cash in the DSRA.

Section 4.12.      Limitation on Transactions with Shareholders and Affiliates. (a) The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with (x) any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Parent Guarantor or (y) with any Affiliate of the Parent Guarantor (each an “Affiliate Transaction”), unless:

(i)            the Affiliate Transaction is on terms that are no less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Parent Guarantor or the relevant Restricted Subsidiary with a Person that is not such a holder or an Affiliate of the Parent Guarantor; and

(ii)            the Parent Guarantor delivers to the Trustee:

(A)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), in addition to the Board Resolution required in clause (a)(ii)(A) of this Section 4.12, an opinion issued by an accounting, appraisal or investment banking firm of recognized international standing as to the fairness to the Parent Guarantor or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view.

(b)             The foregoing limitation does not limit, and shall not apply to:

(i)            any employment or compensation agreement (whether based in cash or securities), officer or director indemnification agreement, severance or termination agreement or any similar arrangement entered into by the Parent Guarantor or any Restricted Subsidiary with their respective officers, directors or employees and payments pursuant thereto, including the payment of reasonable fees and reimbursement of expenses, in each case in the ordinary course of business;

(ii)            transactions between or among the Parent Guarantor and any Wholly Owned Restricted Subsidiary (other than any member of the ER Group) or between or among Wholly Owned Restricted Subsidiaries (other than any member of the ER Group);

(iii)            transactions between and among any member of the ER Group;

(iv)            transactions between, on the one hand, the Parent Guarantor or any Parent Entity and, on the other hand, any member of the ER Group relating to any Indebtedness or Investment permitted to be Incurred or made under the Indenture;

(v)            any Restricted Payment (other than a Permitted Investment) not prohibited by Section 4.04;

(vi)            any issuance or sale of Capital Stock (other than Disqualified Stock) of the Parent Guarantor;

(vii)            the payment of compensation to officers and directors of the Parent Guarantor or any Restricted Subsidiary pursuant to an employee stock or share option scheme, so long as such scheme is in compliance with the listing rules of The Stock Exchange of Hong Kong Limited;

(viii)            transactions with a Person (other than any member of the ER Group or an Unrestricted Subsidiary of the Parent Guarantor) that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor, directly or indirectly, owns Capital Stock in, or controls, such Person or solely because the Parent Guarantor or one of its Subsidiaries has the right to designate one or more members of the Board of Directors or similar governing body of such Person;

(ix)            loans or advances to officers, directors or employees in the ordinary course of business in an aggregate principal amount not to exceed US$5.0 million (or the Dollar Equivalent thereof) at any one time outstanding;

(x)            any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Parent Guarantor or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition or merger; and

(xi)            transactions with a Person that is an Affiliate of the Parent Guarantor solely as a result of or in connection with the Expansion Transaction.

(c)             In addition, the requirements of Section 4.12(a)(ii) shall not apply to (i) Investments (other than Permitted Investments) not prohibited by Section 4.04, (ii) transactions pursuant to agreements in effect on the Exchange Date, or any amendment or modification or replacement thereof, so long as such amendment, modification or replacement is not materially more disadvantageous to the Parent Guarantor and its Restricted Subsidiaries than the original agreement in effect on the Exchange Date, (iii) transactions with customers, clients, suppliers, contractors, other service providers or purchasers and sellers of goods and services or lessors or lessees, and (iv) any transaction between or among the Parent Guarantor and any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary (other than any member of the ER Group); provided that (A) in the case of clause (iii), such transaction is entered into in the ordinary course of business and (B) in the case of clause (iv) none of the minority shareholders or minority partners of or in such Restricted Subsidiary is a Person described in clauses (x) or (y) of Section 4.12(a) (other than by reason of such minority shareholder or minority partner being an officer or director of such Restricted Subsidiary).

Section 4.13.      Limitation on the Parent Guarantor’s Business Activities. The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any business other than a Permitted Business; provided, however, that the Parent Guarantor or any Restricted Subsidiary may own Capital Stock of an Unrestricted Subsidiary or joint venture or other entity that is engaged in a business other than a Permitted Business as long as any Investment therein was not prohibited when made by Section 4.04.

Section 4.14.      Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(i)            no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(ii)            neither the Parent Guarantor nor any Restricted Subsidiary guarantees or provides credit support for the Indebtedness of such Restricted Subsidiary;

(iii)            such Restricted Subsidiary has no outstanding Indebtedness that could trigger a cross-default to the Indebtedness of the Parent Guarantor or any other Restricted Subsidiary;

(iv)            such Restricted Subsidiary does not own any Disqualified Stock of the Parent Guarantor or Disqualified or Preferred Stock of another Restricted Subsidiary or hold any Indebtedness or any Lien on any property, of the Parent Guarantor or any Restricted Subsidiary, if such Disqualified or Preferred Stock or Indebtedness could not be Incurred under Section 4.03 or such Lien would violate Section 4.05;

(v)            such Restricted Subsidiary does not own any Voting Stock of another Restricted Subsidiary, and all of its Subsidiaries are Unrestricted Subsidiaries or are being concurrently designated as Unrestricted Subsidiaries in accordance with this Section 4.14(a);

(vi)            the Investment deemed to have been made thereby in such newly-designated Unrestricted Subsidiary and each other newly designated Unrestricted Subsidiary being concurrently redesignated would be permitted to be made under Section 4.04; and

(vii)            no member of the ER Group or any direct or indirect holding company of the ER Group may be designated as an Unrestricted Subsidiary.

(b)             The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i)            no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(ii)            any Indebtedness of such Unrestricted Subsidiary outstanding at the time of such designation which will be deemed to have been Incurred by such newly-designated Restricted Subsidiary as a result of such designation would be permitted to be Incurred under Section 4.03;

(iii)            any Lien on the property of such Unrestricted Subsidiary at the time of such designation which will be deemed to have been Incurred by such newly-designated Restricted Subsidiary as a result of such designation would be permitted to be Incurred under Section 4.05;

(iv)            such Unrestricted Subsidiary is not a Subsidiary of another Unrestricted Subsidiary (that is not concurrently being designated as a Restricted Subsidiary); and

(v)            if such Restricted Subsidiary is a Wholly Owned Subsidiary which, directly or indirectly, own any mining deposits or reserves or any mining license (other than with respect to the Baruun Naran mine), such Restricted Subsidiary shall upon such designation execute and deliver to the Trustee a supplemental indenture to this Indenture by which such Restricted Subsidiary shall become a Subsidiary Guarantor.

Notwithstanding the foregoing, the Parent Guarantor will not be obligated to cause any Restricted Subsidiary to guarantee the Notes to the extent such guarantee could reasonably be expected to give rise to or result in any conflict with or violation of applicable law (or risk of personal or criminal liability for the officers, directors, managers or shareholders of such Restricted Subsidiary).

Section 4.15.      Anti-Layering. Subject to Section 4.19, the Company will not, the Parent Guarantor will not and will not permit any Subsidiary Guarantor to, Incur any Indebtedness if such Indebtedness is contractually subordinated in right of payment to any other Indebtedness of the Company, the Parent Guarantor or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes, the Parent Guarantee or the applicable Subsidiary Guarantee, on substantially identical terms. This does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or guarantees securing or in favor of some but not all of such Indebtedness.

Section 4.16.      Provision of Financial Statements, Reports and Compliance Certificate. (a) So long as any of the Notes remain outstanding, the Parent Guarantor will furnish to the Trustee, as soon as they are available but in any event not more than ten calendar days after they are filed with The Stock Exchange of Hong Kong Limited or any other securities exchange on which the Parent Guarantor’s ordinary shares are at any time listed for trading, true and correct copies of any financial or other report in the English language filed with such exchange; provided that, if at any time the ordinary shares of the Parent Guarantor cease to be listed for trading on a recognized securities exchange, the Parent Guarantor will file with the Trustee and furnish to the Holders (in the English language or accompanied by a certified English translation):

(i)            as soon as they are available, but in any event within 120 calendar days after the end of each fiscal year of the Parent Guarantor, annual reports containing, and in a level of detail that is comparable in all material respects to that included in the 2015 annual report of the Parent Guarantor, the following information: (i) audited consolidated balance sheets of the Parent Guarantor of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Parent Guarantor for the two most recent fiscal years, including complete footnotes to such financial statements and the audit report of a member firm of an internationally recognized firm of independent accountants on the financial statements; (ii) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition and liquidity and capital resources of the Parent Guarantor, and a discussion of material recent developments and material commitments and contingencies and critical accounting policies; and (iii) description of the business, management and shareholders of the Parent Guarantor (on a consolidated basis);

(ii)            as soon as they are available, but in any event within 90 calendar days after the end of the first Semiannual Fiscal Period of the Parent Guarantor in any fiscal year, semi-annual reports of the Parent Guarantor containing, and in a level of detail that is comparable in all material respects to that included in the 2015 interim report of the Parent Guarantor, the following information: (i) an unaudited condensed consolidated balance sheet as of the end of such Semiannual Fiscal Period and unaudited condensed consolidated statements of income of the Parent Guarantor for the most recent Semiannual Fiscal Period ending on the unaudited condensed consolidated balance sheet date, and the comparable prior year period, together with condensed footnote disclosure, reviewed by a member firm of an internationally recognized firm of independent accountants together with the review report thereon; and (ii) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition and liquidity and capital resources of the Parent Guarantor, and a discussion of material recent developments and material changes in commitments and contingencies and critical accounting policies since the most recent annual report; and

(iii)            promptly after the occurrence of (i) any Material Acquisition or Disposition or restructuring, (ii) any senior executive officer changes at the Parent Guarantor or change in auditors of the Parent Guarantor or (iii) any other material event not in the ordinary course of business, solely with respect to this sub-

clause (iii), that the Parent Guarantor announces publicly, a report containing a description of such event.

(b)             So long as any of the Notes remain outstanding, and concurrently with the provision of the Parent Guarantor’s financial statements under (a), the Company will furnish to the Trustee and furnish to the Holders:

(i)            as soon as they are available, but in any event within 120 calendar days after the end of each fiscal year of the Company, its audited consolidated annual financial statements consisting of consolidated balance sheets of the Company of the end of the two most recent fiscal years and consolidated income statements and statements of cash flow of the Company for the two most recent fiscal years, including complete footnotes to such financial statements and the audit report of a member firm of an internationally recognized firm of independent accountants on the financial statements; and

(ii)            as soon as they are available, but in any event within 90 calendar days after the end of the first Semiannual Fiscal Period of the Company in any fiscal year, its unaudited consolidated semi-annual financial statements consisting of an unaudited condensed consolidated balance sheet as of the end of such Semiannual Fiscal Period and unaudited condensed consolidated statements of income of the Company for the most recent Semiannual Fiscal Period ending on the unaudited condensed consolidated balance sheet date, and the comparable prior year period, together with condensed footnote disclosure, reviewed by a member firm of an internationally recognized firm of independent accountants together with the review report thereon.

(c)             The Parent Guarantor, the Company and each Subsidiary Guarantor have agreed that, for as long as any Notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which the Company or such Subsidiary Guarantor is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, the Parent Guarantor, the Company or such Subsidiary Guarantor, as the case may be, will supply to (i) any Holder or beneficial owner of a Note or (ii) a prospective purchaser of a Note or a beneficial interest therein designated by such Holder or beneficial owner, the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act upon the request of any Holder or beneficial owner of a Note.

(d)             All obligors on the Notes will comply with Section 314(a) of the Trust Indenture Act.

(e)             Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s, the Parent Guarantor’s and each Subsidiary Guarantor’s, as the case may be, compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officers’ Certificate).

Section 4.17.      Additional Amounts. (a) All payments of principal of, and premium (if any) (including, for the avoidance of doubt, any Cash Sweep Premium) and interest on, the Notes or under the Parent Guarantee or the Subsidiary Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company, a Surviving Person (as defined under Section 5.01), the Parent Guarantor or an applicable Subsidiary Guarantor is organized or resident for tax purposes or any jurisdiction from or through which payment is made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company, a Surviving Person, the Parent Guarantor or the applicable Subsidiary Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holder of each Note of such amounts payable under the Notes, the Parent Guarantee or the Subsidiary Guarantees as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

(i)            for or on account of:

(A)            any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(1)            the existence of any present or former connection between the Holder or beneficial owner of such Note and the Relevant Jurisdiction other than merely holding such Note or the receipt of payments thereunder or under the Parent Guarantee or a Subsidiary Guarantee or the enforcement of rights thereunder, as the case may be, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(2)            the presentation of such Note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), if any, and interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except (i) to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period or (ii) if the Note had to be presented for payment in Mongolia during such 30-day period and could not have been presented for payment elsewhere;

(3)            the failure of the Holder or beneficial owner to comply with a reasonable request of the Company, a Surviving Person, the Parent Guarantor or any Subsidiary Guarantor addressed to the Holder at least 60 days prior to the first payment with respect to which it is applicable, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would have reduced (and in such case Additional Amounts will be payable only with respect to such reduced amount) or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to the Holder, provided further that (i) while the Notes are held in global form, this clause (3) shall apply only if the clearing system has reasonable procedures in place to provide notices to, and collect information from, holders of interests in the global Notes and to allocate payments of additional amounts thereto and (ii) no holder of an interest in the Notes that is a pass-through entity, or a beneficial owner that holds an interest in the Notes through such pass-through entity, shall have any obligation to establish eligibility for a reduced withholding tax rate under any income tax treaty to the extent it is not reasonably practicable for such holder or beneficial owner to do so; or

(4)            the presentation of such Note (in cases in which presentation is required) for payment in the Relevant Jurisdiction, unless such Note (i) could not have been presented for payment elsewhere, or (ii) could have been presented for payment only in Mongolia; or

(B)            any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

(C)            any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest or any premium on the Notes or payments under the Parent Guarantee or the Subsidiary Guarantees; or

(D)            any taxes imposed pursuant to Sections 1471 through 1474 of the Code, or current or future U.S. Treasury Regulations or rulings promulgated thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any law, regulation or other official guidance enacted or published in any jurisdiction implementing FATCA or an intergovernmental agreement with respect thereto, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(E)            any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (A), (B), (C), or (D), or

(ii)            to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment, to the extent that such payment would be required to be included for tax purposes in the income under the laws of a Relevant Jurisdiction of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, member or beneficial owner been the Holder thereof.

(b)             Whenever there is mentioned in any context the payment of principal, premium or interest in respect of any Note, the Parent Guarantee or any Subsidiary Guarantee, such mention shall be deemed to include payment of Additional Amounts provided for in this Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(c)             If the Company, the Parent Guarantor or any Subsidiary Guarantor will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Parent Guarantee or the relevant Subsidiary Guarantees, the Company, the Parent Guarantor or such Subsidiary Guarantor shall deliver to the Trustee, at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company, the Parent Guarantor or such Subsidiary Guarantor, as applicable, shall notify the Trustee promptly thereafter), an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate must also set forth any other information necessary to enable the Trustee to pay Additional Amounts to the Holders on the relevant payment date.

Section 4.18.      No Payments for Consents. The Parent Guarantor will not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes in connection with an exchange offer, the Parent Guarantor and any Restricted Subsidiary may exclude (1) Holders or beneficial owners of the Notes that are not “qualified institutional buyers” as defined in Rule 144A under the

Securities Act, and (2) Holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require the Parent Guarantor or any Restricted Subsidiary to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Parent Guarantor in its sole discretion.

Section 4.19.      Compliance Certificate. The Parent Guarantor will submit an Officers’ Certificate, substantially in the form of Exhibit H hereto, to the Trustee, on or before a date not more than 120 days after the end of each fiscal year and within 14 days of any request from the Trustee, that a review has been conducted of the activities of the Parent Guarantor and the Restricted Subsidiaries and the Parent Guarantor’s and the Restricted Subsidiaries’ performance under this Indenture and the Shared Security Documents and that the Parent Guarantor and the Restricted Subsidiaries have complied with all conditions and covenants thereunder, or, if there has been a failure to comply with any such condition or covenant, specifying each such failure and the nature and status thereof. The Parent Guarantor will also be obligated to immediately, and in any event no later than 30 days following the occurrence of any Default or Defaults, notify the Trustee in writing of such Default or Defaults in the performance of any covenants or agreements under this Indenture and the Shared Security Documents.

Section 4.20.      Governmental Approvals and Licenses; Compliance with Law. The Parent Guarantor will, and will cause each Restricted Subsidiary to, (a) obtain and maintain in full force and effect all governmental approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in the Permitted Business, (b) preserve and maintain good and valid title to its properties and assets (including mining and land-use rights) free and clear of any Liens other than Permitted Liens and (c) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except to the extent that failure so to obtain, maintain, preserve and comply would not reasonably be expected to have a material adverse effect on (i) the business, results of operations or prospects of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole or (ii) the ability of the Company, the Parent Guarantor or any Subsidiary Guarantor to perform its obligations under the Notes, the Parent Guarantee or the relevant Subsidiary Guarantee, this Indenture or the Notes, as applicable.

Section 4.21.      Payment of Taxes and other Claims. The Parent Guarantor will pay or discharge, and cause each of its Subsidiaries to pay or discharge before the same become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon the Parent Guarantor or any Subsidiary or its income or profits or property and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Parent Guarantor or any Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

Section 4.22.      Maintenance of Insurance. The Parent Guarantor will, and will cause each Restricted Subsidiary, to maintain insurance with reputable and financially sound carriers against such risks and in such amounts as is customarily carried by similar companies engaged in similar business to the Permitted Business in the jurisdictions in which the Parent Guarantor or such Restricted Subsidiary conducts its businesses, including, without limitation, property and casualty insurance.

Section 4.23.      Reporting of Indenture Obligations. Within 15 days of the date of the Exchange Date, the Parent Guarantor shall notify the Mongolian Ministry of Finance of the establishment of the DSRA and shall request that the DSRA be registered with the Mongolian Ministry of Finance (but, for the avoidance of doubt, the Parent Guarantor shall have no obligation whatsoever to ensure that such registration is made by the Mongolian Ministry of Finance). The Parent Guarantor shall ensure that the obligations under this Indenture shall be reported to the Bank of Mongolia within 15 days of the Exchange Date.

Article 5
Consolidation, Merger and Sale of Assets

Section 5.01.      Consolidation, Merger and Sale of Assets. (a) The Company will not consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions), unless:

(i)            (x) the Company shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger, or with or into which the Company consolidated or merged, or that acquired or leased such property and assets (the “Surviving Person”) (A) shall be a corporation organized and validly existing under the laws of the Cayman Islands, the British Virgin Islands, Luxembourg, Mongolia or Hong Kong or any jurisdiction thereof and (B) shall expressly assume (a) by a supplemental indenture to this Indenture, executed and delivered to the Trustee, all the obligations of the Company under this Indenture, the Notes and the Shared Security Documents, as the case may be, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes, or from or through which payment is made, and (b) to the extent required by the Intercreditor Agreement, all obligations of the Company under the Intercreditor Agreement, and (y) this Indenture, the Notes, the Intercreditor Agreement and the Shared Security Documents, as the case may be, shall remain in full force and effect;

(ii)            immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(iii)            the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

(iv)            the Parent Guarantor and each Subsidiary Guarantor, unless the Parent Guarantor or such Subsidiary Guarantor is the Person with which the Company has entered into a transaction described under this Section 5.01, shall execute and deliver a supplemental indenture to this Indenture confirming that its Parent Guarantee or Subsidiary Guarantee, as applicable, shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and this Indenture; and

(v)            no Rating Decline shall have occurred.

(b)             The Parent Guarantor will not consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions), unless:

(i)            (x) the Parent Guarantor shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger, or with or into which the Parent Guarantor consolidated or merged, or that acquired or leased such property and assets (A) shall be a corporation organized and validly existing under the laws of the Cayman Islands, the British Virgin Islands, Luxembourg, Mongolia or Hong Kong or any jurisdiction thereof and (B) shall expressly assume (a) by a supplemental indenture to this Indenture, executed and delivered to the Trustee, all the obligations of the Parent Guarantor under this Indenture, the Parent Guarantee and the Shared Security Documents, as the case may be, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes, or from or through which payment is made, and (b) to the extent required by the Intercreditor Agreement, all obligations of the Company under the Intercreditor Agreement, and (y) this Indenture, the Parent Guarantee, the Intercreditor Agreement and the Shared Security Documents, as the case may be, shall remain in full force and effect;

(ii)            immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(iii)            the Parent Guarantor delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

(iv)            each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Parent Guarantor has entered into a transaction described under this Section 5.01, shall execute and deliver a supplemental indenture to this Indenture confirming that its Subsidiary Guarantee shall apply to the obligations of the Company in accordance with the Notes and this Indenture; and

(v)            no Rating Decline shall have occurred.

(c)             Subject to Section 5.01(d), no Subsidiary Guarantor will consolidate with or merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions) to another Person (other than the Parent Guarantor or another Subsidiary Guarantor), unless:

(i)            such Subsidiary Guarantor shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger or that acquired or leased such property and assets shall be the Company, the Parent Guarantor, another Subsidiary Guarantor or shall become a Subsidiary Guarantor concurrently with the transaction by executing and delivering a supplemental indenture to this Indenture to the Trustee;

(ii)            immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(iii)            the Parent Guarantor delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger or transfer and the relevant supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

(iv)            no Rating Decline shall have occurred;

provided that this (c) shall not apply to (A) any sale or other disposition that complies with Section 4.11 or any Subsidiary Guarantor whose Subsidiary Guarantee is unconditionally released in accordance with the provisions of Section 13.11 and (B) a consolidation or merger of any Subsidiary Guarantor with and into the Company, the Parent Guarantor or any other Subsidiary Guarantor, so long as the Company, the Parent Guarantor or such Subsidiary Guarantor survives such consolidation or merger.

(d)             No member of the ER Group will consolidate with or merge with or into the Parent Guarantor or any Parent Entity, permit the Parent Guarantor or any Parent Entity to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions) to the Parent Guarantor or any Parent Entity.

Subject to Section 5.01(d), nothing in this Indenture will prevent any Restricted Subsidiary that is not a Subsidiary Guarantor from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Company, the Parent Guarantor, a Subsidiary Guarantor or any other Restricted Subsidiary. The Company, the Parent Guarantor or any Subsidiary Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, the Parent Guarantor or such Subsidiary Guarantor, reincorporating the Company, the Parent Guarantor or such Subsidiary Guarantor in another jurisdiction in compliance with Section 5.01(a)(i)(x) or Section 5.01(b)(i)(x) or changing the legal form of the Company, the Parent Guarantor or such Subsidiary Guarantor.

Article 6
Cash Sweep Premium

Section 6.01.      Debt Service Reserve Account. The Company shall establish a debt service reserve account (the “DSRA”) outside Mongolia with [Standard Chartered Bank] (account number [●]).

Section 6.02.      Permitted Cash Uses. While the DSRA remains in place, the only permitted uses of cash generated from operations by any member of the ER Group (including any cash distribution to any member of the ER Group on the Capital Stock of a joint venture entity) (the “Permitted Cash Uses”) shall be as follows:

(a)             Current operating expenses (including repayment of overdue trade payables and other similar obligations, payments of royalties and taxes but excluding, for the avoidance of doubt, depreciation and amortization, any non-cash charges or expenses, Group Costs and Finance Costs) (the “Operating Costs”). With respect to overdue trade payables, all trade payables reflected on the ER Group’s consolidated balance sheet as of the Exchange Date shall be deemed to be overdue trade payables and shall be referred to as the “Exchange Date Overdue Trade Payables”. To the extent the ER Group repays in excess of US$60.0 million (or the Dollar Equivalent thereof) of Exchange Date Overdue Trade Payables (the “Exchange Date Overdue Trade Payable Limit”) in any Semiannual Fiscal Period, any such excess amount shall reduce the Cash Threshold dollar-for-dollar (provided that the ER Group cannot repay Exchange Date Overdue Trade Payables such that the Cash Threshold is reduced to less than zero);

(b)             Spending on capital expenditures (excluding capitalized pre-stripping costs but including any Permitted Expansion Transaction Investment) (the “Capex Costs”) up to a maximum aggregate amount of US$25.0 million (or the Dollar Equivalent thereof) per fiscal year (the “Capex Limit”). Upon the occurrence of an Expansion Trigger Event, the Capex Limit shall automatically increase to US$50.0 million (or the Dollar Equivalent thereof) per fiscal year. The ER Group may spend in excess of the Capex Limit provided that any capital expenditures in excess of the Capex Limit shall reduce the Cash Threshold dollar-for-dollar (provided that the ER Group cannot spend on Capex Costs such that the Cash Threshold is reduced to less than zero). Notwithstanding the foregoing, this clause (b) shall not apply to purchases of Replacement Assets with proceeds received in connection with any insurance claim, award or reimbursement;

(c)             Cash payments to the Parent Guarantor or any Parent Entity up to a maximum aggregate amount of US$5.0 million (or the Dollar Equivalent thereof) per fiscal year to fund such members’ cash needs for purposes of their corporate housekeeping needs, including, without limitation, various corporate service fees (the “Group Costs”). Such payments may take any form, including but not limited to dividends, payments on shareholder loans or the extension of intragroup credit;

(d)             Cash coupon, interest, premium and principal payments, and fees, costs and expenses due on the Notes and on the First Ranking Facility and any permitted cash interest and principal payments due on the Permitted ER Group Indebtedness other than any Indebtedness owed to any direct or indirect shareholder of the Company (the “Finance Costs”).

(e)             The Trustee shall not be responsible for monitoring or supervising the amounts to be maintained in the DSRA and shall not be responsible for ensuring that the amounts withdrawn from the DSRA were applied in accordance with the provisions of the Indenture.

Section 6.03.      Payment Waterfall.

(a)             If, at the end of any Semiannual Fiscal Period (or, in the case of the three month period ending on the Maturity Date, at the end of such three month period), the ER Group’s aggregate cash balance, after taking into account any Permitted Cash Uses, exceeds the Cash Threshold, such excess amount will constitute “ER Excess Cash”. For the avoidance of doubt, any balance in the DSRA will not count towards the amount of cash held by the ER Group for the purposes of this calculation. For so long as any amount remains outstanding under the First Ranking Facility, any ER Excess Cash shall be deposited into the DSRA no later than 15 Business Days after the release of the financial statements of the Company and the Parent Guarantor pursuant to Section 4.16 in respect of the relevant Semiannual Fiscal Period (which shall be released concurrently); provided that any ER Excess Cash for the Semiannual Fiscal Period ending on June 30, 2022 that is required to be deposited into the DSRA shall be deposited into the DSRA no later than five Business Days prior to the Maturity Date.

(b)             If, upon full repayment of the First Ranking Facility, there is any cash balance in the DSRA, the Company shall, within 15 Business Days of full repayment of the First Ranking Facility, pay such cash to the Holders of record of the Notes at the close of business on the day that is 15 days immediately preceding such payment date, as premium on principal (the “Cash Sweep Premium”) in one single payment, subject to a maximum aggregate amount of US$75.0 million (or the Dollar Equivalent thereof) (the “Cash Sweep Cap”). The Company shall furnish to the Trustee an Officers’ Certificate setting out the payment date and the amount of the Cash Sweep Premium to be paid no later than ten Business Days prior to such payment date.

(c)             Subject to Section 6.03(d), after full repayment of the First Ranking Facility, if, at the end of any Semiannual Fiscal Period, there is ER Excess Cash, the ER Excess Cash shall be paid to Holders of record of the Notes at the close of business on the day that is 15 days immediately preceding such payment date as Cash Sweep Premium no later than 15 Business Days after the release of the financial statements of the Company and the Parent Guarantor in respect of such period (which shall be released concurrently); provided that any ER Excess Cash for the Semiannual Fiscal Period ending on June 30, 2022 shall be paid to the Holders no later than the Maturity Date. The Cash Sweep Premium shall terminate upon redemption of the Notes in accordance with Article 3.

(d)             After full repayment of the First Ranking Facility, for so long as any Notes remain outstanding, after payments of the Cash Sweep Premium have reached the Cash Sweep Cap:

(i)            Any ER Excess Cash shall be deposited in the DSRA no later than 15 Business Days after the release of the financial statements of the Company and the Parent Guarantor pursuant to Section 4.16 in respect of the relevant Semiannual Fiscal Period (which shall be released concurrently); provided that any ER Excess Cash for the Semiannual Fiscal Period ending on June 30, 2022 shall be deposited into the DSRA no later than five Business Days prior to the Maturity Date;

(ii)            No later than 90 days after any date on which the cash balance of the DSRA exceeds US$35.0 million (or the Dollar Equivalent thereof), the Company will use the funds deposited in the DSRA (minus US$10.0 million (or the Dollar Equivalent thereof)) to (i) conduct a partial buyback of the Notes via a tender offer or a reverse Dutch auction (and the Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulation (or rules of any exchange on which the Notes are then listed) in connection with such tender offer or reverse Dutch auction) or (ii) redeem the Notes in accordance with Article 3; and

(iii)            If cash flow after the Operating Costs and the Capex Costs is not sufficient to pay in full the cash coupon due on an Interest Payment Date with respect to the Notes, the US$10.0 million (or the Dollar Equivalent thereof) cash balance in the DSRA can be used to the extent needed to make the cash coupon payment. The US$10.0 million (or the Dollar Equivalent thereof) balance of the DSRA can also be used for buybacks to the extent the principal amount outstanding of the Notes is less than US$10.0 million (or the Dollar Equivalent thereof).

(e)             With respect to any buyback of the Notes via a tender offer or reverse Dutch auction, the Company may determine in its discretion the price to be offered. However, the funds in the DSRA that are required to be used for buybacks or redemption of the Notes as set out above may be used only for such buybacks or redemption.

(f)             After full repayment of the First Ranking Facility and once the Notes have been repaid in full (including, for the avoidance of doubt, any Cash Sweep Premium payable for any Semiannual Fiscal Period or for the three month period ending on the Maturity Date), the DSRA shall terminate and any cash in the DSRA shall be released to the Company and may be used by the Company in its discretion.

Section 6.04.      Certificate.

(a)             No later than ten Business Days after the release of the financial statements of the Company and the Parent Guarantor pursuant to Section 4.16 in respect of each Semiannual Fiscal Period (which shall be released concurrently):

(i)            the Company shall make publicly available the calculation of ER Excess Cash for the relevant Semiannual Fiscal Period certified by the chief accounting officer of the Company, which shall be reasonably detailed and include the ER Group’s consolidated cash balance, Operating Costs (including Exchange Date Overdue Trade Payables paid for in each Semiannual Fiscal Period), Capex Costs (including any Permitted Expansion Transaction Investments), Group Costs, Finance Costs and Cash Threshold (including Excluded Cash Credit) (the “ER Excess Cash Calculations”); and

(ii)            the Company shall furnish to the Trustee an Officers’ Certificate on whether any Cash Sweep Premium is payable or not for the relevant period, attaching the certificate of its independent auditors addressed to the Trustee and the Company substantially in a form as set forth in Exhibit G hereto and verifying the ER Excess Cash Calculations;

provided that the ER Excess Cash Calculations and the related Officers’ Certificate for the Semiannual Fiscal Period ending on June 30, 2022 shall be made available no later than ten Business Days prior to the Maturity Date.

(b)             No later than ten Business Days after the Maturity Date:

(i)            the Company shall make publicly available on its website the calculation of ER Excess Cash for the three months period ended on the Maturity Date certified by the chief accounting officer of the Company, which shall be reasonably detailed and include the ER Group’s consolidated cash balance, Operating Costs (including Exchange Date Overdue Trade Payables paid for in each Semiannual Fiscal Period), Capex Costs (including any Permitted Expansion Transaction Investments), Group Costs, Finance Costs and Cash Threshold (including Excluded Cash Credit) (the “Maturity Date ER Excess Calculations”); and

(ii)            the Company shall furnish to the Trustee an Officers’ Certificate on whether any Cash Sweep Premium is payable or not for the relevant period, attaching the certificate of its independent auditors addressed to the Trustee and the Company substantially in a form as set forth in Exhibit G hereto and verifying the Maturity Date ER Excess Cash Calculations.

(c)             The Trustee shall be entitled to accept such certificate as conclusive evidence of the information contained therein.

Article 7
Default and Remedies

Section 7.01.      Events of Default. Each of the following events is an “Event of Default”:

(a)             default in the payment of principal of (or premium (including, for the avoidance of doubt, any Cash Sweep Premium), if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise or default in the performance or breach of the provisions of Article 6;

(b)             default in the payment of interest or Additional Amounts, if any, on any Note when the same becomes due and payable, and such default continues for a period of 30 consecutive days;

(c)             default in the performance or breach of the provisions of Section 5.01, or the failure by the Company to make or consummate an Offer to Purchase in the manner described under Section 4.10, or the failure by the Parent Guarantor to deposit the proceeds of Asset Sales into the DSRA pursuant to Section 4.11, or the failure by the Parent Guarantor to create, or cause its Restricted Subsidiaries to create, a first priority Lien on the Shared Collateral (subject to any Permitted Liens and the Intercreditor Agreement) in accordance with Section 11.01;

(d)             the Parent Guarantor or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in this Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice of such default or breach to the Parent Guarantor by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(e)             there occurs with respect to any Indebtedness of the Parent Guarantor or any Restricted Subsidiary having an outstanding principal amount of US$15.0 million (or the Dollar Equivalent thereof) or more in the aggregate for all such Indebtedness of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and/or (ii) a failure to pay principal of, or interest or premium on, such Indebtedness when the same becomes due (subject to the applicable grace period in the relevant documents);

(f)             one or more final judgments or orders for the payment of money are rendered against the Parent Guarantor or any Restricted Subsidiary and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed

US$15.0 million (or the Dollar Equivalent thereof) (in excess of amounts which the Parent Guarantor’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g)             an involuntary case or other proceeding is commenced against the Parent Guarantor, ERC (if a member of the ER Group), the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) or for any substantial part of the property and assets of the Parent Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Parent Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

(h)             the Parent Guarantor, ERC (if a member of the ER Group), the Company or any Significant Subsidiary (other than any Luxembourg Subsidiary Guarantor which is a Significant Subsidiary) (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), or for all or substantially all of the property and assets of the Parent Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), or (iii) effects any general assignment for the benefit of creditors;

(i)             any Luxembourg Subsidiary Guarantor which is a Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) is, or is deemed to be, in a state of cessation of payments (cessation des paiements) and has lost its commercial creditworthiness (ébranlement de credit) or any of the following events occurs in respect of the Luxembourg Subsidiary Guarantor: bankruptcy (faillite), insolvency, voluntary dissolution or liquidation (dissolution ou liquidation volontaire), court ordered liquidation (liquidation volontaire ou judiciaire) or reorganization, arrangement with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar law affecting the rights of creditors generally or the appointment of a commissaire, juge-commissaire, curateur, liquidateur or similar person.

(j)             the mining license for the UHG Coal Mine ceases to be valid and effective or wholly owned, directly or indirectly, by any member of the ER Group;

(k)            the Parent Guarantor or any Subsidiary Guarantor denies or disaffirms its obligations under the Parent Guarantee or its Subsidiary Guarantee, as applicable, or, except as permitted by this Indenture, the Parent Guarantee or any Subsidiary Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(l)             any default by the Company, the Parent Guarantor or any Subsidiary Guarantor in the performance of any of its obligations under the Shared Security Documents, the Notes or this Indenture, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Shared Collateral or which adversely affects the condition or value of the Shared Collateral, taken as a whole, in any material respect;

(m)             the Company, the Parent Guarantor or any Subsidiary Guarantor denies or disaffirms its obligations under any Shared Security Document or, other than in accordance with this Indenture, the Notes and the Shared Security Documents, any Shared Security Document ceases to be or is not in full force and effect or the Trustee ceases to have a first priority security interest in the Shared Collateral (subject to any Permitted Liens and the Intercreditor Agreement); or

(n)             any “Event of Default” under and as defined in the First Ranking Facility.

Section 7.02.      Acceleration. (a) If an Event of Default (other than an Event of Default specified in Section 7.01(g), Section 7.01(h) or Section 7.01(i) above) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall (subject to receiving indemnity and/or security and/or pre-funding to its satisfaction), declare an amount equal to the Early Redemption Amount to be immediately due and payable (subject to the Cash Sweep Cap).

(b) If (x) an Event of Default specified in Section 7.01(g), Section 7.01(h) or Section 7.01(i) above occurs with respect to the Parent Guarantor, ERC (if a member of the ER Group), the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) or (y) an Event of Default under Section 7.01(n) above occurs and the First Ranking Facility has been accelerated, the principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued and unpaid interest, and Additional Amounts, if any, on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Section 7.03.      Other Remedies. (a) If an Event of Default occurs and is continuing, the Trustee may (but shall not be obligated to) pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding, subject to the Intercreditor Agreement, even if it does not possess any of the Notes or does not produce any of them in the proceeding.

(b)             In addition, if an Event of Default occurs and is continuing, the Trustee may, after receiving request of the Holder(s), notify the Shared Security Agent of such Holder(s)’ request to foreclose on the Shared Collateral in accordance with the terms of the Intercreditor Agreement. After the Shared Security Agent confirms that it has received requisite instructions from the Enforcement Majority Creditors (determined in accordance with the Intercreditor Agreement), the Shared Security Agent shall foreclose on the Shared Collateral in accordance with the terms of the Intercreditor Agreement and the Shared Security Documents and take such further action with respect to the Shared Collateral as the Shared Security Agent deems appropriate, without any further action from the Trustee.

Section 7.04.      Waiver of Past Defaults. The Holders of at least a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee may on behalf of all the Holders waive all past defaults (other than with respect to a default in payment of principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued and unpaid interest, or Additional Amounts, if any, on the Notes) and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the non-payment of the principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued and unpaid interest, and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05.      Control by Majority. The Holders of at least a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture or the Intercreditor Agreement, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

Section 7.06.      Limitation on Suits. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under this Indenture or the Notes unless:

(a)             the Holder has previously given the Trustee written notice of a continuing Event of Default;

(b)             the Holders of at least 25% in aggregate principal amount of the Notes then outstanding make a written request to the Trustee to pursue the remedy;

(c)             such Holder or Holders provide the Trustee indemnity and/or security and/or pre-funding satisfactory to the Trustee against any costs, liability or expense to be incurred in compliance with such request;

(d)             the Trustee does not comply with the request within 60 days after receipt of the request and the indemnity and/or security and/or pre-funding; and

(e)             during such 60-day period, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding do not give the Trustee a written direction that is inconsistent with the request.

Section 7.07.      Rights of Holders to Receive Payment. Notwithstanding anything to the contrary, the right of any Holder to receive payment of the principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued but unpaid interest, and Additional Amounts, if any, on such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of the Holder.

Section 7.08.      Collection Suit by Trustee. If an Event of Default in payment of principal or interest specified in clause (a) or (b) of Section 7.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent lawful, overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as is sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee hereunder.

Section 7.09.      Trustee May File Proofs of Claim. The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder) and the Holders allowed in any judicial proceedings relating to the Company, the Parent Guarantor or any Subsidiary Guarantor or their respective creditors or property, and is entitled and empowered to collect, receive and distribute any money, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the

Trustee, its agent and counsel, and any other amounts due the Trustee hereunder. Nothing in this Indenture will be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10.      Priorities. (a) At any time during which the Intercreditor Agreement is in force, any money collected upon enforcement of the Shared Collateral shall be distributed in accordance with the Intercreditor Agreement.

(b)             Any money collected by the Trustee (i) other than upon enforcement of the Shared Collateral or (ii) upon enforcement of the Shared Collateral at any time during which the Intercreditor Agreement is not in force shall, in each case, be paid out in the following order:

FIRST: to the Trustee and the Agents to the extent necessary to reimburse the Trustee and the Agents for any fees, expenses, costs, charges and liabilities incurred in connection with the performance of its duties under this Indenture, the Intercreditor Agreement or the Notes, including the collection or distribution of such amounts held or realized or in connection with enforcing its remedies under the Intercreditor Agreement and preserving the Shared Collateral and all amounts for which the Trustee and the Agents are entitled to indemnification under the Indenture, the Intercreditor Agreement and the Notes;

SECOND: to the Holders for amounts due and unpaid on the Notes for principal, interest and premium (including, for the avoidance of doubt, Cash Sweep Premium, if any), without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Company, the Parent Guarantor or the Subsidiary Guarantors.

For the avoidance of doubt, to the extent this Section 7.10 conflicts with any of the terms of the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

The Trustee, upon written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

Section 7.11.      Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Company, the Parent Guarantor, any Subsidiary Guarantors, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, the Parent Guarantor, any Subsidiary Guarantors, the Trustee and the Holders will continue as though no such proceeding had been instituted.

Section 7.12.      Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit (other than the Trustee) to file an undertaking to pay the costs of the suit, and the court may assess costs, including attorneys’ fees, against any party litigant (other than the Trustee) in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.12 does not apply to a suit by a Holder to enforce payment of principal of or interest on any Note on the respective due dates, or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

Section 7.13.      Rights and Remedies Cumulative. No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.

Section 7.14.      Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 7 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 7.15.      Waiver of Stay, Extension or Usury Laws. The Company, the Parent Guarantor and each Subsidiary Guarantor covenants, to the extent that it may lawfully do so, that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company, the Parent Guarantor or the Subsidiary Guarantor from paying all or any portion of the principal of, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture. The Company, the Parent Guarantor and each Subsidiary Guarantor hereby expressly waives, to the extent that it may lawfully do so, all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 7.16.      No Duty of Trustee and Agents to Ascertain Default. The Trustee and the Agents are not obligated to monitor or ascertain whether any Default or Event of Default has occurred or is continuing and will not be responsible to Holders or any other person for any loss arising from any failure by it to do so. The Trustee and the Agents may assume that no Default or Event of Default has occurred (except when there is a default in payment of principal of, or interest on, any Notes, provided that in the case of the Trustee where the Trustee or its Affiliate is acting as the paying agent) and that the Company, the Parent Guarantor and the Subsidiary Guarantors are each performing all of their respective obligations under this Indenture and the Notes unless a Responsible Officer of the Trustee or the relevant Agent, as the case may be, has received written notice of the occurrence of such event or facts establishing that a Default or an Event of Default has occurred or that the Company, the Parent Guarantor or the Subsidiary Guarantor are not performing all of their obligations under this Indenture and/or the Notes. The Trustee is not obligated to notify the Shared Security Agent of any Default or Event of Default under the Intercreditor Agreement unless the Holders have instructed the Trustee in writing and have offered to the Trustee indemnity and/or security and/or pre-funding to its satisfaction against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Article 8
The Trustee

Section 8.01.      General. (a) The duties and responsibilities of the Trustee are as provided by the Trust Indenture Act and as set forth herein. Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article 8.

(b)             Except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee or the Agents. In case an Event of Default has occurred and is continuing, the Trustee shall exercise those rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c)             Should the Trustee become a creditor of the Company, the Parent Guarantor or any of the Subsidiary Guarantors, the Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. The Trustee is permitted to engage in other transactions with the Company, the Parent Guarantor, the Subsidiary Guarantors and their respective Affiliates and profit therefrom without being obliged to account for such profits, subject to Section 311 of the Trust Indenture Act. Each of the Company, the Parent Guarantor and the Subsidiary Guarantors hereby irrevocably waives, in favor of the Trustee, any conflict of interest which may arise by virtue of the Trustee acting in various capacities under this Indenture or for other customers of the Trustee to the extent permitted by the Trust Indenture Act. Each of the Company, the Parent Guarantor and the Subsidiary Guarantors acknowledges that the Trustee and its affiliates (together, the “Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Company, the Parent Guarantor or any of the Subsidiary Guarantors may regard as conflicting with its interests and may possess information (whether or not material to the Company, the Parent Guarantor or such Subsidiary Guarantor) other than as a result of the Trustee acting as trustee hereunder, that the Trustee may not be entitled to share with the Company, the Parent Guarantor or such Subsidiary Guarantor. Subject to Section 8.02(t), the Trustee will not disclose confidential information obtained from the Company, the Parent

Guarantor or any of the Subsidiary Guarantors without its consent to any of the Trustee’s other customers nor will it use on behalf of the Company, the Parent Guarantor or any of the Subsidiary Guarantors any confidential information obtained from any other customer. The foregoing shall not apply to any information that is publicly available or to any sharing of information at the Trustee and its affiliates or with respect to disclosures made pursuant to any applicable law, regulation or auditor requests. Without prejudice to the foregoing, each of the Company, the Parent Guarantor and the Subsidiary Guarantors agrees that the Trustee may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Indenture.

(d)             No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.04 or Section 7.05.

(e)             The Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Indenture or any other agreement or other document entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, legality, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced. Each Holder shall be solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, condition, affairs, status and nature of the Company, the Parent Guarantor and the Subsidiary Guarantors, and the Trustee shall not at any time have any responsibility for the same and each Holder shall not rely on the Trustee in respect thereof.

(f)             The Trustee shall have no obligation or duty to supervise, monitor, determine or inquire as to compliance with any of the provisions in this Indenture or the financial performance of the Company, the Parent Guarantor and the Subsidiary Guarantors, and shall be entitled to assume that the Company, the Parent Guarantor and the Subsidiary Guarantors are in compliance with all the provisions of this Indenture (except when there is a default in payment of principal of or interest on any Notes, provided that in the case of the Trustee where the Trustee or its Affiliate is acting as the paying agent), including each of the exhibits attached hereto, unless notified to the contrary in writing.

(g)             The Trustee will not be liable for any error in judgment made in good faith by a Responsible Officer of the Trustee unless the Trustee is negligent in ascertaining the pertinent facts.

Section 8.02.      Certain Rights of Trustee. Subject to Sections 315(a) through (d) of the Trust Indenture Act:

(a)             In the absence of bad faith on its part, the Trustee may request and conclusively rely, and will be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Trustee pursuant to any provision hereof, the Trustee shall examine the document to determine whether it conforms to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee may, but shall not be obligated to, make further inquiry or investigation into such facts or matters as it sees fit, and shall do so if requested in writing to do so by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding and subject to receiving indemnity and/or security and/or pre-funding to its satisfaction.

(b)             Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel conforming to Section 14.05 and Section 14.06 and the Trustee will not be liable for any action it takes or omits to take in good faith in reliance on the certificate or opinion.

(c)             The Trustee has no obligation to monitor the financial performance of the Company, the Parent Guarantor or any Subsidiary Guarantors.

(d)             The Trustee may delegate duties to, and may appoint and act through, its attorneys, delegates and agents and will not be responsible for the misconduct or negligence or for the acts or omissions of any attorney, delegate or agent or for monitoring or supervising any attorney, delegate or agent appointed with due care by it hereunder. To the extent an agent has been named by the Trustee in connection with this Indenture, the parties hereto shall cooperate to ensure that such agent can perform the duties for which it was appointed.

(e)             The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Intercreditor Agreement at the request or direction in writing of any of the Holders, unless such Holders have offered to the Trustee indemnity and/or security and/or pre-funding to its satisfaction against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(f)             The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with Section 7.05 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.

(g)             The Trustee may consult with counsel or other professional advisors of its selection, and the advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(h)             No provision of this Indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers, unless it receives indemnity and/or security and/or pre-funding to its satisfaction against any loss, liability or expense.

(i)             If the Parent Guarantor or any Subsidiary Guarantor is substituted to make payments on behalf of the Company pursuant to Article 12, the Company shall promptly notify the Trustee and any clearing house through which the Notes are traded of such substitution.

(j)             The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate.

(k)             In no event shall the Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill or opportunity), whether or not foreseeable and irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 8.02(k) shall survive the termination or expiry of this Indenture, repayment of the Notes or resignation or removal of the Trustee.

(l)             If an Event of Default occurs and is continuing, all Agents will be required to act on the Trustee’s direction.

(m)             The Trustee shall not be liable for any failure or delay in the performance of its obligations under this Indenture or any other transaction document because of circumstances beyond the Trustee’s control, including, without limitation, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, rebellion, embargo, civil commotion or the like which restrict or prohibit the performance of the obligations contemplated by this Indenture or any other transaction document (as the case may be), and other causes beyond the Trustee’s control whether or not of the same class or kind as specifically named above.

(n)             The Trustee is not obliged to do or omit to do anything which in its reasonable opinion, would or may be illegal or would constitute a breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Trustee is subject.

(o)             Neither the Trustee nor the Agents shall have any obligation to calculate, determine or verify the Benchmark Coal Price, the interest rate in respect of interest payable in cash or the PIK Interest rate payable to Holders or the number of PIK Notes to be issued to any Holder. Each of the Trustee and the Agents shall be entitled to rely without responsibility and without incurring any liability to Holders or to any person for relying upon the Company’s calculations and determinations which are notified to the Trustee in writing prior to the applicable Interest Payment Date.

(p)             The permissive rights of the Trustee enumerated herein shall not be construed as duties unless so specified herein.

(q)             The Trustee (including its officers, directors, employees, agents and attorneys) shall at no time have any responsibility or liability for or with respect to the legality, validity, enforceability, effectiveness or sufficiency of any security interest or the Shared Collateral or any arrangement or agreement between the Company and the Subsidiary Guarantor Pledgors and any person with respect thereto, or the creation, continuation, adequacy, sufficiency, protection, perfection or priority of any security interest or the Shared Collateral created in any of the Shared Security Documents (including ensuring that any necessary registrations in relation to the Shared Collateral are carried out) or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of any security interest or the Shared Collateral following a Default or an Event of Default. Neither the Trustee nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Shared Collateral securing the Notes nor will any of them be responsible or liable for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the security or Shared Security Documents or any delay in doing so. The Trustee shall not be responsible or liable for preparation, filing or correctness of any financing statements or validity or perfection of any Lien or security interest.

(r)             The Trustee’s immunities and protections from liability and its rights to compensation and indemnification in connection with the performance of its duties under this Indenture, the Notes and the Intercreditor Agreement and in connection with the Shared Collateral shall extend to the Agents and to the Trustee’s and Agents’ officers, directors, agents, custodians, employees and any other Person employed to act hereunder. Such immunities and protections and right to indemnification, together with the Trustee’s right to compensation, shall survive the termination or discharge of this Indenture, the Trustee’s resignation or removal and repayment of the Notes.

(s)             Each Holder, by its acceptance of its Notes, consents and agrees to the terms of the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of the Shared Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Trustee to perform its obligations and exercise its rights thereunder and in accordance therewith. To the extent that the entering of the Intercreditor Agreement and the terms thereof satisfy the express requirements of this Indenture or are otherwise approved by the Holders, the Trustee shall not be held liable should any term of the Intercreditor Agreement not align with the interests of the Holders, including but not limited to that in relation to the enforcement of the Shared Collateral.

(t)             Each of the Company, the Parent Guarantor, the Subsidiary Guarantors, the Trustee and the Agents (for purposes of this Section 8.02, a “party”) shall, as soon as reasonably practicable but not later than 15 Business Days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this Section 8.02(t) to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality.

(u)             The Company shall notify the Trustee in the event that it determines that any payment to be made by the Trustee under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the obligations of the Company under this Section 8.02(u) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Company and/or the Notes.

(v)             Notwithstanding any other provision of this Indenture, the Trustee shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Trustee shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Company the amount so deducted or withheld, in which case, the Company shall so account to the relevant Authority for such amount. The Trustee or the Principal Paying Agent, as the case may be, will inform the Company as soon as reasonably practicable upon becoming aware that it has any such withholding or deduction obligations.

(w)             In the event that the Company determines in its sole discretion that withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agents on any Notes, then the Company will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deductions or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Indenture, provided further that such recognized institution of international standing executes and delivers to the Company an instrument substantially in the form as set forth in Exhibit E hereto or as the parties agree otherwise in which such recognized institution of international standing shall agree with the Company, among other things, to be bound by and observe the provisions of this Indenture and the Notes (including, but not limited to, the agreements contained in Section 4.01(f) hereof) applicable to an Agent (including the Principal Paying Agent). The Company will promptly notify the Trustee of any such redirection or reorganization. The terms of Section 8.02(t) to Section 8.02(w) shall survive the termination of this Indenture, repayment of the Notes and the resignation or removal of the Trustee.

Section 8.03.      Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights. For purposes of Section 311(b)(4) and (6) of the Trust Indenture Act:

(a)             “cash transaction” means any transaction in which full payment for goods or securities sold is made within seven days after delivery of the goods or securities in currency or in checks or other orders drawn upon banks or bankers and payable upon demand; and

(b)             “self-liquidating paper” means any draft, bill of exchange, acceptance or obligation which is made, drawn, negotiated or incurred for the purpose of financing the purchase, processing, manufacturing, shipment, storage or sale of goods, wares or merchandise and which is secured by documents evidencing title to, possession of, or a lien upon, the goods, wares or merchandise or the receivables or proceeds arising from the sale of the goods, wares or merchandise previously constituting the security, provided the security is received by the Trustee simultaneously with the creation of the creditor relationship arising from the making, drawing, negotiating or incurring of the draft, bill of exchange, acceptance or obligation.

Section 8.04.      Trustee’s Disclaimer. The Trustee (a) makes no representation as to the validity or adequacy of this Indenture or the Notes, (b) is not accountable for the Company’s use or application of the proceeds from the Notes, and (c) shall not have any responsibility for the Company’s, the Parent Guarantor’s, any of the Subsidiary Guarantors’ or any Holder’s compliance with any state or U.S. federal securities law in connection with the Notes.

Section 8.05.      Notice of Default. If any Default occurs and is continuing and is known to the Trustee, the Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after written notice is provided to a Responsible Officer of the Trustee unless the Default has been cured; provided that except in the case of a default in the payment of the principal of or interest on any Notes, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interest of the Holders. The Trustee shall not be deemed to have knowledge of any non-compliance with this Indenture, a Default or Event of Default unless and until it obtains express written notice of such Default or Event of Default. In the absence of written notice of a Default or Event of Default, the Trustee may assume without any liability in connection with such assumption that there is no

Default or Event of Default. Notice to Holders under this Section 8.05 will be given in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act.

Section 8.06.      Reports by Trustee to Holders. The Trustee will mail to each Holder, a brief report, if required by Section 313(a) of the Trust Indenture Act, dated as of such July 15 within 60 days after each July 15, beginning with July 15, 2018, and brief reports, if required by Section 313(b) of the Trust Indenture Act, within the times specified therein, and each in a manner as provided in Section 313(c) of the Trust Indenture Act. The Trustee shall also file such reports with each stock exchange, if any, on which the Notes are listed and with the Commission as required by Section 313(d) of the Trust Indenture Act. The Company shall promptly notify the Trustee of the listing or delisting of the Notes on or from any stock exchange.

Section 8.07.      Compensation and Indemnity. (a) The Company, the Parent Guarantor and the Subsidiary Guarantors will jointly and severally pay the Trustee properly incurred compensation as agreed upon in writing for its services. The compensation of the Trustee is not limited by any law on compensation of a Trustee of an express trust. If a Default or an Event of Default shall have occurred and is continuing or if the Trustee is requested to undertake duties which are outside the scope of the Trustee’s duties under this Indenture, the Company, the Parent Guarantor and the Subsidiary Guarantors shall be jointly and severally responsible for and shall pay such additional remuneration as mutually agreed between the Company and the Trustee; provided that failure to agree or pay such additional remuneration shall not affect the Trustee’s duties to the Holders specified herein, including to take such actions as instructed, directed or requested by the Holders (subject to, where applicable, receiving indemnity and/or security and/or pre-funding to its satisfaction). The Company will reimburse the Trustee upon request for all properly incurred out-of-pocket expenses, disbursements and advances (including costs of collection) incurred or made by the Trustee for its services hereunder, including the compensation and properly incurred expenses of the Trustee’s agents, attorneys, delegates and counsel.

(b)             Each of the Company, the Parent Guarantor and the Subsidiary Guarantors, jointly and severally, will (to the fullest extent permitted by applicable law) indemnify the Trustee or any predecessor Trustee and their respective agents, employees, officers and directors for, and hold them harmless against, any loss, damage, claim, including taxes, or liabilities or properly incurred expenses, including legal fees and expenses, without gross negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Indenture and its duties under this Indenture, the Notes and the Intercreditor Agreement, including the properly incurred costs and expenses of arbitration proceedings and/or defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture and the Notes, and the properly incurred compensation, expenses, fees and disbursements of the Trustee’s agents and counsel and other persons not regularly within the Trustee’s employ.

(c)             To secure the Company’s payment obligations in this Section, the Trustee will have a lien prior to the Notes on all money or property held or collected by the

Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, and interest on particular Notes.

(d)             This Section 8.07 shall survive the redemption or maturity of the Notes, the termination of this Indenture, and resignation or removal of the Trustee.

(e)             When the Trustee incurs expenses or renders services pursuant to this Indenture after the occurrence of an Event of Default specified in Section 7.01(g), Section 7.01(h) or Section 7.01(i) with respect to the Company, the Parent Guarantor or any Subsidiary Guarantor, the expenses are intended to constitute expenses of administration under the United States Bankruptcy Code (Title 11 of the United States Code) or any other similar law for the relief of debtors.

(f)             All rights, powers, protections, immunities, limitations of liabilities and benefits available to the Trustee under this Indenture shall apply equally to each of the other capacities of The Bank of New York Mellon under this Indenture (as applicable).

(g)             All compensation and indemnity payments made by the Company, the Parent Guarantor and/or the Subsidiary Guarantors to the Trustee under this Indenture shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature (including related penalties, interest and other liabilities) (hereinafter, “Taxes”) imposed or levied by or on behalf of the government of the Relevant Jurisdiction or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company, the Parent Guarantor or any Subsidiary Guarantor is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made. If the Company, the Parent Guarantor or any Subsidiary Guarantor is so required by law or by regulation or governmental policy having the force of law to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to such payments to the Trustee, the Company, the Parent Guarantor and the Subsidiary Guarantors shall jointly and severally pay such additional amounts as may be necessary so that the net amount received by the Trustee (including such additional amounts) after such withholding or deduction will not be less than the amount the Trustee would have received if such Taxes had not been withheld or deducted.

Section 8.08.      Replacement of Trustee. (a) The Trustee may resign at any time by written notice to the Company.

(i)            The Holders of not less than a majority in principal amount of the Notes then outstanding may remove the Trustee by written notice to the Trustee with the consent of the Company which shall not be unreasonably withheld.

(ii)            If the Trustee is no longer eligible under Section 8.11 or in the circumstances described in Section 310(b) of the Trust Indenture Act, any Holder that satisfies the requirements of Section 310(b) of the Trust Indenture Act may

petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(iii)            The Company may remove the Trustee if: (A) the Trustee is adjudged a bankrupt or an insolvent; (B) a receiver or other public officer takes charge of the Trustee or its property; or (C) the Trustee becomes incapable of acting.

A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 8.08.

(b)             If the Trustee has been removed by the Holders, Holders of not less than a majority in principal amount of the Notes may appoint a successor Trustee with the consent of the Company which shall not be unreasonably withheld. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. If the successor Trustee does not deliver its written acceptance within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense and on behalf of the Company) may appoint its own successor, or the retiring Trustee (at the expense of the Company), the Company or the Holders of not less than a majority in the aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c)             Notwithstanding the foregoing, upon the occurrence of an Event of Default, the consent of the Company shall not be required by the Holders to replace the Trustee if, after the replacement of the Trustee, the Principal Paying Agent will be located in Singapore or another jurisdiction that would potentially reduce the rate of Mongolian withholding tax applicable to payments on the Notes by the Company.

(d)             Upon delivery by the successor Trustee of a written acceptance of its appointment to the retiring Trustee and to the Company, (i) the retiring Trustee will transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 8.07, (ii) the resignation or removal of the retiring Trustee will become effective, and (iii) the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. Upon request of any successor Trustee, the Company will execute any and all instruments for fully vesting in and confirming to the successor Trustee all such rights, powers and trusts. The Company will give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders, and include in the notice the name of the successor Trustee and the address of its Corporate Trust Office.

(e)             Notwithstanding replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 8.07 will continue for the benefit of the retiring Trustee.

(f)             None of the Company, the Parent Guarantor or any Subsidiary Guarantor or any of their respective Affiliates shall serve as the Trustee.

Section 8.09.      Successor Trustee by Consolidation, Merger, Conversion or Transfer. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Indenture) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture.

Section 8.10.      Money Held in Trust. The Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 8.11.      Corporate Trustee Required; Eligibility. There shall be at all times a Trustee hereunder that satisfies the requirements of Section 310(a) of the Trust Indenture Act and has a combined capital and surplus of at least US$150,000. If such corporation, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of federal, State, territorial or District of Columbia supervising or examining authority or any similar authority, then for the purposes of this Section 8.11, the combined capital and surplus of such corporation, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in Section 8.08.

Section 8.12.      Indemnification of Judgment Currency. The Company, the Parent Guarantor and the Subsidiary Guarantors agree, jointly and severally, to indemnify the Trustee, the Agents and each Holder to the full extent permitted by applicable law against any loss incurred by the Trustee, the Agents and such Holder as a result of any judgment or order being given or made for any amount due under such Note and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (a) the rate of exchange at which the U.S. dollar is converted into the Judgment Currency for the purpose of such judgment or order and (b) the spot rate of exchange in New York City at which the Trustee, the Agents and the Holder on the date that payment is made pursuant to such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by the Trustee, the Agents and the Holder.

Article 9
Defeasance and Discharge

Section 9.01.      Defeasance and Discharge of Indenture. The Company shall be deemed to have paid and shall be discharged from any and all obligations in respect of the Notes, on the 183rd day after the deposit referred to in clause (i) of this Section 9.01 has been made and the provisions of this Indenture will no longer be in effect with respect to the Notes (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except as to (1) rights of registration of transfer and exchange, (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (3) obligations to maintain paying agencies and (4) the rights of the Holders as beneficiaries hereof with respect to the monies so deposited with the Trustee payable to all or any of them; provided that the following conditions shall have been satisfied:

(i)            the Company has (A) deposited with the Trustee (or its agent), in trust, money and/or U.S. Government Obligations or any combination thereof that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued and unpaid interest and Additional Amounts, if any, on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes and (B) delivered to the Trustee an Opinion of Counsel or a certificate of an internationally recognized firm of independent accountants to the effect that the amount deposited by the Company is sufficient to provide payment for the principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued and unpaid interest, and Additional Amounts, if any, on, the Notes on the Stated Maturity of such payment in accordance with the terms of this Indenture;

(ii)            the Company has delivered to the Trustee (A) either (x) an Opinion of Counsel of recognized standing with respect to U.S. federal income tax laws which is based on a change in applicable U.S. federal income tax law occurring after the Exchange Date to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option under this Section 9.01 and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred or (y) a ruling directed to the Company or the Trustee received from the U.S. Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel, and (B) an Opinion of Counsel of recognized international standing to the effect that the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

(iii)            immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 183rd day after the date of such deposit, and such defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the

Parent Guarantor or any Restricted Subsidiary is a party or by which the Parent Guarantor or any Restricted Subsidiary is bound.

In the case of either discharge of defeasance, the Parent Guarantee and each of the Subsidiary Guarantees will terminate.

Section 9.02.      Covenant Defeasance. The Company may omit to comply with any term, provision or condition set forth in, and this Indenture will no longer be in effect with respect to, clauses (iii), (iv) and (v) of Section 5.01(a) and Section 5.01(b), clauses (iii) and (iv) of Section 5.01(c), any covenant in Article 4 (other than Section 4.15), clause (c) of Section 7.01 with respect to clauses (iii), (iv) and (v) of Section 5.01(a) and Section 5.01(b), clauses (iii) and (iv) of Section 5.01(c) and with respect to the other events set forth in such clause, clause (d) of Section 7.01 with respect to such other covenants and clauses (e) and (f) of Section 7.01 shall be deemed not to be Events of Default; provided the following conditions have been satisfied:

(a)             The Company has deposited with the Trustee (or its agent), in trust, money, U.S. Government Obligations or a combination thereof that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued and unpaid interest, and Additional Amounts, if any, on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes.

(b)             The Company has delivered to the Trustee an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

(c)             The Company has delivered to the Trustee an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law.

Section 9.03.      Application of Trust Money. Subject to Section 9.04, the Trustee will hold in trust the money or U.S. Government Obligations deposited with it pursuant to Section 9.01 or Section 9.02, and apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal of and interest on the Notes in accordance with the Notes and this Indenture.

Section 9.04.      Repayment to Company. Subject to Section 8.07, Section 9.01 and Section 9.02, the Trustee will as soon as reasonably practicable pay to the Company upon written request any excess money held by the Trustee at any time and thereupon be relieved from all liability with respect to such money. The Trustee will as soon as reasonably practicable pay to the Company upon written request any money held for payment with respect to the Notes that remains unclaimed for two years; provided that before making such payment the Trustee may at the expense of the Company publish once in a newspaper of general circulation in the City of New York, or send to each Holder entitled to such money, notice that the money remains unclaimed and that after a date specified in the notice (at least 30 days after the date of the publication or notice) any remaining unclaimed balance of money will be repaid to the Company. After payment to the Company, Holders entitled to such money must look solely to the Company for payment, unless applicable law designates another Person, and all liability of the Trustee with respect to such money will cease.

Section 9.05.      Reinstatement. If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Section 9.01 or Section 9.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes will be reinstated as though no such deposit in trust had been made until such time as the Trustee is permitted to apply all such money in accordance with this Article 9. If the Company makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, it will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust by the Trustee.

Section 9.06.      Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to the Notes issued thereunder, when either:

(a)             all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Registrar for cancellation; or

(b)             (i) all Notes not theretofore delivered to the Registrar for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company, the Parent Guarantor or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on Notes not theretofore delivered to the Registrar for cancellation for principal, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued and unpaid interest, and Additional Amounts, if any, to the date of maturity or redemption; (ii) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company, the Parent Guarantor or any Subsidiary Guarantor is a party or by which the Company, the Parent Guarantor or any Subsidiary Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith); (iii) the Company has paid or caused to be paid all sums payable by it under this Indenture; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(c)             In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. The Trustee shall be entitled to accept such Officers’ Certificate and Opinion of Counsel as evidence and shall incur no liability to any person for acting in accordance with the instructions contained therein.

Article 10
Amendments, Supplements and Waivers

Section 10.01.  Amendments without Consent of Holders. (i) The Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture and the Notes and (ii) the Company, the Parent Guarantor and the Subsidiary Guarantors may amend or supplement any Shared Security Document and the Intercreditor Agreement, in each case, without notice to or the consent of any Holder, to:

(a)             cure any ambiguity, defect, omission or inconsistency in this Indenture, the Notes, the Intercreditor Agreement or any Shared Security Document;

(b)             comply with the provisions in Section 5.01;

(c)             comply with any requirements of the Commission or as otherwise necessary in connection with the qualification of the Indenture under the Trust Indenture Act;

(d)             evidence and provide for the acceptance of appointment by a successor Trustee or the Shared Security Agent;

(e)             add any Subsidiary Guarantor or any Subsidiary Guarantee or release any Subsidiary Guarantor from any Subsidiary Guarantee as provided or permitted by the terms of this Indenture;

(f)             add any Subsidiary Guarantor Pledgor or release any Subsidiary Guarantor Pledgor as provided or permitted by the terms of this Indenture;

(g)            provide for the issuance of PIK Notes in accordance with the limitations set forth in this Indenture;

(h)            add additional Shared Collateral to secure the Notes, the Parent Guarantee or any Subsidiary Guarantee and create and register Liens in favor of the Notes and the First Ranking Facility on such additional Shared Collateral;

(i)             in any other case where a supplemental indenture to this Indenture is required or permitted to be entered into pursuant to the provisions of this Indenture without the consent of any Holder;

(j)             effect any changes to this Indenture in a manner necessary to comply with the procedures of Euroclear and Clearstream or any successor clearing system or any other applicable securities depositary or clearing system;

(k)            make any other change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder;

(l)             make any other change that would provide any additional rights or benefits to the Holders;

(m)           release Liens over Core Assets in connection with the sales of such Core Assets in compliance with Section 4.11; or

(n)            release Liens over the Power Plant or the Capital Stock of United Power LLC in connection with the sales of such Power Plant or Capital Stock in compliance with Section 4.11.

Section 10.02.  Amendments with Consent of Holders. (a) (i) The Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding may amend this Indenture and the Notes and (ii) the Company, the Parent Guarantor and the Subsidiary Guarantors with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding may amend any Shared Security Document and the Intercreditor Agreement, and the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding may waive future compliance by the Company with any provision of this Indenture, the Notes, the Intercreditor Agreement or any Shared Security Document;

provided, however, that no such modification, amendment or waiver may, without the consent of the Holders of more than 66 2/3% in aggregate principal amount of the Notes then outstanding:

(i)            permit sales of any Core Assets (other than the Power Plant or the Capital Stock of United Power LLC) or sales or pledge of any Negative Pledge Assets (other than in accordance with Section 4.11);

(ii)            amend the terms of the DSRA (other than dollar amounts in the definitions of Capex Costs, Capex Limit, Cash Threshold, Indebtedness Incurred under Section 4.03(a)(iii) and Section 4.03(a)(iv) and the definition of Permitted Expansion Indebtedness, each of which may be amended with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding); or

(iii)            release or amend any of the Shared Collateral, the Parent Guarantee or the Subsidiary Guarantees in connection with an Expansion Transaction;

provided further, however, that no such modification, amendment or waiver may, without the consent of each Holder affected thereby:

(i)            change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(ii)            reduce the principal amount of, or premium (including, for the avoidance of doubt, any Cash Sweep Premium), interest or Additional Amounts, if any, on, any Note;

(iii)            change the currency, time or place of payment of principal of, or premium (including, for the avoidance of doubt, any Cash Sweep Premium), interest, or Additional Amounts, if any, on, any Note;

(iv)            impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note, the Parent Guarantee or any Subsidiary Guarantee;

(v)            reduce the above-stated percentage of Notes then outstanding the consent of whose Holders is necessary to modify or amend this Indenture;

(vi)            waive a default in the payment of principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), interest or Additional Amounts, if any, on the Notes;

(vii)            reduce the percentage or aggregate principal amount of Notes then outstanding the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults;

(viii)            reduce the amount payable upon a Change of Control Offer or an Offer to Purchase with the Excess Proceeds from any Asset Sale or change the time or manner by which a Change of Control Offer or an Offer to Purchase with the Excess Proceeds from any Asset Sale may be made or by which the Notes must be repurchased pursuant to a Change of Control Offer or an Offer to Purchase with the Excess Proceeds from any Asset Sale;

(ix)            change the redemption date or the redemption price of the Notes from that stated under Section 3.01 or Section 3.02;

(x)            amend, change or modify the obligation of the Company, the Parent Guarantor or any Subsidiary Guarantor to pay Additional Amounts; or

(xi)            amend, change or modify any provision of this Indenture or the related definition affecting the ranking of the Notes, the Parent Guarantee or any Subsidiary Guarantee in a manner which adversely affects the Holders.

(b)             It is not necessary for Holders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

(c)             An amendment, supplement or waiver under this Section 10.02 will become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the Notes then outstanding and, if applicable, upon payment of consent fees payable in accordance with Section 4.18. After an amendment, supplement or waiver under this Section 10.02 becomes effective, the Company will send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will send supplemental indentures to Holders upon request. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Section 10.03.  Effect of Consent. (a) After an amendment, supplement or waiver becomes effective, it will bind every Holder unless it is of the type requiring the consent of each Holder affected. If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver will bind each Holder that has consented to it and every subsequent Holder of a Note that evidences the same debt as the Note of the consenting Holder.

(b)             If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee so that the Trustee may place an appropriate notation of the changed terms on the Note and return it to the Holder, or exchange it for a new Note that reflects the changed terms. The Registrar or the Authenticating Agent, as applicable, may also place an appropriate notation on any Note thereafter authenticated. However, the effectiveness of the amendment, supplement or waiver is not affected by any failure to annotate or exchange Notes in this fashion.

Section 10.04.  Trustee’s Rights and Obligations. The Trustee is entitled to receive, and will be fully protected in relying upon, in addition to the documents required by Section 14.05, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article or the Shared Security Documents and the Intercreditor Agreement is authorized or permitted by this Indenture and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and an Officers’ Certificate stating that all conditions precedent have been complied with. If the Trustee has received such an Opinion of Counsel, it shall sign the amendment, supplement or waiver so long as the same does not adversely affect the rights of the Trustee. The Trustee may, but is not obligated to, execute any amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture.

Section 10.05.  Conformity with Trust Indenture Act. Every amendment, waiver or supplement to this Indenture or the Notes executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act.

Article 11
Security

Section 11.01.  Security. (a) (A) The Parent Guarantor has agreed, for the benefit of the Holders, (i) to pledge all of the Capital Stock of Mongolian Coal Corporation Limited owned by the Parent Guarantor, and (ii) to cause Mongolian Coal Corporation Limited to pledge all of the Capital Stock of Mongolian Coal Corporation S.à.r.l. owned by Mongolian Coal Corporation Limited, and (B) the Company has agreed, for the benefit of the Holders, to (i) pledge all of the Capital Stock of Enrestechnology LLC, Ukhaa Khudag Water Supply LLC and United Power LLC owned by the Company, (ii) to pledge the DSRA, (iii) to cause United Power LLC to pledge the Power Plant, (iv) to cause Enrestechnology LLC to pledge the coal wash plant modules owned by Enrestechnology LLC in relation to the UHG Coal Mine, including (x) coal wash plant module 1, (y) coal wash plant conveyor and other buildings and installation, and (z) coal wash plant module 2 and other buildings and installation, and (v) to cause Ukhaa Khudag Water Supply LLC to pledge the water facilities owned by Ukhaa Khudag Water Supply LLC in relation to the UHG Coal Mine, including (x) water cleaning installations, (y) drinking water cleaning installations and (z) maiga mountain water reservoir, in each case on a first-priority basis (subject to Permitted Liens and the Intercreditor Agreement) on the Exchange Date pursuant to the relevant Shared Security Documents, in order to secure the obligations of the Company under the Notes and this Indenture, of the Parent Guarantor under the Parent Guarantee, and of such initial Subsidiary Guarantor Pledgors under their respective Subsidiary Guarantees.

None of the Trustee, the Shared Security Agent or any of their officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value, title, adequacy or protection of any Shared Collateral securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Shared Security Documents, for the creation, perfection, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or the Shared Security Documents or any delay in doing so.

Madison Pacific Trust Limited will initially act as Shared Security Agent under the Shared Security Documents in respect of the security over the Shared Collateral. The Shared Security Agent, acting in its capacity as such, shall have such duties with respect to the Shared Collateral, pledged, assigned or granted pursuant to the Shared Security Documents. Under certain circumstances, the Shared Security Agent may have obligations under the Intercreditor Agreement and/or other Shared Security Documents that are in conflict with the interests of the Holders.

(b)             The Company, the Parent Guarantor and the initial Subsidiary Guarantor Pledgors will, on the Exchange Date:

(i)            execute one or more Shared Security Documents granting to the Shared Security Agent, for the benefit of the Secured Parties, first priority Liens (subject to the Intercreditor Agreement and any Permitted Liens) (collectively, the “First Priority Lien”) on relevant Shared Collateral (subject to the Intercreditor Agreement and any Permitted Liens);

(ii)            take all requisite steps under applicable laws and undertake other required procedures in connection with the granting and perfection (if relevant) of the First Priority Lien on relevant Shared Collateral (subject to the Intercreditor Agreement and any Permitted Liens);

(iii)            deliver to the Trustee an Officers’ Certificate stating that entry into the Shared Security Documents has been duly and validly authorized and an Opinion of Counsel to the effect that the Shared Security Documents (after recordation, filing or registration) will make effective the First Priority Lien (subject to the Intercreditor Agreement and Permitted Liens) in the Shared Collateral referenced in this clause (b); and

(iv)            promptly after the Exchange Date, deliver to the Trustee an Officers’ Certificate stating that such action has been taken with respect to the recording, registering and filing of or with respect to this Indenture and the Shared Security Documents and all other instruments of further assurance as is necessary to make effective the First Priority Lien (subject to the Intercreditor Agreement and Permitted Liens) created by the Shared Security Documents in the Shared Collateral referenced in this clause (b).

(c)             The initial Subsidiary Guarantor Pledgors are listed on Schedule II hereto.

(d)             So long as no Event of Default has occurred and is continuing, and subject to the terms of the Shared Security Documents and this Indenture, the Company, the Parent Guarantor and any Subsidiary Guarantor Pledgors, as the case may be, will be entitled to exercise any and all voting rights and to receive, retain and use any and all cash dividends, stock dividends, liquidating dividends, non-cash dividends, shares or stock resulting from stock splits or reclassifications, rights issues, warrants, options and other distributions (whether similar or dissimilar to the foregoing) in respect of Capital Stock constituting Shared Collateral.

(e)             Each Holder of the Notes, by its acceptance thereof, consents and agrees to the terms of the Intercreditor Agreement and the Shared Security Documents (including, without limitation, the provisions providing for foreclosure and release of Shared Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Trustee to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.

(f)             The Trustee and each Holder, by accepting the Notes, the Parent Guarantee and the Subsidiary Guarantees, acknowledges that the Shared Collateral as now or hereafter constituted shall be held for the benefit of all the Secured Parties (including the Holders) under the Intercreditor Agreement and the Shared Security Documents, and that the Lien is subject to and qualified and limited in all respects by the Intercreditor Agreement and the Shared Security Documents and actions that may be taken thereunder.

(g)             Notwithstanding (i) anything to the contrary contained in this Indenture, the Shared Security Documents, the Notes or any other instrument governing, evidencing or relating to any Indebtedness, (ii) the time, order or method of attachment of any Liens, (iii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Shared Collateral, (iv) the time of taking possession or control over any Shared Collateral or (v) the rules for determining priority under the Uniform Commercial Code or any other law of any relevant jurisdiction governing relative priorities of secured creditors, the Company, the Parent Guarantor and the Subsidiary Guarantor Pledgors will ensure that:

(A)            the Liens granted pursuant to the Shared Security Documents will rank at least equally and ratably with all other valid, enforceable and perfected Liens, whenever granted upon any present or future Shared Collateral, but only to the extent such other Liens are permitted under this Indenture to exist and to rank equally and ratably with the Notes and the Subsidiary Guarantees; and

(B)            all proceeds of the Shared Collateral applied under the Shared Security Documents shall be allocated and distributed as set forth in Section 7.10.

Section 11.02.  Future Subsidiary Guarantor Pledgors. (a) The Parent Guarantor will, for the benefit of the Holders, pledge, or cause the relevant Restricted Subsidiaries to pledge, the Capital Stock owned directly by the Parent Guarantor or such Restricted Subsidiaries of any new offshore holding companies for the ER Group, and the Company will, for the benefit of the Holders, pledge, or cause the relevant intermediary holding companies to pledge, the Capital Stock owned directly by the Company or such intermediary holding companies of any new intermediary holding companies between the Company and Enrestechnology LLC, Ukhaa Khudag Water Supply LLC and United Power LLC after the Exchange Date, to secure the obligations of the Company under the Notes and this Indenture, of the Parent Guarantor under the Parent Guarantee, and of the relevant Subsidiary Guarantors under their respective Subsidiary Guarantees.

(b)             Each Subsidiary Guarantor that pledges the Capital Stock of the relevant entities in accordance with Section 11.02(a) after the Exchange Date is referred to as a “Future Subsidiary Guarantor Pledgor” and, upon giving such pledge, will be a “Subsidiary Guarantor Pledgor.”

(c)             Upon each pledge by a Future Subsidiary Guarantor of the Capital Stock of the relevant entities in accordance with Section 11.02(a), the Company will deliver to the Trustee an Officers’ Certificate stating that entry into the applicable pledge agreement has been duly and validly authorized and an Opinion of Counsel to the effect that (i) in the opinion of such counsel, such action has been taken with respect to the recording, registering and filing of or with respect to this Indenture and the applicable pledge agreement and all other instruments of further assurance as are necessary to make effective the First Priority Lien (subject to the Intercreditor Agreement and Permitted Liens) created by such pledge agreement in the Capital Stock referenced in Section 11.02(a), and referencing the details of such action; or (ii) in the opinion of such counsel, no such action is necessary to make such First Priority Lien effective.

(d)             All Opinions of Counsel delivered pursuant to Section 11.01(b) and Section 11.02(c) may contain assumptions, qualifications, exceptions and limitations as are appropriate and customary for similar opinions relating to the nature of the Capital Stock pledged.

(e)             Upon each pledge by any Future Subsidiary Guarantor of the Capital Stock of the relevant entities in accordance with Section 11.02(a), the Company will give notice, file, register or record any supplemental indentures, financing statements, continuation statements, pledge agreements or other instruments or cause each such Future Subsidiary Guarantor Pledgor to give notice, file, register or record any supplemental indentures, financing statements, continuation statements, pledge agreements or other instruments and take any other actions as may be required by applicable law, in order to perfect and protect the First Priority Lien thereby created.

Section 11.03.  Certificates of the Company, the Parent Guarantor and Each of the Subsidiary Guarantor Pledgors. (a) The Company shall furnish to the Trustee and the Shared Security Agent a Compliance Certificate substantially in the form of Exhibit D hereto on or before a date not more than 120 days after the end of each fiscal year.

(b)             The Company shall furnish to the Trustee and the Shared Security Agent on or prior to any proposed release of Shared Collateral by the Parent Guarantor or any Subsidiary Guarantor Pledgor an Officers’ Certificate certifying and an Opinion of Counsel stating that such release will comply with and is authorized and permitted under this Indenture, the Intercreditor Agreement and the relevant Shared Security Documents and that the conditions precedent in this Indenture, the Intercreditor Agreement and the Shared Security Documents have been fulfilled.

Section 11.04.  Authorization of Actions to be Taken by the Trustee Under the Shared Security Documents. (a) The Trustee shall be the representative on behalf of the Holders and, subject to the terms of the Intercreditor Agreement, shall (subject to receipt of indemnity and/or security and/or prefunding to its satisfaction) act upon the written direction of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding to instruct the Shared Security Agent with regard to all voting, consent and other rights granted to the Holders of the Notes under the Shared Security

Documents (unless a different percentage is specified under the Intercreditor Agreement or the Shared Security Documents).

(b)             Subject to Section 7.03(b), the terms of the Shared Security Documents and the Intercreditor Agreement, the Trustee may, and shall (subject to receipt of indemnity and/or security and/or pre-funding to its satisfaction) upon request of the Holders, direct the Shared Security Agent to take all actions it deems necessary or appropriate in order to (x) enforce any of its rights or any of the rights of the Holders under the Shared Security Documents, as directed by the Holders, and (y) receive any and all amounts payable from the Shared Collateral in respect of the obligations of the Company, the Parent Guarantor and the Subsidiary Guarantors hereunder.

(c)             Subject to the terms of the Shared Security Documents and the Intercreditor Agreement, the Trustee shall have the power to instruct the Shared Security Agent to institute and to maintain such suits and proceedings, as it may deem expedient to prevent any impairment of the Shared Collateral by any acts that may be unlawful or in violation of the Shared Security Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee, in consultation with its counsel where appropriate or necessary, may deem expedient to preserve or protect its interest and the interests of the Holders in the Shared Collateral (including power to instruct the Shared Security Agent to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee). The Trustee is hereby irrevocably authorized by each Holder to instruct the Shared Security Agent to effect any release of Liens or Shared Collateral contemplated by Section 11.06 hereof or by the terms of the Shared Security Documents. The Trustee shall not be deemed to have knowledge of any acts that may be unlawful or in violation of the Shared Security Documents or this Indenture unless and until it receives express written notice of such unlawful acts or violation through written notification describing the circumstances of such, and identifying the circumstances constituting such unlawful acts or violation.

(d)             The Trustee will not be responsible for the adequacy of the Shared Collateral in respect of the obligations of the Company, the Parent Guarantor and the Subsidiary Guarantors hereunder.

(e)             The Trustee shall be entitled to seek clarification with respect to any instruction given to it by the Holders and shall be entitled to refrain from acting in the absence of any, or any clear, instruction.

(f)             The Trustee shall under no circumstances be required to provide any indemnity, security and/or prefunding to the Shared Security Agent.

Section 11.05.  Authorization of Receipt of Funds by the Trustee Under the Shared Security Documents. The Trustee is authorized to receive and distribute any funds for the benefit of the Holders of the Notes in accordance with the relevant Shared Security

Documents and the Intercreditor Agreement, and to make further distributions of such funds to the Holders of the Notes according to the provisions of this Indenture and the relevant Shared Security Documents and the Intercreditor Agreement.

Section 11.06.  Release of Security. (a) The security created in respect of the Shared Collateral granted under the Shared Security Documents may be released in certain circumstances, including:

(i)            upon repayment in full of the Notes;

(ii)            upon defeasance and discharge of the Notes as provided above under Section 9.01;

(iii)            upon certain dispositions of the Shared Collateral to a person that is not the Company, the Parent Guarantor or a Restricted Subsidiary in compliance with the terms of this Indenture (including Section 4.08, Section 4.11 and Section 5.01), but only in respect of the Shared Collateral so sold or disposed of;

(iv)            with respect to security granted by a Subsidiary Guarantor Pledgor, upon the release of the Subsidiary Guarantee of such Subsidiary Guarantor Pledgor in accordance with the terms of this Indenture;

(v)            with respect to Capital Stock of a Subsidiary Guarantor constituting Shared Collateral, upon the transfer of all such Capital Stock to the Company, the Parent Guarantor or any other Subsidiary Guarantor (or a Restricted Subsidiary that becomes a Subsidiary Guarantor concurrently with the transaction), provided that such transfer is permitted under the Indenture and concurrently or immediately subsequent to such transfer, the transferee creates a first priority Lien on such Capital Stock (subject to Permitted Liens and the Intercreditor Agreement) for the benefit of the Holders; or

(vi)            in whole or in part, with the requisite consent of the Holders in accordance with Article 10.

(b)             In connection with any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of assets or property permitted by this Indenture (including, without limitation, Section 4.08, Section 4.11 or Section 5.01 hereof), the Company shall be entitled to instruct the Shared Security Agent, subject to the conditions in Section 11.03(b), the Intercreditor Agreement and the Shared Security Documents (without notice to, or vote or consent of, any Holder) to take such actions as shall be required to release its security interest in any Shared Collateral being disposed in such disposition, to the extent necessary to permit consummation of such disposition in accordance with this Indenture and the Shared Security Documents and the Trustee and the Shared Security Agent shall receive full payment therefor from the Company for any costs incurred thereby.

(c)             Any release of Shared Collateral made in compliance with this Section 11.06 shall not be deemed to impair the Lien under the Shared Security Documents or the Shared Collateral thereunder in contravention of the provisions of this Indenture or the Shared Security Documents.

(d)             No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee to instruct the Shared Security Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company, the Parent Guarantor and the Subsidiary Guarantors be under any obligation to ascertain or inquire into the authority of the Company, the Parent Guarantor or any Subsidiary Guarantor to make such sale or other disposition.

Article 12
Parent Guarantee

Section 12.01.  The Parent Guarantee. Subject to the provisions of this Article 12, the Parent Guarantor hereby guarantees as principal obligor to each Holder of a Note authenticated by the Registrar or the Authentication Agent, as applicable, and to the Trustee and its successors and assigns the due and punctual payment of the principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued and unpaid interest, and Additional Amounts, if any, on, and all other amounts payable to the Holders or the Trustee under this Indenture and the Notes, subject to the limitations set forth herein.

Section 12.02.  Guarantee Unconditional. The obligations of the Parent Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a)             any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under this Indenture or any Note, by operation of law or otherwise;

(b)             subject to Section 10.02, any modification or amendment of or supplement to this Indenture or any Note;

(c)             any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in this Indenture or any Note;

(d)             the existence of any claim, set off or other rights which the Parent Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)             any invalidity, irregularity, or unenforceability relating to or against the Company for any reason of this Indenture or any Note; or

(f)             any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Parent Guarantor’s obligations hereunder.

Section 12.03.  Discharge; Reinstatement. The Parent Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium (including for the avoidance of doubt, any Cash Sweep Premium), if any, and interest and Additional Amounts, if any, on the Notes and all other amounts payable by the Company under this Indenture and the Notes have been paid in full. If at any time any amount paid under a Note or this Indenture is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the rights of the Holders under the Parent Guarantee will be reinstated with respect to such payments as though such payments had not been made. All payments under the Parent Guarantee are required to be made in U.S. Dollars.

Section 12.04.  Waiver by the Parent Guarantors. The Parent Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person. In particular, the Parent Guarantor irrevocably waives its right to require the Trustee to pursue or exhaust the Trustee’s legal or equitable remedies against the Company prior to exercising the Trustee’s rights under the Parent Guarantee.

Section 12.05.  Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article 12, the Parent Guarantor will be subrogated to the rights of the payee against the Company with respect to such obligation; provided that the Parent Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from the Company or any Subsidiary Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

Section 12.06.  Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Parent Guarantor hereunder forthwith on demand by the Trustee or the Holders.

Section 12.07.  Ranking of Parent Guarantee. The Parent Guarantee: (i) is a general obligation of the Parent Guarantor; (ii) is effectively subordinated to secured obligations of the Parent Guarantor (if any, other than the Shared Collateral securing the Notes), to the extent of the value of the assets serving as security therefor; (iii) is senior in right of payment to all future obligations of the Parent Guarantor expressly subordinated in right of payment to the Parent Guarantee; and (iv) ranks at least pari passu in right of payment with all unsecured, unsubordinated Indebtedness of the Parent Guarantor (subject to any priority rights of such unsecured, unsubordinated Indebtedness pursuant to applicable law).

Section 12.08.  Execution and Delivery of Guarantee. The execution by the Parent Guarantor of this Indenture (or a supplemental indenture substantially in the form of Exhibit C hereto) evidences the Parent Guarantee, whether or not the person signing as an officer of the Parent Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Registrar or the Authenticating Agent, as applicable, after authentication constitutes due delivery of the Parent Guarantee set forth in this Indenture on behalf of the Parent Guarantor.

Section 12.09.  Release of the Parent Guarantee. (a) Subject to Section 11.03(b), the Parent Guarantee will be released upon,

(i)            repayment in full of the Notes;

(ii)           a defeasance or satisfaction and discharge as described under Section 9.01 or Section 9.06; or

(iii)          as described under Article 10.

(b)             No release of the Parent Guarantor from the Parent Guarantee shall be effective against the Trustee or the Holders (i) if a Default or an Event of Default shall have occurred and be continuing under this Indenture as of the time of such proposed release and discharge until such time as such Default or Event of Default is cured or waived and (ii) until the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent provided for in this Indenture relating to such release have been complied with and that such release is not prohibited by and that such release is authorized and permitted under the terms of this Indenture. At the request of the Company, the Trustee will execute and deliver an instrument evidencing such release.

Article 13
Subsidiary Guarantees

Section 13.01.  The Subsidiary Guarantees. Subject to the provisions of this Article 13, each of the Subsidiary Guarantors (whether originally a signatory hereto or added pursuant to a supplemental indenture) hereby, jointly and severally, guarantees as principal obligor to each Holder of a Note authenticated by the Registrar or the Authentication Agent, as applicable, and to the Trustee and its successors and assigns the due and punctual payment of the principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued and unpaid interest, and Additional Amounts, if any, on, and all other amounts payable to the Holders or the Trustee under this Indenture and the Notes, subject to the limitations set forth herein.

Section 13.02.  Guarantee Unconditional. The obligations of each Subsidiary Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a)             any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under this Indenture or any Note, by operation of law or otherwise;

(b)             any modification or amendment of or supplement to this Indenture or any Note;

(c)             any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in this Indenture or any Note;

(d)             the existence of any claim, set off or other rights which the Subsidiary Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)             any invalidity, irregularity, or unenforceability relating to or against the Company for any reason of this Indenture or any Note; or

(f)             any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Subsidiary Guarantor’s obligations hereunder.

Section 13.03.  Discharge; Reinstatement. Each Subsidiary Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued and unpaid interest, and Additional Amounts, if any, on the Notes and all other amounts payable by the Company under this Indenture and the Notes have been paid in full. If at any time any amount paid under a Note or this Indenture is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the rights of the Holders under the Subsidiary Guarantees will be reinstated with respect to such payments as though such payments had not been made. All payments under the Subsidiary Guarantees are required to be made in U.S. Dollars.

Section 13.04.  Waiver by the Subsidiary Guarantors. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person. In particular, the Subsidiary Guarantors irrevocably waive their right to require the Trustee to pursue or exhaust the Trustee’s legal or equitable remedies against the Company prior to exercising the Trustee’s rights under the Subsidiary Guarantees.

Section 13.05.  Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article, the Subsidiary Guarantor making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation; provided that the Subsidiary Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from the Company or any other Subsidiary Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

Section 13.06.  Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Subsidiary Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 13.07.  Limitation on Amount of Subsidiary Guarantee. (a) Notwithstanding anything to the contrary in this Section 13.07, any Subsidiary Guarantee provided by any Subsidiary Guarantor incorporated under the laws of Luxembourg (each, a “Luxembourg Subsidiary Guarantor”) shall be limited at any time to an aggregate amount not exceeding:

(i)            the aggregate of all principal amounts (if any) borrowed by such Luxembourg Subsidiary Guarantor from one or more other members of the Group that have been financed by the Notes; plus

(ii)            the greater of:

(A)            90% of such Luxembourg Subsidiary Guarantor’s own funds (capitaux propres, as referred to in article 34 of the Luxembourg law of 19 December 2002 on the commercial register and annual accounts, as amended (the “RCS Law”) and as implemented by the Grand-Ducal regulation dated 18 December 2015 setting out the form and the content of the presentation of the balance sheet and profit and loss account (the “Regulation”)) plus Intra-Group Liabilities (excluding however any amounts taken into account under (i) above) as reflected in its last annual accounts duly approved and available on the date a payment is made under this Indenture or the Notes; and

(B)            90% of such Luxembourg Subsidiary Guarantor’s own funds (capitaux propres, as referred to in article 34 of the RCS Law) plus Intra-Group Liabilities (excluding however any amounts taken into account under (i) above) as reflected in its last annual accounts duly approved and available as at the date of this Indenture.

(b)             The amount of the capitaux propres under this Section 13.07 shall be determined by the Company acting in its sole commercially reasonable discretion and shall be adjusted (by derogation to the rules contained in the RCS Law and the

Regulation), to take into account the fair value rather than the book value of the assets of a Luxembourg Subsidiary Guarantor.

(c)             For the purpose of Section 13.07(a) above, “Intra-Group Liabilities” shall mean any amounts owed by a Luxembourg Guarantor to any other member(s) of the Group and that have not been financed (directly or indirectly) by the Notes.

(d)             The limitations set out in this Section 13.07 shall not apply:

(i)            in respect of any amounts due under this Indenture or the Notes by a Subsidiary Guarantor which is a direct or indirect subsidiary of a Luxembourg Subsidiary Guarantor; and

(ii)            in respect of any amounts due under this Indenture or the Notes by a Subsidiary Guarantor which is not a direct or indirect Subsidiary of a Luxembourg Subsidiary Guarantor and which have been on-lent to or made available to such Luxembourg Subsidiary Guarantor or any of its direct or indirect Subsidiaries.

Section 13.08.  Ranking of Subsidiary Guarantees. The Subsidiary Guarantee of each Subsidiary Guarantor: (i) is a general obligation of such Subsidiary Guarantor; (ii) is effectively subordinated to secured obligations of such Subsidiary Guarantor (if any, other than the Shared Collateral securing the Notes), to the extent of the value of the assets serving as security therefor; (iii) is senior in right of payment to all future obligations of such Subsidiary Guarantor expressly subordinated in right of payment to such Subsidiary Guarantee; (iv) ranks at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness of such Subsidiary Guarantor (subject to any priority rights of such unsecured, unsubordinated Indebtedness pursuant to applicable law); and (v) is effectively subordinated to all existing and future obligations of the Non-Guarantor Restricted Subsidiaries.

Section 13.09.  Future Subsidiary Guarantors. (a) The Parent Guarantor may at its option at any time cause any Restricted Subsidiary to become a Subsidiary Guarantor by causing such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Restricted Subsidiary will guarantee the payment of the Notes.

(b)             The Parent Guarantor will, for the benefit of the Holders of the Notes, cause each of the new members of the ER Group and the new holding companies of the ER Group outside Mongolia after the Exchange Date and any other Restricted Subsidiary required to provide a guarantee pursuant to Section 4.09, if any, to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such future Subsidiary will guarantee the payment of the Notes. Notwithstanding the foregoing, the Parent Guarantor will not be obligated to cause any Subsidiary to guarantee the Notes to the extent such guarantee could reasonably be expected to give rise to or result in any conflict with or violation of applicable law (or risk of personal or criminal liability for the officers, directors, managers or shareholders of such Subsidiary).

(c)             Each Subsidiary that guarantees the Notes after the Exchange Date is referred to as a “Future Subsidiary Guarantor” and, upon execution of the applicable supplemental indenture, will be a “Subsidiary Guarantor.”

Section 13.10.  Execution and Delivery of Guarantee. The execution by each Subsidiary Guarantor of this Indenture (or a supplemental indenture substantially in the form of Exhibit C hereto) evidences the Subsidiary Guarantee of such Subsidiary Guarantor, whether or not the person signing as an officer of the Subsidiary Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Registrar or the Authenticating Agent, as applicable, after authentication constitutes due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of each Subsidiary Guarantor.

Section 13.11.  Release of the Subsidiary Guarantees. (a) Subject to Section 11.03(b), a Subsidiary Guarantee given by a Subsidiary Guarantor will be released upon,

(i)            repayment in full of the Notes;

(ii)           a defeasance or satisfaction and discharge as described under Section 9.01 or Section 9.06;

(iii)          the designation by the Company of a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the terms of this Indenture;

(iv)          the sale of Capital Stock of a Subsidiary Guarantor in compliance with the terms of this Indenture (including Section 4.08, Section 4.11 and Section 5.01) resulting in such Subsidiary Guarantor no longer being a Restricted Subsidiary, so long as (a) the proceeds from such sale are used for the purposes permitted or required by this Indenture; and (b) such Subsidiary Guarantor is simultaneously released from its obligations in respect of any of the Company’s other Indebtedness or any Indebtedness of the Parent Guarantor or any other Restricted Subsidiary and neither the Company, the Parent Guarantor or any Restricted Subsidiary guarantees or provides credit support for any Indebtedness of such Subsidiary Guarantor upon such sale, unless the Company, the Parent Guarantor or such Restricted Subsidiary could have incurred the Indebtedness represented by such guarantee or credit support under this Indenture on the date of such release after giving pro forma effect to such sale and release;

(v)            upon the merger or consolidation of any Subsidiary Guarantor with and into the Company, the Parent Guarantor or a Subsidiary Guarantor (or a Restricted Subsidiary that becomes a Subsidiary Guarantor concurrently with the transaction) that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all or substantially all of its assets to the Company, the Parent Guarantor or a Subsidiary Guarantor (or a Restricted Subsidiary that becomes a Subsidiary Guarantor concurrently with the transaction); provided that such transaction is in compliance with the Indenture; or

(vi)            as described under Article 10.

(b)             No release of a Subsidiary Guarantor from its Subsidiary Guarantee shall be effective against the Trustee or the Holders until (i) if a Default or an Event of Default shall have occurred and be continuing under this Indenture as of the time of such proposed release and discharge until such time as such Default or Event of Default is cured or waived and (ii) the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent provided for in this Indenture relating to such release have been complied with and that such release is not prohibited by and that such release is authorized and permitted under the terms of this Indenture. At the request of the Company, the Trustee will execute and deliver an instrument evidencing such release.

Article 14
Miscellaneous

Section 14.01.  Ranking. The Notes are (a) general obligations of the Company, (b) effectively subordinated to secured obligations of the Company (other than to the extent of the Shared Collateral securing the Notes), to the extent of the value of the assets serving as security therefor, (c) senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Notes, (d) at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness of the Company (subject to any priority rights of such unsubordinated Indebtedness pursuant to applicable law), (e) guaranteed by the Parent Guarantor and the Subsidiary Guarantors on a senior basis, subject to certain limitations set forth in Article 12 and Article 13, and (f) effectively subordinated to all existing and future obligations of the Non-Guarantor Restricted Subsidiaries. Pursuant to the pledge of the Shared Collateral by the Company and certain Subsidiary Guarantor Pledgor as set forth in Article 11 and subject to the limitations described therein, the Notes (i) are entitled to a First Priority Lien on the Shared Collateral (subject to any Permitted Liens and the Intercreditor Agreement) and shared on a pari passu basis among the Holders and the Bank Lenders; and (ii) rank effectively senior in right of payment to unsecured obligations of the Company with respect to the value of the Shared Collateral pledged by the Company securing the Notes (subject to any priority rights of such unsecured obligations pursuant to applicable law).

Section 14.02.  Trust Indenture Act. The Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act. If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the Trust Indenture Act, the required provision of the Trust Indenture Act shall control.

Section 14.03.  Noteholder Communications; Noteholder Actions. (a) The rights of Holders to communicate with other Holders with respect to the Indenture or the Notes are as provided by the Trust Indenture Act, and the Company and the Trustee shall comply with the requirements of Sections 312(a) and 312(b) of the Trust Indenture Act.

Neither the Company nor the Trustee will be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.

(b)              (i) Any request, demand, authorization, direction, notice, consent to amendment, supplement or waiver or other action provided by this Indenture to be given or taken by a Holder (an “act”) may be evidenced by an instrument signed by the Holder delivered to the Trustee. The fact and date of the execution of the instrument, or the authority of the person executing it, may be proved in any manner that the Trustee deems sufficient.

(ii) The Trustee may make reasonable rules for action by or at a meeting of Holders, which will be binding on all the Holders.

(c)             Any act by the Holder of any Note binds that Holder and every subsequent Holder of a Note that evidences the same debt as the Note of the acting Holder, even if no notation thereof appears on the Note. Subject to paragraph (d), a Holder may revoke an act as to its Notes, but only if the Trustee receives the notice of revocation before the date the amendment or waiver or other consequence of the act becomes effective.

(d)             The Company may, but is not obligated to, fix a record date (which need not be within the time limits otherwise prescribed by Section 316(c) of the Trust Indenture Act) for the purpose of determining the Holders entitled to act with respect to any amendment or waiver or in any other regard, except that during the continuance of an Event of Default, only the Trustee may set a record date as to notices of default, any declaration or acceleration or any other remedies or other consequences of the Event of Default. If a record date is fixed, those Persons that were Holders at such record date and only those Persons will be entitled to act, or to revoke any previous act, whether or not those Persons continue to be Holders after the record date. No act will be valid or effective for more than 90 days after the record date.

Section 14.04.  Notices. (a) All notices or demands required or permitted by the terms of the Notes or this Indenture to be given to or by the Holders are required to be, in English, in writing (including by facsimile and PDF transmission) and may be given or served by being sent by prepaid courier or by being deposited, first-class postage prepaid, in the United States mails (if intended for the Company, the Parent Guarantor or any Subsidiary Guarantor) addressed to the Company, the Parent Guarantor or such Subsidiary Guarantor to Dr. Battsengel Gotov, Energy Resources LLC, Central Tower, 15/F, 2 Sukhbaatar Square, SBD-8, Ulaanbaatar, 210620a, Mongolia (fax no.: +916 1132 2279), with copy to Mr. Odjargal Jambaljamts / Ms. Clare Ng (fax no.: +852 2262 7720), if intended for the Trustee at the Corporate Trust Office of the Trustee, and (if intended for any Holder) addressed to such Holder at such Holder’s last address as it appears in the Register maintained by the Registrar. Copies of any notice or communication to a Holder, if given by the Company, will be mailed to the Trustee at the same time. Defect in mailing a notice or communication to any particular Holder will not affect its sufficiency with respect to other Holders.

(b)             Any such notice or demand will be deemed to have been sufficiently given or served when so sent or deposited and, if to the Holders, when delivered in accordance with the applicable rules and procedures of Euroclear and Clearstream or any successor clearing system. Any such notice shall be deemed to have been delivered on the day such notice is delivered to Euroclear and Clearstream or any successor clearing system or if by mail, when so sent or deposited.

(c)             Where this Indenture provides for notice, the notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and the waiver will be the equivalent of the notice. Waivers of notice by Holders must be filed with the Trustee, but such filing is not a condition precedent to the validity of any action taken in reliance upon such waivers.

Section 14.05.  Certificate and Opinion as to Conditions Precedent. (a) Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company will furnish to the Trustee at the Trustee’s request:

(i)            an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with;

(ii)           an Opinion of Counsel stating that all such conditions precedent have been complied with; and

(iii)          an incumbency certificate giving the names and specimen signatures of Authorized Officers for any such Authorized Officers who have not previously provided specimen signatures to the Trustee.

(b)             In any case where several matters are required to be certified by, or covered by an Opinion of Counsel of, any specified Person, it is not necessary that all such matters be certified by, or covered by the Opinion of Counsel of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an Opinion of Counsel with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an Opinion of Counsel as to such matters in one or several documents.

(c)             Any certificate of an Officer of the Company, the Parent Guarantor or any Subsidiary Guarantor may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which his certificate is based are erroneous. Any Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate of, or representations by, an officer or officers of the Company, the Parent Guarantor or a Subsidiary Guarantor stating that the information with respect to such factual matters is in the possession of the Company, the Parent Guarantor or such Subsidiary Guarantor, as the case may be, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or representations with respect to such matters are erroneous.

(d)             Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 14.06.  Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a)             a statement that each person signing the certificate or opinion has read the covenant or condition and the related definitions;

(b)             a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in the certificate or opinion is based;

(c)             a statement that, in the opinion of each such person, that person has made such examination or investigation as is necessary to enable the person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)             a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with.

Section 14.07.  Payment Date other than a Business Day. If any payment with respect to a payment of any principal of, premium (including, for the avoidance of doubt, Cash Sweep Premium), accrued and unpaid interest, or Additional Amounts, if any, on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day (the amount of such payment being a “Non-Business Day Payment Amount”), then the payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no interest will accrue on such Non-Business Day Payment Amount for the intervening period.

Section 14.08.  Governing Law, Consent to Jurisdiction. Each of the Notes, the Parent Guarantee, the Subsidiary Guarantees and this Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 14.09.  Arbitration. (a) Unless the Holders or the Trustee opt for court proceedings pursuant to Section 14.10, any dispute, controversy or claim arising in any way out of or in connection with this Indenture, any Note, the Parent Guarantee or any Subsidiary Guarantee (including, without limitation: (i) any question relating to contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (ii) any issue as to the existence, validity or termination of this Indenture, any Note, the Parent Guarantee or any Subsidiary Guarantee (a “Dispute”) shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted in accordance with such Rules

(the “Rules”), which Rules are deemed to be incorporated by reference into and as may be amended by the rest of this Section.

(b)             The tribunal shall consist of three arbitrators who shall be appointed in accordance with the Rules.

(c)             The seat of the arbitration shall be Hong Kong SAR. This arbitration agreement shall be governed by the laws of the Hong Kong SAR.

(d)             The language of the arbitration proceedings shall be English.

(e)             Any award of the tribunal shall be made in writing and shall be final and binding on the parties from the day it is made.  The parties undertake to carry out any award without delay.

(f)             The parties agree that any Dispute(s) arising out of or in connection with this Indenture, any Note, the Parent Guarantee or any Subsidiary Guarantee may be determined together, by way of joinder and/or consolidation and/or multiple claims being heard together in a single arbitration, in accordance with the Rules. Where joinder or consolidation occurs, or multiple claims are heard together in a single arbitration, the Parties to all such arbitration(s) shall be deemed to have waived their right to designate an arbitrator. The Parties waive any objection, on the basis of joinder, consolidation or multiple claims being heard together in a single arbitration, to the validity and/or enforcement of any award made by the arbitral tribunal in the arbitration or consolidated proceedings, in so far as such waiver can validly be made.

(g)             Each of the Company, ERC, and each of their Subsidiaries that are Subsidiary Guarantors consent to, and will not object to, the referral to and resolution of any Dispute through arbitration pursuant to this Section 14.09.

(h)             Nothing in this Section 14.09 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction.

Section 14.10.  Court Proceedings. (a) A Dispute may, at the option of the Holders or the Trustee, be referred to any United States federal or New York state court sitting in the Borough of Manhattan, The City of New York (“New York courts”). In the event that a Dispute is referred to New York courts, the Company, the Parent Guarantor and each of the Subsidiary Guarantors irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, trial by jury and any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

(b)             The Company, the Parent Guarantor and each of the Subsidiary Guarantors agree that final judgment in any Dispute brought in New York courts pursuant to this Section 14.10. shall be conclusive and binding upon the Company, the Parent Guarantor or the Subsidiary Guarantors, as the case may be, and, to the extent permitted by applicable law, may be enforced in any court to the jurisdiction of which the

Company, the Parent Guarantor or any of the Subsidiary Guarantors, as the case may be, is subject by a suit upon such judgment or in any manner provided by law; provided that service of process is effected upon the Company, the Parent Guarantor or any of the Subsidiary Guarantors, as the case may be, in the manner specified in the following subsection or as otherwise permitted by applicable law.

(c)             The Company, the Parent Guarantor and each of the Subsidiary Guarantors will at all times have an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to this Indenture, any Note, the Parent Guarantee or any Subsidiary Guarantee. Service of process upon such agent and written notice of such service mailed or delivered to the Company, the Parent Guarantor or any Subsidiary Guarantor, as the case may be, shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon the Company, the Parent Guarantor or such Subsidiary Guarantor, as the case may be, in any such legal action or proceeding. The Company, the Parent Guarantor and each of the Subsidiary Guarantors hereby appoints Law Debenture Corporate Services Inc., as its agent for such purpose, and covenants and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent at 801 2nd Avenue, Suite 403, New York, NY 10017, the United States. Notwithstanding the foregoing, the Company, the Parent Guarantor or any Subsidiary Guarantor may, with prior written notice to the Trustee, terminate the appointment of Law Debenture Corporate Services Inc. and appoint another agent for the above purposes so that the Company, the Parent Guarantor and the Subsidiary Guarantors shall at all times have an agent for the above purposes in the City of New York.

(d)             This Section 14.10 is for the benefit of the Holders and the Trustee only. To the extent allowed by law, the Secured Parties may take concurrent proceeding in any number of jurisdictions.

(e)             Each of the Company, the Parent Guarantor and the Subsidiary Guarantors irrevocably and unconditionally waives to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes and the transactions contemplated thereby.

Section 14.11.  Waiver of Immunities. (a) To the extent that the Company, the Parent Guarantor or any Subsidiary Guarantor, as the case may be, has or hereafter may acquire any sovereign or other immunity from arbitration or any legal process with respect to itself or its property, the Company, the Parent Guarantor or such Subsidiary Guarantor, as the case may be, irrevocably waives such immunity in respect of its obligations hereunder or under any Note, the Parent Guarantee, or any Subsidiary Guarantee, as applicable.

(b)             The Company, the Parent Guarantor and each of the Subsidiary Guarantors hereby irrevocably waives, to the fullest extent permitted by applicable law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any suit, action or proceeding (including appeals) arising out of or relating to this Indenture or any Note, the Parent Guarantee or any Subsidiary Guarantee, the posting of any bond or the furnishing, directly or indirectly, of any other security.

Section 14.12.  No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture or loan or debt agreement of the Parent Guarantor or any Subsidiary of the Parent Guarantor, and no such indenture or loan or debt agreement may be used to interpret this Indenture.

Section 14.13.  Successors. All agreements of the Company, the Parent Guarantor or any Subsidiary Guarantor in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successor.

Section 14.14.  Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 14.15.  Separability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.16.  Table of Contents and Headings. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and in no way modify or restrict any of the terms and provisions of this Indenture.

Section 14.17.  No Personal Liability of Incorporators, Stockholders, Members, Officers, Directors, or Employees. No recourse for the payment of the principal of, premium (including, for the avoidance of doubt, Cash Sweep Premium), accrued and unpaid interest, or Additional Amounts, if any, on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, the Parent Guarantor or any of the Subsidiary Guarantors in this Indenture, or in any of the Notes, the Parent Guarantee or the Subsidiary Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, member, officer, director, employee or controlling person of the Company, the Parent Guarantor or any of the Subsidiary Guarantors or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes, the Parent Guarantee and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under any applicable law.

The Trustee is hereby authorized to enter into and to perform its duties and obligations under the Intercreditor Agreement.

Section 14.18.  No Personal Liability of the Joint Provisional Liquidators. The parties to this Indenture hereby agree and acknowledge that:

(a)             the Joint Provisional Liquidators execute this Indenture solely for the purpose of taking the benefit of those of its provisions which confer a benefit on them;

(b)             neither the Joint Provisional Liquidators nor their agents, employees, firm, partner, member, advisers or representatives shall incur any personal liability whatsoever under this Indenture or under any supplemental indenture, instrument or document entered into under or in connection with it and that the Joint Provisional Liquidators at all times act only as agents of the Parent Guarantor and without personal liability;

(c)             the Joint Provisional Liquidators, their agents, employees, firm, partners, members, advisors and representatives give and have given no warranty in relation to their authority to enter into this Indenture on behalf of the Parent Guarantor and give no warranties or representations (express or implied) in respect of any matter forming the subject of this Indenture or any documentation ancillary thereto or related to it (and, for the avoidance of doubt, such warranties or representations are expressly excluded).

(d)             the provisions of this Indenture are fair and reasonable in the context of a company with provisional liquidators appointed.

Section 14.19.  U.S.A. Patriot Act. Section 326 Customer Identification Program. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the U.S.A. Patriot Act) requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Trustee and the Agents such information as it may request, from time to time, in order for the Trustee and the Agents to satisfy the requirements of the U.S.A. Patriot Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

The common seal of	)
Energy Resources LLC	)
was hereunto affixed	)
in the presence of	)

WITNESS

SIGNED for and on behalf of

Mongolian Mining Corporation (In Provisional Liquidation)
acting by one of its Joint Provisional Liquidators

as agent and without personal liability

By:

Name: Simon Conway

Title: Joint Provisional Liquidator of the Parent Guarantor

SIGNED for and on behalf of

Simon Conway and Christopher So Man Chun

in their capacities as joint provisional liquidators

of Mongolian Mining Corporation (In Provisional Liquidation)

and without personal liability

By:

[SIGNATURE PAGE TO INDENTURE]

Name: Simon Conway Title: Joint Provisional Liquidator of the Parent Guarantor By: Name: Christopher So Title: Joint Provisional Liquidator of the Parent Guarantor

Mongolian Coal Corporation Limited as Subsidiary Guarantor
By:
Name:
Title:

Mongolian Coal Corporation S.à.r.l. as Subsidiary Guarantor
By:
Name:
Title:

[SIGNATURE PAGE TO INDENTURE]

Energy Resources Corporation LLC as Subsidiary Guarantor
By:
Name:
Title:

Energy Resources Rail LLC as Subsidiary Guarantor
By:
Name:
Title:

[Gobi Road LLC] as Subsidiary Guarantor
By:
Name:
Title:

[SIGNATURE PAGE TO INDENTURE]

Tavan Tolgoi Airport LLC as Subsidiary Guarantor
By:
Name:
Title:

Enrestechnology LLC as Subsidiary Guarantor
By:
Name:
Title:

Ukhaa Khudag Water Supply LLC as Subsidiary Guarantor
By:
Name:
Title:

United Power LLC as Subsidiary Guarantor
By:
Name:
Title:

[SIGNATURE PAGE TO INDENTURE]

The Bank of New York Mellon as Trustee
By:
Name:
Title:

[SIGNATURE PAGE TO INDENTURE]

EXHIBIT A

FORM OF NOTE

[Insert Applicable Legend from Section 2.04 of the Indenture]

Energy Resources LLC

Guaranteed Senior Notes due 2022

No. [-]	US$______________

[Common Code No. ●]
[ISIN No. ●]

Energy Resources LLC, a limited liability company established under the laws of Mongolia at Central Tower, 15/F, 2 Sukhbaatar Square, SBD-8, Ulaanbaatar, 210620a, Mongolia, promises to pay to The Bank of New York Depository (Nominees) Limited or registered assigns the principal sum [specified in Schedule A hereto]* [of US$________________]**, on [●], 2022.

Interest Payment Dates: April 1 and October 1, commencing October 1, 2017.

Interest Record Dates: March 17 and September 16.

The Notes are issuable in denominations of US$1 and integral multiples of US$1 in excess thereof.

Additional provisions of this Note are set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

 ___________________________

* Insert for Global Notes.

** Insert for Certificated Notes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date of authentication.

The common seal of	)
Energy Resources LLC	)
was hereunto affixed	)
in the presence of	)	DIRECTOR

WITNESS

CERTIFICATE OF AUTHENTICATION

This is one of the Guaranteed Senior Notes Due 2022 described in the Indenture referred to in this Note.

The Bank of New York Mellon SA/NV, Luxembourg Branch, as REGISTRAR

Date:	_________	By:
Name:
Title:

FORM OF REVERSE OF CERTIFICATED NOTE

Energy Resources LLC

Guaranteed Senior Notes Due 2022

1.       Principal and Interest.

The Company promises to pay the principal of this Note on September 30, 2022, being the sixth anniversary of the Reference Date (the “Maturity Date”). The redemption price on the Maturity Date shall be 100% of the principal amount of the Notes redeemed plus any accrued interest and Cash Sweep Premium only to the extent that it has become payable in accordance with Article 6 of the Indenture, provided that any Cash Sweep Premium that is payable in respect of the three-month period ending on the Maturity Date shall be payable by the Company upon the Officers’ Certificate with respect to such three-month period pursuant to Section 6.04(b) of the Indenture becoming available. For the avoidance of doubt, the Indenture and this Note shall stay in full force and effect and the Notes will not be deemed to have been repaid in full until the payment in full of such Cash Sweep Premium. Neither the Trustee nor any of the Agents shall be responsible for monitoring the Cash Sweep Premium and shall be entitled to rely solely on the Officers’ Certificate provided to it by the Company to determine whether any Cash Sweep Premium in payable to Holders or not and shall incur no liability to the Holders or to any person for failure to monitoring or for relying on such Officers’ Certificate.

The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth on the face of this Note, semiannually starting from April 1, 2017 at the rates equal to the applicable Cash Interest Rate plus the applicable PIK Interest Rate set forth below (for avoidance of doubt, the below interest rates are shown on an annual basis, and the semiannual interest rates shall be the amounts shown divided by 2):

(i)	Interest payment schedule without an Expansion Trigger Event (as defined in the Indenture) or until the interest payment schedule set out in (ii) below becomes effective before the date which is 12 months after an Expansion Trigger Event:

Threshold	Cash Interest Rate	PIK Interest Rate
Benchmark Coal Price is less than or equal to US$110 per metric ton	zero per cent. (0%) per annum	five per cent. (5%) per annum
Benchmark Coal Price is greater than US$110 per metric ton, but less than US$112.50 per metric ton	one per cent. (1%) per annum	four per cent. (4%) per annum
Benchmark Coal Price is equal to or	two per cent.	three per cent.

Threshold	Cash Interest Rate	PIK Interest Rate
greater than US$112.50 per metric ton, but less than US$115 per metric ton	(2%) per annum	(3%) per annum
Benchmark Coal Price is equal to or greater than US$115 per metric ton, but less than US$120 per metric ton	three per cent. (3%) per annum	two per cent. (2%) per annum
Benchmark Coal Price is equal to or greater than US$120 per metric ton, but less than US$125 per metric ton	four per cent. (4%) per annum	one per cent. (1%) per annum
Benchmark Coal Price is equal to or greater than US$125 per metric ton, but less than US$130 per metric ton	five per cent. (5%) per annum	zero per cent. (0%) per annum
Benchmark Coal Price is equal to or greater than US$130 per metric ton, but less than US$135 per metric ton	six per cent. (6%) per annum	zero per cent. (0%) per annum
Benchmark Coal Price is equal to or greater than US$135 per metric ton, but less than US$140 per metric ton	seven per cent. (7%) per annum	zero per cent. (0%) per annum
Benchmark Coal Price is equal to or greater than US$140 per metric ton	eight per cent. (8%) per annum	zero per cent. (0%) per annum

(ii)	Interest payment schedule beginning 12 months after an Expansion Trigger Event:

Threshold	Cash Interest Rate	PIK Interest Rate
Benchmark Coal Price is less than or equal to US$100 per metric ton	zero per cent. (0%) per annum	five per cent. (5%) per annum
Benchmark Coal Price is greater than US$100 per metric ton, but less than US$105 per metric ton	one per cent. (1%) per annum	four per cent. (4%) per annum
Benchmark Coal Price is equal to or greater than US$105 per metric ton,	two per cent. (2%) per	three per cent. (3%) per

Threshold	Cash Interest Rate	PIK Interest Rate
but less than US$107.5 per metric ton	annum	annum
Benchmark Coal Price is equal to or greater than US$107.5 per metric ton, but less than US$110 per metric ton	three per cent. (3%) per annum	two per cent. (2%) per annum
Benchmark Coal Price is equal to or greater than US$110 per metric ton, but less than US$115 per metric ton	four per cent. (4%) per annum	one per cent. (1%) per annum
Benchmark Coal Price is equal to or greater than US$115 per metric ton, but less than US$120 per metric ton	five per cent. (5%) per annum	zero per cent. (0%) per annum
Benchmark Coal Price is equal to or greater than US$120 per ton metric ton, but less than US$125 per metric ton	six per cent. (6%) per annum	zero per cent. (0%) per annum
Benchmark Coal Price is equal to or greater than US$125 per metric ton, but less than US$130 per metric ton	seven per cent. (7%) per annum	zero per cent. (0%) per annum
Benchmark Coal Price is equal to or greater than US$130 per metric ton	eight per cent. (8%) per annum	zero per cent. (0%) per annum

Interest will be payable semiannually in arrears (to the Holders of record of the Notes at the close of business on March 17 and September 16 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing October 1, 2017.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has-been paid, from April 1, 2017. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company will send to each Holder and to the Trustee and the

Principal Paying Agent a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

Notwithstanding any other provision herein, if the Company is permitted under this Indenture to pay PIK Interest in the manner provided for in the Indenture and this Note, all such interest paid in the form of PIK Notes shall be considered paid or duly provided for, for all purposes of the Indenture and this Note, and shall not be considered overdue.

2.       Indenture; Parent Guarantee and Subsidiary Guarantee; Shared Collateral.

This is one of the Notes issued under an Indenture, dated as of [●], 2017 (as amended from time to time, the “Indenture”), among Energy Resources LLC, a limited liability company established under the laws of Mongolia at Central Tower, 15/F, 2 Sukhbaatar Square, SBD-8, Ulaanbaatar, 210620a, Mongolia (the “Company”), the Parent Guarantor, the Joint Provisional Liquidators, the Subsidiary Guarantors and The Bank of New York Mellon, as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general obligations of the Company. The Indenture limits the original aggregate principal amount of the Notes to US$[395,000,000], but PIK Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such PIK Notes vote together for all purposes as a single class. The Company’s obligations under this Note are guaranteed, jointly and severally, by the Parent Guarantor and the Subsidiary Guarantors and will be secured by the Shared Collateral, as set forth in the Indenture.

3.       Optional Redemption.

(a)       At any time and from time to time after all amounts due under the First Ranking Facility have been repaid in full, the Company may at its option redeem the Notes, in whole or in part, at a redemption price equal to (i) 100% of the principal amount of the Notes redeemed, plus (ii) the accrued and unpaid interest, if any, on the Notes redeemed to (but not including) the redemption date, plus (iii) the Cash Sweep Premium, if any, that has not been paid as of the redemption date on the Notes redeemed (together, the “Early Redemption Amount”). Neither the Trustee nor any of the Agents shall be responsible for calculating or verifying the Early Redemption Amount.

(b)       The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption.

(c)       If fewer than all of the Notes are to be redeemed, the Notes shall be selected for redemption as follows: (i) if the Notes are listed on any securities exchange or are held through the clearing systems, in compliance with the requirements of the principal securities exchange on which the Notes are then listed or the requirements of the clearing systems; or (ii) if the Notes are not listed on any securities exchange and are not held through the clearing systems, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate in its sole and absolute discretion or otherwise in accordance with applicable law.

(d)       No Note of US$1 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. In the case of a Certificated Note, a new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

The Trustee shall not be required to monitor or to take any steps to ascertain whether First Ranking Facility has been repaid in full and shall not be liable to Holders or any other person for any failure to do so.

4.       Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of US$1 and any multiple of US$1 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.       Defaults and Remedies.

If an Event of Default (other than an Event of Default specified in Section 7.01(g), Section 7.01(h) or Section 7.01(i) of the Indenture) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall (subject to receiving indemnity and/or security and/or pre-funding to its satisfaction), declare an amount equal to the Early Redemption Amount to be immediately due and payable (subject to the Cash Sweep Cap).

If (x) an Event of Default specified in Section 7.01(g), Section 7.01(h) or Section 7.01(i) of the Indenture occurs with respect to the Parent Guarantor, ERC (if a member of the ER Group), the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) or (y) an Event of Default under Section 7.01(n) of the Indenture occurs and the First Ranking Facility has been accelerated, the principal of, premium (including, for the avoidance of doubt, any Cash Sweep Premium), accrued and unpaid interest, and Additional Amounts, if any, on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity and/or security and/or pre-funding to its satisfaction before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the Notes then Outstanding may direct the Trustee in its exercise of remedies. Upon a declaration of acceleration, an amount equal to the Early Redemption Amount shall be immediately due and payable.

6.       Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any Holder.

7.       Authentication.

This Note is not valid until the Registrar (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

8.       Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

9.       Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), 3T TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have all of this Note purchased by the Company pursuant to Section 4.10 or Section 4.11 of the Indenture, check the box: ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.10 or Section 4.11 of the Indenture, state the amount (in original principal amount) below:

US$_______________

Date:_______________

Your Signature:_______________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee3:_______________

___________________________

3Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“ STAMP ”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

PARENT GUARANTEE

The Parent Guarantor, hereby fully and unconditionally guarantees to the holders of the Notes upon which this Parent Guarantee is endorsed the due and punctual payment of the principal of and interest on and all other amounts (including, without limitation, Additional Amounts) payable under such Note provided for pursuant to the Indenture, dated as of [●], 2017 (the “Indenture”) among Energy Resources LLC (the “Company”), the Parent Guarantor, the Joint Provisional Liquidators, the Subsidiary Guarantors and the Trustee, and under the Indenture and the terms of such Notes when and as the same shall become due and payable, whether at the stated maturity (including, without limitation, Additional Amounts), by declaration of acceleration, by call for redemption or otherwise, in each case in accordance with the terms of such Notes and of the Indenture.

The obligations of the Parent Guarantor to the holders of the Notes to which this Parent Guarantee relates are subject to the further provisions set forth in Article 12 of the Indenture, and reference is hereby made to such Article and the Indenture for such purpose.

This Parent Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which this Parent Guarantee is endorsed shall have been executed by the Registrar in the manner set forth in the Indenture.

Terms not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

SIGNED for and on behalf of

Mongolian Mining Corporation (In Provisional Liquidation)
acting by one of its Joint Provisional Liquidators

as agent and without personal liability

By:

Name: Simon Conway

Title: Joint Provisional Liquidator of the Parent Guarantor

SUBSIDIARY GUARANTEE

Each Subsidiary Guarantor, hereby fully and unconditionally guarantees to the holders of the Notes upon which this Subsidiary Guarantee is endorsed the due and punctual payment of the principal of and interest on and all other amounts (including, without limitation, Additional Amounts) payable under such Notes provided for pursuant to the Indenture, dated as of [●], 2017 (the “Indenture”) among Energy Resources LLC (the “Company”), the Parent Guarantor, the Joint Provisional Liquidators, the Subsidiary Guarantors and the Trustee, and under the Indenture and the terms of such Notes when and as the same shall become due and payable, whether at the stated maturity (including, without limitation, Additional Amounts), by declaration of acceleration, by call for redemption or otherwise, in each case in accordance with the terms of such Notes and of the Indenture.

The obligations of each Subsidiary Guarantor to the holders of the Notes to which this Subsidiary Guarantee relates are subject to the further provisions set forth in Article 13 of the Indenture, and reference is hereby made to such Article and the Indenture for such purpose.

This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which this Subsidiary Guarantee is endorsed shall have been executed by the Registrar in the manner set forth in the Indenture.

Terms not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

Mongolian Coal Corporation Limited as Subsidiary Guarantor
By:
Name:
Title:

Mongolian Coal Corporation S.à.r.l. as Subsidiary Guarantor
By:
Name:
Title:

Energy Resources Corporation LLC as Subsidiary Guarantor
By:
Name:
Title:

Energy Resources Rail LLC as Subsidiary Guarantor
By:
Name:
Title:

[Gobi Road LLC] as Subsidiary Guarantor
By:
Name:
Title:

Tavan Tolgoi Airport LLC as Subsidiary Guarantor
By:
Name:
Title:

By:
Name:
Title:

Enrestechnology LLC as Subsidiary Guarantor
By:
Name:
Title:

Ukhaa Khudag Water Supply LLC as Subsidiary Guarantor
By:
Name:
Title:

United Power LLC as Subsidiary Guarantor
By:
Name:
Title:

Schedule A

The initial principal amount of this Global Note is US$_____________.

Changes in principal amount of this Global Note are set forth below:

Date	Principal amount by which this Global Note is to be decreased and reason for decrease	Principal amount by which this Global Note is to be increased and reason for increase	Remaining principal amount of this Global Note after such decrease or increase

TRUSTEE, PRINCIPAL PAYING AGENT, TRANSFER AGENT
AND REGISTRAR

Trustee

The Bank of New York Mellon
101 Barclay Street
New York, NY 10286
United States of America

Principal Paying Agent

The Bank of New York Mellon, London Branch
One Canada Square
London E14 5AL
United Kingdom

Transfer Agent and Registrar

The Bank of New York Mellon SA/NV, Luxembourg Branch
Vertigo Building – Polaris
2-4 rue Eugène Ruppert
L-2453 Luxembourg

EXHIBIT B-1

ENERGY RESOURCES llc

AUTHORIZATION CERTIFICATE

[●], 2017

I, Battsengel Gotov, Chief Executive Officer, acting on behalf of Energy Resources LLC, a limited liability company established under the laws of Mongolia at Central Tower, 15/F, 2 Sukhbaatar Square, SBD-8, Ulaanbaatar, 210620a, Mongolia (the “Company”), hereby certify that:

(A) each of the persons listed in Schedule I is (i) an Authorized Officer for purposes of the Indenture dated as of [●], 2017, among the Company, Mongolian Mining Corporation (In Provisional Liquidation), an exempted company incorporated under the laws of the Cayman Islands having its registered office at PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands, as the Parent Guarantor, Simon Conway of PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands and Christopher So Man Chun of PricewaterhouseCoopers Ltd. (Hong Kong), 22/F Prince’s Building, 10 Chater Road, Central, Hong Kong in their capacities as the joint provisional liquidators of the Parent Guarantor (the “Joint Provisional Liquidators”), the Subsidiary Guarantors listed in Schedule I thereto and The Bank of New York Mellon, as Trustee (the “Indenture”), (ii) duly elected or appointed, qualified and acting as the holder of the respective office or offices set forth opposite his or her name, and (iii) the duly authorized person who has the authority to execute all necessary documents, including but not limited to the documents to be delivered to, or upon the request of, The Bank of New York Mellon, as Trustee in connection with the Guaranteed Senior Notes due 2022 (the “Notes”) and under the Indenture dated as of [●], 2017, among the Company, the Parent Guarantor, the Joint Provisional Liquidators, the Subsidiary Guarantors listed in Schedule I thereto and the Trustee and the Agents have the authority to confirm payment details and receive call backs at the telephone numbers noted below upon the request of The Bank of New York Mellon, London Branch for any payments to be issued in relation to the Notes;

(B) each signature appearing in Schedule I is the true specimen of the genuine signature of such officer and such individuals; and

(C) attached hereto as Schedule II is a true, correct and complete specimen of the certificates representing the Notes (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon).

Capitalized terms used but not defined herein shall have the meanings assigned to such term in the Indenture.

B-1-1

Schedule I
to Exhibit B-1

Authorized Officers:

Name	Company	Title	Specimen signature	Telephone number

B-1-2

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

ENERGY RESOURCES LLC

By:
Name:
Title:

B-1-3

Schedule II
to Exhibit B-1

SPECIMEN CERTIFICATES OF THE NOTES

B-1-4

EXHIBIT B-2

AUTHORIZATION CERTIFICATE

[●], 2017

I, ________________, Director of Mongolian Mining Corporation (In Provisional Liquidation), an exempted company incorporated under the laws of the Cayman Islands having its registered office at PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands (the “Parent Guarantor”), hereby certify for and on behalf of the Parent Guarantor that:

(A) each of the persons listed in Schedule I is (i) an Authorized Officer for purposes of the Indenture dated as of [●], 2017, among Energy Resources LLC (the “Company”), the Parent Guarantor, Simon Conway of PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands and Christopher So Man Chun of PricewaterhouseCoopers Ltd. (Hong Kong), 22/F Prince’s Building, 10 Chater Road, Central, Hong Kong in their capacities as the joint provisional liquidators of the Parent Guarantor (the “Joint Provisional Liquidators”), the Subsidiary Guarantors listed in Schedule I thereto and The Bank of New York Mellon, as Trustee (the “Indenture”), (ii) duly elected or appointed, qualified and acting as the holder of the respective office or offices set forth opposite his or her name, and (iii) the duly authorized person who has the authority to execute all necessary documents, including but not limited to the documents to be delivered to, or upon the request of, The Bank of New York Mellon, as Trustee under the Indenture dated as of [●], 2017, among the Company, the Parent Guarantor, the Joint Provisional Liquidators, the Subsidiary Guarantors listed in Schedule I thereto and the Trustee, and in connection with the Guaranteed Senior Notes due 2022 (the “Notes”);

(B) each signature appearing in Schedule I is the true specimen of the genuine signature of such officer and such individuals; and

(C) attached hereto as Schedule II is a true, correct and complete specimen of the certificates representing the Notes (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon).

Capitalized terms used but not defined herein shall have the meanings assigned to such term in the Indenture.

B-2-1

Schedule I
to Exhibit B-2

Authorized Officers:

Name	Company	Title	Signature

B-2-2

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

SIGNED for and on behalf of

Mongolian Mining Corporation (In Provisional Liquidation)
acting by one of its Joint Provisional Liquidators

as agent and without personal liability

By:

Name: Simon Conway

Title: Joint Provisional Liquidator of the Parent Guarantor

B-2-3

Schedule II
to Exhibit B-2

SPECIMEN CERTIFICATES OF THE NOTES

B-2-4

EXHIBIT B-3

AUTHORIZATION CERTIFICATE

[●], 2017

I, ________________, [Director/Manager] of [Name of the Subsidiary Guarantor] (the “Subsidiary Guarantor”), hereby certify for and on behalf of the Subsidiary Guarantor that:

(A) each of the persons listed in Schedule I is (i) an Authorized Officer for purposes of the Indenture dated as of [●], 2017, among Energy Resources LLC (the “Company”), Mongolian Mining Corporation (In Provisional Liquidation), an exempted company incorporated under the laws of the Cayman Islands having its registered office at PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands (the “Parent Guarantor”), Simon Conway of PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands and Christopher So Man Chun of PricewaterhouseCoopers Ltd. (Hong Kong), 22/F Prince’s Building, 10 Chater Road, Central, Hong Kong in their capacities as the joint provisional liquidators of the Parent Guarantor (the “Joint Provisional Liquidators”), the Subsidiary Guarantors listed in Schedule I thereto and The Bank of New York Mellon, as Trustee (the “Indenture”), (ii) duly elected or appointed, qualified and acting as the holder of the respective office or offices set forth opposite his or her name, and (iii) the duly authorized person who has the authority to execute all necessary documents, including but not limited to the documents to be delivered to, or upon the request of, The Bank of New York Mellon, as Trustee under the Indenture dated as of [●], 2017, among the Company, the Parent Guarantor, the Joint Provisional Liquidators, the Subsidiary Guarantors listed in Schedule I thereto and the Trustee in connection with the Guaranteed Senior Notes due 2022 (the “Notes”);

(B) each signature appearing in Schedule I is the true specimen of the genuine signature of such officer and such individuals; and

(C) attached hereto as Schedule II is a true, correct and complete specimen of the certificates representing the Notes (with the Parent Guarantee and the Subsidiary Guarantees endorsed thereon).

Capitalized terms used but not defined herein shall have the meanings assigned to such term in the Indenture.

B-3-1

Schedule I
to Exhibit B-3

Authorized Officers:

Name	Company	Title	Signature

B-3-2

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

[Name of Subsidiary Guarantor]

By:
Name:
Title:

B-3-3

Schedule II
to Exhibit B-3

SPECIMEN CERTIFICATES OF THE NOTES

B-3-4

EXHIBIT C

SUPPLEMENTAL INDENTURE

dated as of _______, ____

among

Energy Resources LLC

and

Mongolian Mining Corporation
as Parent Guarantor

and

Subsidiary Guarantors (as defined in the Indenture)

and

[name of new guarantor]

and

The Bank of New York Mellon
as Trustee

______________________________________

Guaranteed Senior Notes Due 2022

C-1

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of ___________, ____, among Energy Resources LLC, a limited liability company established under the laws of Mongolia at Central Tower, 15/F, 2 Sukhbaatar Square, SBD-8, Ulaanbaatar, 210620a, Mongolia (the “Company”), Mongolian Mining Corporation, an exempted company incorporated under the laws of the Cayman Islands having its registered office at PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands (the “Parent Guarantor”), the Subsidiary Guarantors and [insert each new Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and The Bank of New York Mellon, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

RECITALS

WHEREAS, the Company, the Parent Guarantor, the Subsidiary Guarantors party thereto and the Trustee entered into the Indenture, dated as of [●], 2017 (the “Indenture”), relating to the Company’s Guaranteed Senior Notes Due 2022 (the “Notes”).

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Parent Guarantor agreed pursuant to the Indenture to cause each of the new members of the ER Group and the new holding companies of the ER Group outside Mongolia after the Exchange Date, if any, to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Subsidiary will guarantee the payment of the Notes.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.      Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.      Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article 13 thereof.

Section 3.      This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.      This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

B-3-2

Section 5.      This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6.      The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein all of which are made solely by the Company, the Parent Guarantor, the Subsidiary Guarantors and the Undersigned.

B-3-3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

The common seal of	)
Energy Resources LLC	)
was hereunto affixed	)
in the presence of	)

WITNESS

The Bank of New York Mellon as Trustee

By:
Name:
Title:

New Guarantor]

By:	/s/
Name:
Title:

B-3-4

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 11.03(a) of the Indenture, dated as of [●], 2017, as amended, supplemented or modified from time to time (the “Indenture”), among Energy Resources LLC, a limited liability company established under the laws of Mongolia at Central Tower, 15/F, 2 Sukhbaatar Square, SBD-8, Ulaanbaatar, 210620a, Mongolia (the “Company”), Mongolian Mining Corporation (In Provisional Liquidation), an exempted company incorporated under the laws of the Cayman Islands having its registered office at PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands (the “Parent Guarantor”), Simon Conway of PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands and Christopher So Man Chun of PricewaterhouseCoopers Ltd. (Hong Kong), 22/F Prince’s Building, 10 Chater Road, Central, Hong Kong in their capacities as the joint provisional liquidators of the Parent Guarantor (the “Joint Provisional Liquidators”), the Subsidiary Guarantors listed in Schedule I thereto and The Bank of New York Mellon, as Trustee. Terms defined in the Indenture are used herein as therein defined.

The undersigned hereby certifies to the Trustee as follows:

1.	I am the duly elected, qualified and acting [title] of the Company.

2.	I have reviewed and am familiar with the contents of this Compliance Certificate.

3.	I have reviewed the terms of the Indenture and the Shared Security Documents and have made or caused to be made under my supervision, a review in reasonable detail of the Shared Collateral and the condition of the Shared Collateral. Such review did not disclose the existence during or at the end of the annual period covered by this Compliance Certificate, and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which would impair the perfected security interest created by the Indenture and the Shared Security Documents with at least the priority of such security interest on the Closing Date[, except as set forth below].

4.	Since the Closing Date:

(a)	neither the Company, the Parent Guarantor nor any Subsidiary Guarantor has changed its jurisdiction of organization, name, identity or corporate structure to such an extent that any financing statement or other Shared Security Document filed by the Subsidiary Guarantor Pledgors would become misleading;

D-1

(b)	the Company has taken all action as required by applicable law with respect to any re-filing, re-recording or continuation of documentation with respect to the Shared Collateral as necessary to maintain such security interest in the Shared Collateral in favor of the Shared Security Agent on behalf of the Holders.

except, in each case, (i) any of the foregoing that has been previously disclosed to the Trustee in accordance with the Indenture and any relevant Shared Security Document and in respect of which the Company, the Parent Guarantor and each Subsidiary Guarantor have taken all actions required by applicable law that are required to maintain the perfection and priority of the Shared Security Agent’s security interest in the Shared Collateral after giving effect to such event, in each case as required by the Indenture and the relevant Shared Security Documents and (ii) any of the foregoing described in Attachment I hereto in respect of which the Company, the Parent Guarantor or the Subsidiary Guarantor is delivering to the Trustee and the Shared Security Agent herewith all copies of required statements and other filings required to maintain the perfection and priority of the Shared Security Agent’s security interest in the Shared Collateral after giving effect to such event, in each case as required by the Indenture and the relevant Shared Security Documents.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth below.

Energy Resources LLC
By:
Name:
Title:

Date: _________, 20__

D-2

EXHIBIT E

FORM OF PRINCIPAL PAYING AGENT, TRANSFER AGENT AND
REGISTRAR APPOINTMENT LETTER

__________, ____

______________

Re: Guaranteed Senior Notes Due 2022 of Energy Resources LLC

Reference is hereby made to the Indenture dated as of [●], 2017 (the “Indenture”) among Energy Resources LLC, a limited liability company established under the laws of Mongolia at Central Tower, 15/F, 2 Sukhbaatar Square, SBD-8, Ulaanbaatar, 210620a, Mongolia (the “Company”), Mongolian Mining Corporation (In Provisional Liquidation), an exempted company incorporated under the laws of the Cayman Islands having its registered office at PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands (the “Parent Guarantor”), Simon Conway of PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands and Christopher So Man Chun of PricewaterhouseCoopers Ltd. (Hong Kong), 22/F Prince’s Building, 10 Chater Road, Central, Hong Kong in their capacities as the joint provisional liquidators of the Parent Guarantor (the “Joint Provisional Liquidators”), the Subsidiary Guarantors listed in Schedule I thereto, and The Bank of New York Mellon, as Trustee. Terms used herein are used as defined in the Indenture.

The Company hereby appoints The Bank of New York Mellon, London Branch as the principal paying agent (the “Principal Paying Agent”) and The Bank of New York Mellon SA/NV, Luxembourg Branch as the transfer agent (the “Transfer Agent”) and as registrar (the “Registrar”, and together with the Principal Paying Agent and the Transfer Agent, the “Agents”) with respect to the Notes and each of the Principal Paying Agent, the Transfer Agent and the Registrar hereby accepts such appointment. By accepting such appointment, the Agents agree to be bound by and to perform the services with respect to itself set forth in the terms and conditions set forth in the Indenture and the Notes, as well as the following terms and conditions to all of which the Company agrees and to all of which the rights of the holders from time to time of the Notes shall be subject:

(a)                Each Agent shall be entitled to the compensation to be agreed upon with the Company, the Parent Guarantor and the Subsidiary Guarantors, jointly and severally, for all services rendered by it hereunder, under the Indenture and in connection with the Notes, and the Company, the Parent Guarantor and the Subsidiary Guarantors, jointly and severally, agree promptly to pay such compensation and to reimburse each Agent for its properly incurred out-of-pocket expenses (including properly incurred fees and expenses of counsel) in connection with the services rendered by it hereunder, under the Indenture and in connection with the Notes. The Company, the Parent Guarantor and each of the Subsidiary Guarantors jointly and severally hereby agree to indemnify each Agent and its officers, directors, agents, employees and representatives for, and to hold it harmless

E-1

against, any loss, liability or properly incurred expense (including properly incurred fees and expenses of counsel) without gross negligence or willful misconduct on its part arising out of or in connection with it acting as the Agent hereunder. The obligations of the Company, the Parent Guarantor and the Subsidiary Guarantors under this paragraph (a) shall survive the payment of the Notes, the termination or expiry of the Indenture or this letter and the resignation or removal of such Agent. Under no circumstances will an Agent be liable to the Company or any other party for any special, indirect, consequential, punitive or special loss or damages of any kind whatsoever (including, but not limited to, loss of profit, business, goodwill, reputation, opportunity), whether or not foreseeable and even if such Agent is actually aware of or have been advised of the possibility of such loss or damage and regardless of the form of action. The foregoing provisions shall survive the payment of the Notes, the termination or expiry of the Indenture or this letter, repayment of the Notes and resignation or removal of such Agent.

(b)               In acting under the Indenture and in connection with the Notes, each Agent is acting solely as agent of the Company and does not assume any obligation towards or relationship of agency or trust for or with any of the owners or holders of the Notes, except that all funds held by such Agent for the payment of principal interest or other amounts (including Additional Amounts) on, the Notes shall, subject to the provisions of the Indenture, be held in trust by such Agent and applied as set forth in the Indenture and in the Notes, but need not be segregated from other funds held by such Agent, except as required by law.

(c)                Each Agent may consult with counsel satisfactory to it and any advice or written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it under the Indenture in good faith and in accordance with such advice or opinion.

(d)               Each Agent shall be fully protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper party or parties.

(e)                Each Agent and any of its Affiliates, in its individual capacity or any other capacity, may become the owner of, or acquire any interest in, any Notes or other obligations of the Company with the same rights that it would have if it were not an Agent, and may engage or be interested in any financial or other transaction with the Company, and may act on, or as depository, Trustee or agent for, any committee or body of holders of Notes or other obligations of the Company, as freely as if it were not an Agent.

(f)                No Agent shall be under any liability for interest on any monies received by it pursuant to any of the provisions of the Indenture or the Notes.

(g)               Each Agent shall be obligated to perform such duties and only such duties as are in the Indenture and the Notes specifically set forth, and no implied duties or obligation shall be read into the Indenture or the Notes against such Agent, except with respect to any obligations of such Agent under the Trust Indenture Act. No Agent shall be under any obligation to take any action under the Indenture which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its opinion, assured to it.

(h)               Each Agent may at any time resign by giving written notice of its resignation to the Company and the Trustee and specifying the date on which its resignation shall become effective; provided that such date shall be at least 60 days after the date on which such notice is given unless the Company agrees to accept shorter notice. Upon receiving such notice of resignation, if required by the Indenture the Company shall promptly appoint a successor agent by written instrument substantially in the form hereof in triplicate signed on behalf of the Company, one copy of which shall be delivered to the resigning Agent, one copy to the successor agent and one copy to the Trustee.

Such resignation shall become effective upon the earlier of (i) the effective date of such resignation and (ii) the acceptance of appointment by the successor agent, as provided below. The Company may, at any time and for any reason, remove any Agent and appoint a successor agent, by written instrument in triplicate signed on behalf of the Company, one copy of which shall be delivered to the Agent being removed, one copy to the successor agent and one copy to the Trustee. Any removal of an Agent and any appointment of a successor agent shall become effective upon acceptance of appointment by the successor agent as provided below. Upon its resignation or removal, such Agent shall be entitled to the payment by the Company of its compensation for the services rendered hereunder and to the reimbursement of all out-of-pocket expenses properly incurred in connection with the services rendered by it hereunder.

The Company shall remove an Agent and appoint a successor agent if such Agent (i) shall become incapable of acting, (ii) shall be adjudged bankrupt or insolvent, (iii) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a Trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (iv) shall consent to, or shall have had entered against it a court order for, any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceedings commenced against it, (v) shall make a general assignment for the benefit of creditors or (vi) shall fail generally to pay its debts as they become due.

Any successor agent appointed as provided herein shall execute and deliver to its predecessor and to the Company and the Trustee an instrument accepting such appointment (which may be in the form of an acceptance signature to the letter of the Company appointing such agent) and thereupon such successor agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Agent and such predecessor shall pay over to such successor agent all monies or other property at the time held by it hereunder. If the successor agent does not deliver its written acceptance within 30 days after the retiring Agent resigns or is removed, the retiring

Agent (at the expense and on behalf of the Company) may appoint its own successor, or the retiring agent (at the expense of the Company) or the Company may petition any court of competent jurisdiction for the appointment of a successor agent.

(i)                 Each Agent shall at all times be a responsible financial institution which is authorized by law to exercise its respective powers and duties hereunder and under the Indenture and the Notes.

(j)                 Any notice or communication to any Agent will be deemed given when sent by facsimile transmission, with transmission confirmed. Any notice to any Agent will be effective only upon receipt. The notice or communication should be addressed to each Agent at:

PRINCIPAL PAYING AGENT

The Bank of New York Mellon, London Branch
One Canada Square
London E14 5AL
United Kingdom

With a copy to:

The Bank of New York Mellon, Hong Kong Branch
Level 24, Three Pacific Place
1 Queen’s Road East
Hong Kong

Facsimile: +852 2295 3283

Attention: Corporate Trust – Energy Resources LLC

TRANSFER AGENT AND REGISTRAR

The Bank of New York Mellon SA/NV, Luxembourg Branch
Vertigo Building – Polaris
2-4 rue Eugène Ruppert
L-2453 Luxembourg

With a copy to:

The Bank of New York Mellon, Hong Kong Branch
Level 24, Three Pacific Place
1 Queen’s Road East
Hong Kong

Facsimile: +852 2295 3283

Attention: Corporate Trust – Energy Resources LLC

Any notice to the Company or the Trustee shall be given as set forth in the Indenture.

(k)               Any corporation into which an Agent may be merged or converted or any corporation with which an Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which an Agent shall be a party or any corporation succeeding to the business of an Agent shall be the successor to such Agent hereunder (provided that such corporation shall be qualified as aforesaid) without the execution or filing of any document or any further act on the part of any of the parties hereto.

(l)                 Any amendment, supplement or waiver under Section 10.01 and Section 10.02 of the Indenture that adversely affects an Agent shall not affect the rights, powers, obligations, duties or immunities of such Agent, unless such Agent has consented thereto.

(m)             The Company, the Parent Guarantor and the Subsidiary Guarantors agree that the provisions of Section 14.08 of the Indenture shall apply hereto, mutatis mutandis.

(n)               This letter may be executed in counterparts, each of which shall be an original which together shall constitute one and same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(o)               Each Agent may delegate duties to, and may act through, its attorneys, delegates and agents and shall not be responsible for the misconduct or negligence or for the acts or omissions of or for supervising or monitoring any delegate, attorney or agent appointed with due care by it hereunder. To the extent an agent has been named by an Agent in connection with the Indenture or this letter, the parties hereto shall cooperate to ensure that such agent can perform the duties for which it was appointed.

(p)               No provision hereunder or of the Indenture will require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers, unless it receives indemnity and/or security and/or prefunding to it satisfaction against any all fees, loss, liability or expense.

(q)               No Agent shall be liable for any failure or delay in the performance of its obligations hereunder or under the Indenture or any other transaction document because of circumstances beyond such Agent’s control, including, without limitation, acts of God, fire, flood, war (whether declared or undeclared), terrorism, riot, rebellion, embargo, civil commotion or the like which restrict or prohibit the performance of the obligations contemplated by the Indenture or hereunder or any other transaction document (as the case may be), and other causes beyond such Agent’s control whether or not of the same class or kind as specifically named above.

(r)                 No Agent shall be obliged to do or omit to do anything which in its reasonable opinion, would or may be illegal or would constitute a breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which such Agent is subject.

(s)                No Agent shall have obligation or duty to supervise, monitor, determine or inquire as to compliance with any of the provisions in the Indenture or this letter or the financial performance of the Company, the Parent Guarantor and the Subsidiary Guarantors, and shall be entitled to assume that the Company, the Parent Guarantor and the Subsidiary Guarantors are in compliance with all the provisions of the Indenture or this letter unless notified to the contrary in writing.

(t)                 No Agents shall be liable for errors in judgment made in good faith by a responsible officer of such Agent unless such Agent is negligent in ascertaining pertinent facts.

(u)               Notwithstanding any other term of this letter, the Indenture or any other agreements, arrangements, or understanding between the parties, each counterparty to a BRRD Party under this letter acknowledges, accepts, and agrees to be bound by:

(i)	the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to it under this letter, that (without limitation) may include and result in any of the following, or some combination thereof:

•	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

•	the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person (and the issue to or conferral on it of such shares, securities or obligations);

•	the cancellation of the BRRD Liability;

•	the amendment or alteration of the amounts due in relation to the BRRD Liability, including any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(ii)	the variation of the terms of this letter, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

Capitalized terms used in paragraph (v) of this letter have the following meanings:

Bail-in Legislation means in relation to a Member State of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time;

Bail-in Powers means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation;

BRRD means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

BRRD Liability has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation;

BRRD Party means the Transfer Agent and the Registrar subject to Bail-in Powers;

EU Bail-in Legislation Schedule means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/; and

Relevant Resolution Authority means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.

(v)               The Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee agree that the rights, protections and benefits granted to the Agents under the Indenture will apply to the Agents in connection with the performance of its duties hereunder and in relation to the Notes.

(w)             Each of the Company, the Parent Guarantor, the Subsidiary Guarantors, the Trustee and the Agents (for purposes of this paragraph (w), a “party”) shall, as soon as reasonably practicable but not later than 15 Business Days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this paragraph (w) to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality.

(x)               The Company shall notify the Principal Paying Agent in the event that it determines that any payment to be made by the Principal Paying Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the obligations of the Company under this paragraph (x) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Company and/or the Notes.

(y)               Notwithstanding any other provision of the Indenture and this letter, the Principal Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Principal Paying Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Company the amount so deducted or withheld, in which case, the Company shall so account to the relevant Authority for such amount. The Trustee or the Principal Paying Agent, as the case may be, will inform the Company as soon as reasonably practicable upon becoming aware that it has any such withholding or deduction obligations.

(z)                In the event that the Company determines in its sole discretion that withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agents on any Notes, then the Company will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deductions or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with the Indenture; provided further that such recognized institution of international standing executes and delivers to the Company an instrument substantially in the form as set forth in this letter or as the parties agree otherwise in which such recognized institution of international standing shall agree with the Company, among other things, to be bound by and observe the provisions of the Indenture and the Notes (including, but not limited to, the agreements contained in Section 4.01(f) of the Indenture) applicable to an Agent (including the Principal Paying Agent). The Company will promptly notify the Principal Paying Agent of any such redirection or reorganization. The terms of the paragraphs (w) to (z) shall survive the termination of the Indenture, repayment of the Notes and the resignation or removal of the Agents.

For the purposes of this letter:

“Applicable Law” means any law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any party.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

Energy Resources LLC, for itself and on behalf of the Parent Guarantor and the Subsidiary Guarantors

By:
Name:
Title:

Agreed and accepted by:

The Bank of New York Mellon, London Branch

as Principal Paying Agent
By:
Name:
Title:

The Bank of New York Mellon SA/NV, Luxembourg Branch

as Transfer Agent and Registrar
By:
Name:
Title:

Acknowledged by:

The Bank of New York Mellon

as Trustee
By:
Name:
Title:

EXHIBIT F

Form of Certificate of Interest Rates

Date: _________, 20__

This Certificate is delivered pursuant to Section 2.11 of the Indenture, dated as of [●], 2017, as amended, supplemented or modified from time to time (the “Indenture”), among Energy Resources LLC, a limited liability company established under the laws of Mongolia at Central Tower, 15/F, 2 Sukhbaatar Square, SBD-8, Ulaanbaatar, 210620a, Mongolia (the “Company”), Mongolian Mining Corporation (In Provisional Liquidation), an exempted company incorporated under the laws of the Cayman Islands having its registered office at PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands, Simon Conway of PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands and Christopher So Man Chun of PricewaterhouseCoopers Ltd. (Hong Kong), 22/F Prince’s Building, Central, Hong Kong in their capacities as the joint provisional liquidators of the Parent Guarantor, the Subsidiary Guarantors listed in Schedule I thereto and The Bank of New York Mellon, as Trustee. Terms defined in the Indenture are used herein as therein defined.

We certify that an Expansion Trigger Event (as defined in the Indenture) [has occurred on [date] / has not occurred as of the date of this certificate]. We calculate that for the [the applicable interest period] which ends on [the applicable Payment Date], the Benchmark Coal Price (from [the Starting Date] to [the Ending Date]) is US$[●] per metric ton and, accordingly, the applicable:

(a)	Cash Interest Rate is [●]% per annum;

(b)	PIK Interest Rate is [●]% per annum;

(c)	the amount of Cash Interest is US$[●]; and

(d)	the amount of PIK Interest is US$[●].

Breakdown of the computations of the amount of Cash Interest (if any) and the amount of PIK Interest (if any) are provided as per the attached spreadsheet.

Energy Resources LLC

By:
Name:
	Title:	Executive Director/Chief Accountant

F-1

EXHIBIT G

Form of Auditors Certificate

[On the Letterhead of the Auditors]

Date: _________, 20__

This Certificate is delivered pursuant to Section 6.04 of the Indenture, dated as of [●], 2017, as amended, supplemented or modified from time to time (the “Indenture”), among Energy Resources LLC, a limited liability company established under the laws of Mongolia at Central Tower, 15/F, 2 Sukhbaatar Square, SBD-8, Ulaanbaatar, 210620a, Mongolia (the “Company”), Mongolian Mining Corporation (In Provisional Liquidation), an exempted company incorporated under the laws of the Cayman Islands having its registered office at PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands, Simon Conway of PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands and Christopher So Man Chun of PricewaterhouseCoopers Ltd. (Hong Kong), 22/F Prince’s Building, Central, Hong Kong in their capacities as the joint provisional liquidators of the Parent Guarantor, the Subsidiary Guarantors listed in Schedule I thereto and The Bank of New York Mellon, as Trustee. Terms defined in the Indenture are used herein as therein defined.

We refer to and enclose the [ER Excess Cash Calculations / Maturity Date ER Excess Calculations] for [insert relevant fiscal period] prepared by the directors and management of the Company in Appendix I hereto.

It should be noted that it is the Company’s directors’ and management’s responsibility to ensure that the [ER Excess Cash Calculations / Maturity Date ER Excess Calculations] are correct.

For the purpose of this letter, we have re-performed the computation of the [ER Excess Cash Calculations / Maturity Date ER Excess Calculations] and compared the amounts in the [ER Excess Cash Calculations / Maturity Date ER Excess Calculations] to the corresponding amounts in the [audited financial statements / reviewed financial statements of the Company] for [insert relevant fiscal period] and found them to be in agreement.

The [ER Excess Cash Calculations / Maturity Date ER Excess Calculations] have been properly computed in accordance with Article 6 of the Indenture.

G-1

[Auditors]

By:
Name:
Title:

G-2

EXHIBIT H

Form of Officers’ Certificate

Date: _________, 20__

This Certificate is delivered pursuant to Section 4.19 of the Indenture, dated as of [●], 2017, as amended, supplemented or modified from time to time (the “Indenture”), among Energy Resources LLC, a limited liability company established under the laws of Mongolia at Central Tower, 15/F, 2 Sukhbaatar Square, SBD-8, Ulaanbaatar, 210620a, Mongolia, Mongolian Mining Corporation (In Provisional Liquidation), an exempted company incorporated under the laws of the Cayman Islands having its registered office at PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands (the “Parent Guarantor”), Simon Conway of PwC Corporate Finance & Recovery (Cayman) Limited, P.O. Box 258, 18 Forum Lane, Camana Bay, Grand Cayman KY1-1104, Cayman Islands and Christopher So Man Chun of PricewaterhouseCoopers Ltd. (Hong Kong), 22/F Prince’s Building, Central, Hong Kong in their capacities as the joint provisional liquidators of the Parent Guarantor, the Subsidiary Guarantors listed in Schedule I thereto and The Bank of New York Mellon, as Trustee. Terms defined in the Indenture are used herein as therein defined.

We hereby certify for and on behalf of the Parent Guarantor that, having made all reasonable enquiries, including review of the activities of the Parent Guarantor and the Restricted Subsidiaries and the Parent Guarantor’s and the Restricted Subsidiaries’ performance under the Indenture and the Shared Security Documents, to the best of our knowledge, information and belief, as of [●]4, the Parent Guarantor and the Restricted Subsidiaries have fulfilled their obligations thereunder and no event or condition which constitutes, or which, after notice or lapse of time or both, would become, an Event of Default has occurred [other than [●]]5 and no Event of Default had existed at any time since [●]6 [the date of the last certificate delivered under Section 4.19]7 (other than [●]]8).

Mongolian Mining Corporation

By:
Name:
Title:

___________________________

4 Specify a date not more than 5 days before the date of delivery of the certificate.

5 If any Event of Default did exist, give details; otherwise delete.

6 Insert date of the Indenture in respect of the first certificate delivered, otherwise delete.

7 Include unless the certificate is the first certificate delivered under Section 4.20, in which case delete.

8 If any Event of Default did exist, give details; otherwise delete.

H-1

SCHEDULE I

Initial Subsidiary Guarantors

Mongolian Coal Corporation Limited

Mongolian Coal Corporation S.à r.l.(1)

Energy Resources Corporation LLC

Energy Resources Rail LLC

[Gobi Road LLC]

Tavan Tolgoi Airport LLC

United Power LLC

Enrestechnology LLC

Ukhaa Khudag Water Supply LLC

(1) a Luxembourg private limited liability company (société à responsabilité limitée), with registered office at 18-20, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce (Registre de Commerce et des Sociétés, Luxembourg) and Companies under number B 154474.

Sch. I-1

SCHEDULE II

Initial Subsidiary Guarantor Pledgors

Mongolian Coal Corporation Limited

United Power LLC

Enrestechnology LLC

Ukhaa Khudag Water Supply LLC

Sch. II-1